Exhibit (b)-(6)

PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

FACILITIES AGREEMENT 2 September 2020 for

QUANTUM BLOOM COMPANY LTD

as Company

arranged by

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH

(上海浦东发展银行股份有限公司上海分行),

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH

(招商银行股份有限公司上海分行),

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH

(兴业银行股份有限公司上海分行)

and

PING AN BANK CO., LTD., SHANGHAI BRANCH

(平安银行股份有限公司上海分行)

with

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH

(上海浦东发展银行股份有限公司上海分行)

as Agent

and

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH

(上海浦东发展银行股份有限公司上海分行)

as Security Agent

Legal counsel to the Obligors	Legal counsel to the Finance Parties

TABLE OF CONTENTS

Page

1	Definitions and Interpretation	1

2	The Facilities	79

3	Purpose	86

4	Conditions of Utilisation	87

5	Utilisation - Loans	89

6	Optional Currencies	91

7	Ancillary Facilities	92

8	Repayment	98

9	Illegality, Voluntary Prepayment and Cancellation	99

10	Mandatory Prepayment	101

11	Restrictions	104

12	Interest	106

13	Interest Periods	108

14	Changes to the Calculation of Interest	109

15	Fees	111

16	Tax Gross-Up and Indemnities	112

17	Increased Costs	115

18	Other Indemnities	117

19	Mitigation by the Lenders	119

20	Costs and Expenses	119

21	Representations	120

22	Information Undertakings	127

23	Financial Covenants	131

24	General Undertakings	143

25	Events of Default	162

26	Changes to the Lenders	167

27	Debt Purchase Transactions	174

28	Changes to the Obligors	178

29	Role of the Agent, the Arranger and Others	180

30	Conduct of Business by the Finance Parties	190

31	Sharing Among the Finance Parties	190

32	Payment Mechanics	192

33	Set-Off	195

34	Notices	195

35	Calculations and Certificates	198

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36	Partial Invalidity	198

37	Remedies and Waivers	198

38	Amendments and Waivers	198

39	Confidentiality	203

40	Counterparts	207

41	Governing Law	207

42	Enforcement	207

Schedule 1	The Original Lenders	210

Part A – Original Initial Term Facility Lenders	210
Part B – Original Cash Bridge Facility (Tranche A) Lenders	210
Part C – Original Cash Bridge Facility (Tranche B) Lenders	211

Signatures

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THIS AGREEMENT is dated 2 September 2020 and made BETWEEN:

(1)	QUANTUM BLOOM COMPANY LTD, an exempted company incorporated in the Cayman Islands with limited liability with registration number 363043 and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands as the original borrower under the Initial Facilities which will be merged into the Target on completion of the Merger and thereafter any reference to the Company means that surviving entity of the Merger (the Company);

(2)	QUANTUM BLOOM GROUP LTD, an exempted company incorporated in the Cayman Islands with limited liability with registration number 363042 and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Parent);

(3)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability as sole original mandated lead arranger (the SOMLA), CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability as joint mandated lead arranger (the JMLA), INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行), incorporated in the PRC with limited liability and PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行), incorporated in the PRC with limited liability as arrangers (together with the SOMLA and JMLA and whether individually or together, the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 1 (The Original Lenders) as original Initial Term Facility Lenders (the Original Initial Term Facility Lenders);

(5)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Lenders) as original Cash Bridge Facility (Tranche A) Lenders (the Original Cash Bridge Facility (Tranche A) Lenders);

(6)	THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Original Lenders) as original Cash Bridge Facility (Tranche B) Lenders (the Original Cash Bridge Facility (Tranche B) Lenders);

(7)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability as agent of the other Finance Parties (the Agent); and

(8)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability as security trustee for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceleration Event means an Event of Default in respect of which the Agent has taken any action pursuant to paragraph (b) or (c) of Clause 25.17 (Acceleration) in respect of the full principal amount of each of the Utilisation(s) then outstanding.

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Acceptable Funding Sources means, without double-counting, the aggregate of amounts constituting:

(a)	New Shareholder Injections and/or any Permitted Sponsor Amounts;

(b)	any Excess Cashflow;

(c)	Retained Net Proceeds;

(d)	amounts constituting Completion Opening Cash;

(e)	(in the case of application towards capital expenditure only) investment grants (including subsidies) and landlord incentives received by Group Members;

(f)	any prepayments waived by the Lenders; and

(g)	the proceeds of any Financial Indebtedness not expressly restricted under this Agreement (but excluding any intra-group indebtedness) (including by way of Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness);

in each case, which have not been and which are not required to be applied in prepayment of any of the Facilities and to the extent not otherwise already allocated or utilised for a purpose not restricted under the Finance Documents.

Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

Account Bank means an Offshore Account Bank or an Onshore Account Bank.

Account Control Agreement means any account control agreement entered into between, amongst others, the relevant Target Group Members and an Original Cash Bridge Facility (Tranche A) Lender in respect of any CBF Tranche A Cash or an Original Cash Bridge Facility (Tranche B) Lender in respect of any CBF Tranche B Cash (as the case may be) on or prior to the Initial Utilisation Date in respect of the Initial Term Facility with account control mechanism therein to be effective from the Closing Date in the form agreed by the Company and the Agent on or prior to the Signing Date.

Accounting Principles means, in respect of:

(a)	a Group Member incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS; or

(b)	the consolidated Group or a Group Member incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Acquired Entity has the meaning given to that term in Clause 23.1 (Financial definitions).

Acquiring Company has the meaning given to that term in paragraph (b) of Permitted Disposal definition.

Additional Facility means one or more additional facilities made available pursuant to Clause 2.3 (Additional Facility) which are documented under this Agreement, including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility (including, in each case, term or revolving facilities and any Additional Revolving Facility).

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Additional Facility Borrower means the Company or any Offshore Material Company which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which becomes an Additional Facility Borrower in accordance with Clause 28.2 (Additional Facility Borrowers).

Additional Facility Commencement Date means in respect of an Additional Facility, the date specified as such in the Additional Facility Notice relating to that Additional Facility (being the date when the relevant Additional Facility is available for utilisation).

Additional Facility Commitment means:

(a)	in relation to an Additional Facility Lender, the amount set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility); and

(b)	in relation to any other Lender, the amount of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement;

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Additional Facility Lender means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

Additional Facility Lender Accession Notice means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 14 (Additional Facility) or any other form agreed between the Agent and the Company (each acting reasonably).

Additional Facility Loan means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date).

Additional Facility Notice means, in respect of an Additional Facility, a notice substantially in the form set out in Part II (Form of Additional Facility Notice for Additional Facility) of Schedule 14 (Additional Facility) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.3 (Additional Facility).

Additional Obligor means an Additional Facility Borrower or an Additional Security Provider.

Additional Revolving Facility means any Additional Facility which is designated as a revolving facility in an Additional Facility Notice.

Additional Revolving Facility Loan means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date).

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Additional Revolving Facility Utilisation means an Additional Revolving Facility Loan or a letter of credit issued or to be issued under any Additional Revolving Facility.

Additional Security Provider means any Group Member which becomes an Additional Security Provider in accordance with Clause 28.3 (Additional Security Providers) and provides Security over all or any part of its assets under any of the Transaction Security Documents in accordance with Clause 24.29 (Conditions subsequent) after the Initial Utilisation Date of the Initial Term Facility.

Adjustment Amount has the meaning given to that term in Part A – Original Initial Term Facility Lenders of Schedule 1 (The Original Lenders).

Adjusted EBITDA has the meaning given to that term in Clause 23.1 (Financial definitions).

Adverse Controlled Entity Impact has the meaning given to that term in Clause 24.26 (Controlled Entities Documents).

Advisor means any advisory entity to a Sponsor.

Affected Lender has the meaning given to that term in paragraph (b) of Clause 14.2 (Market disruption).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent's Spot Rate of Exchange means, in relation to any currency (other than the applicable Base Currency), the Agent’s spot rate of exchange for the purchase of that currency with such Base Currency in the PRC interbank foreign exchange market at or about 11:00 a.m. on a particular day.

Agreed FX Rate means a rate of currency exchange for the purchase of US$ with RMB using the proceeds of the Cash Bridge Facility (Tranche B) Loan as agreed between the Company and the Agent on or prior to the Initial Utilisation Date of the Cash Bridge Facility (Tranche B).

Allocation Adjustment has the meaning given to that term in Part A – Original Initial Term Facility Lenders of Schedule 1 (The Original Lenders).

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Additional Revolving Facility all or part of which is provided by way of such Ancillary Facility.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

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Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).

Anti-Corruption Laws means, as applicable, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any similar anti-bribery laws, rules or regulations issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning bribery and corruption.

Anti-Money Laundering Laws means all applicable money laundering statutes and rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning money laundering.

Applicable Jurisdiction has the meaning given to that term in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Approved Bank means:

(a)	a Finance Party or any Affiliate of a Finance Party;

(b)	any bank or financial institution listed in Schedule 17 (Approved Banks);

(c)	a national commercial bank which is rated at least AA+ by any one of China Lianhe Credit Rating Co. Ltd., Dagong Global Credit Rating Co., Ltd. or China Chengxin International Credit Rating Co., Ltd;

(d)	a commercial bank which is rated at least A-1 by Standard & Poor's Ratings Group or A3 by Moody's Investors Service, Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations; or

(e)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders),

provided that in the case of paragraphs (c) and (d) above, no bank or financial institution shall cease to be an Approved Bank as a result of a downgrade to its rating below the applicable rating threshold as set out in paragraphs (c) and (d) above unless (i) 90 Business Days has passed since the earlier of the date on which the Agent has notified the Company of such downgrade or the Company becomes aware of such downgrade and (ii) that bank or financial institution's rating on such date remains below the applicable rating threshold as set out in paragraphs (c) and (d) above.

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Asset Principles has the meaning given to that term in Schedule 11 (Security Principles).

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

Assumed Commitment has the meaning given to that term in Clause 2.2 (Increase - Cancelled Commitments).

Auditors means (a) PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche; (b) any Affiliate of any auditors referred to in (a); or (c) any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, as required by law.

Authorised Signatory means the CEO, the CFO or any director of the Company.

Availability Period means:

(a)	(in relation to each Initial Facility) the period from and including the Signing Date to and including the earliest of:

(i)	the Initial Utilisation Date of the Initial Term Facility;

(ii)	the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms; and

(iii)	5 June 2021 subject to extension of a further 12 Months from the date of a newly issued commitment letter to be issued by the Arrangers on the same terms at the written request of the Company on a date falling no earlier than 5 December 2020, if the Company in its reasonable opinion, determines that the long stop date under the Merger Agreement has been or will be extended provided that internal credit approval for such newly issued commitment letter has been obtained by each Arranger; or

(b)	(in relation to any Additional Facility), the availability period specified in the Additional Facility Notice delivered by the Company in accordance with Clause 2.3 (Additional Facility) for that Additional Facility.

Available Commitment means, in relation to a Lender and a Facility, that Lender's Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of any Additional Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate's) Ancillary Commitments; and

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(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under such Facility on or prior to the proposed Utilisation Date, including, in the case of any Additional Revolving Facility only, the Base Currency Amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date, in each case, provided that for the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under any Additional Revolving Facility only, that Lender's participation in any Additional Revolving Facility Loans that are due to be repaid or prepaid on or prior to the proposed Utilisation Date and that Lender's (and its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date shall not be deducted from that Lender's Additional Facility Commitment in respect of an Additional Revolving Facility.

Available Credit Balance means, in relation to an Ancillary Facility, credit balances on any account of any Additional Facility Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Additional Facility Borrower under that Ancillary Facility.

Available Facility means in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in relation to that Facility.

Base Case Model means the financial model in the form agreed by the Company and the Agent on or prior to the Signing Date or as amended or supplemented with the consent of the Agent (acting reasonably and such consent shall not be unreasonably withheld or delayed).

Base Currency means:

(a)	in relation to the Initial Term Facility, US dollars;

(b)	in relation to the Cash Bridge Facility (Tranche A), US dollars;

(c)	in relation to the Cash Bridge Facility (Tranche B), US dollars or RMB as selected by the Company in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan); and

(d)	in relation to any Additional Facility, such Base Currency as specified in its Additional Facility Notice.

Base Currency Amount means:

(a)	in relation to a Utilisation (other than a Utilisation of a Cash Bridge Facility (Tranche B) Loan with RMB selected as the Base Currency), the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation or, in relation to a Utilisation of a Cash Bridge Facility (Tranche B) Loan with RMB selected as the Base Currency, the Cash Bridge Facility (Tranche B) Commitments in US$ that are proposed to be utilised in respect of that Loan ;

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(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and

(c)	in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Company pursuant to Clause 2.3 (Additional Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the date the Agent receives the notice of the Additional Facility in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

Basel II has the meaning given to that term in paragraph (b) of Clause 17.1 (Increased Costs).

Basel III has the meaning given to that term in paragraph (b) of Clause 17.1 (Increased Costs).

Borrower means the Company as the original borrower under the Initial Facilities and an Additional Facility Borrower unless, in each case, it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

Borrowings has the meaning given to that term in Clause 23.1 (Financial definitions).

Breach Period has the meaning given to that term in paragraph (a) of Clause 23.5 (Cure rights).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding any portion thereof representing the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Loan or any Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or that Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or that Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of that current Interest Period, provided that there shall be no Break Cost in respect of any Cash Bridge Facility (Tranche B) Loan with RMB selected as the Base Currency.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing and Hong Kong and in relation to any Transaction Security Document entered into by any Group Member, the Relevant Jurisdiction of that Group Member, and:

(a)	(in relation to any date for payment in US$) New York City; and

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(b)	(the determination of any interest rate by reference to LIBOR for any Interest Period in relation to any Loan) London.

Cancellation Notice has the meaning given to that term in Clause 38.5 (Replaceable Lender).

Cancelled Commitment has the meaning given to that term in Clause 2.2 (Increase - Cancelled Commitments).

Capital Expenditure has the meaning given to that term in Clause 23.1 (Financial definitions).

Capital Reinvestment Purposes has the meaning given to that term in paragraph (s) of the definition of Permitted Disposal in Clause 1.1 (Definitions).

Capitalised Lease Obligations has the meaning given to that term in Clause 23.1 (Financial definitions).

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an Approved Bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Members;

(c)	there is no Security over that cash except for (i) any Permitted Security falling under any of paragraphs (a), (b), (i), (j), (k), (p), (q), (r) and (u) of the definition of Permitted Security or (ii) any other Permitted Security securing any Permitted Financial Indebtedness; and

(d)	that cash is denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Cashflow has the meaning given to that term in Clause 23.1 (Financial definitions).

Cash Bridge Facilities means Cash Bridge Facility (Tranche A) and/or Cash Bridge Facility (Tranche B) (each a Cash Bridge Facility).

Cash Bridge Facility (Tranche A) means the offshore cash bridge facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Initial Facilities).

Cash Bridge Facility (Tranche B) means the offshore cash bridge facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Initial Facilities).

Cash Bridge Facility (Tranche A) Commitment means:

(a)	in relation to an Original Cash Bridge Facility (Tranche A) Lender, the amount in US$ set opposite its name under the heading Cash Bridge Facility (Tranche A) Commitment in Schedule 1 (The Original Lenders) and the amount of any other Cash Bridge Facility (Tranche A) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

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(b)	in relation to any other Cash Bridge Facility (Tranche A) Lender, the amount in US$ of any Cash Bridge Facility (Tranche A) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Cash Bridge Facility (Tranche B) Commitment means:

(a)	in relation to an Original Cash Bridge Facility (Tranche B) Lender, the amount in US$ set opposite its name under the heading Cash Bridge Facility (Tranche B) Commitment in Schedule 1 (The Original Lenders) and the amount of any other Cash Bridge Facility (Tranche B) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

(b)	in relation to any other Cash Bridge Facility (Tranche B) Lender, the amount in US$ of any Cash Bridge Facility (Tranche B) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Cash Bridge Facility (Tranche A) Lender means:

(a)	any Original Cash Bridge Facility (Tranche A) Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become an Cash Bridge Facility (Tranche A) Lender in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be a Cash Bridge Facility (Tranche A) Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Cash Bridge Facility (Tranche A) Commitment(s) of any Cash Bridge Facility (Tranche A) Lender; and

(ii)	payment in full of all amounts which are payable to such Cash Bridge Facility (Tranche A) Lender under the Finance Documents,

will result in that Cash Bridge Facility (Tranche A) Lender ceasing to be regarded as a Cash Bridge Facility (Tranche A) Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

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Cash Bridge Facility (Tranche B) Lender means:

(a)	any Original Cash Bridge Facility (Tranche B) Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become an Cash Bridge Facility (Tranche B) Lender in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be a Cash Bridge Facility (Tranche B) Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Cash Bridge Facility (Tranche B) Commitment(s) of any Cash Bridge Facility (Tranche B) Lender; and

(ii)	payment in full of all amounts which are payable to such Cash Bridge Facility (Tranche B) Lender under the Finance Documents,

will result in that Cash Bridge Facility (Tranche B) Lender ceasing to be regarded as a Cash Bridge Facility (Tranche B) Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Cash Bridge Facility (Tranche A) Loan means a loan made or to be made under the Cash Bridge Facility (Tranche A) Facility or the principal amount outstanding for the time being of that loan.

Cash Bridge Facility (Tranche B) Loan means a loan made or to be made under the Cash Bridge Facility (Tranche B) Facility or the principal amount outstanding for the time being of that loan.

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits maturing within six months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an Approved Bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, Governmental Agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody's Investors Service Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

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(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any Approved Bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security (other than (A) any Permitted Security falling under any of paragraphs (a), (b), (i), (j), (k), (p), (q), (r) and (u) of the definition of Permitted Security or (B) any other Permitted Security securing any Permitted Financial Indebtedness).

Cash Pledge has the meaning given to that term in the definition of Permitted Collateralised Indebtedness.

CBF Cash has the meaning given to that term in paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF Currency means, in respect of a Cash Bridge Facility, the Base Currency of the Loan under that Cash Bridge Facility.

CBF Exchange Rate means, on the date of determination, the central parity rate between RMB and US$ published by China Foreign Exchange Trade System (中国外汇交易中心银行间外汇市场人民币汇率中间价) at or about 9:15 a.m. (Beijing time) on that date.

CBFB Currency Selection Notice has the meaning to that term in Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan).

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CBF Test Date means the day which is numerically corresponding to the Initial Utilisation Date of the Cash Bridge Facility (Tranche B) in each subsequent calendar month, except that:

(a)	(subject to paragraph (b) below) if such numerically corresponding day is not a PRC Business Day, the CBF Test Date shall be the next PRC Business Day in that calendar month if there is one, or if there is not, on the immediately PRC preceding Business Day;

(b)	if there is no numerically corresponding day in that calendar month, the last PRC Business Day in that calendar month.

CBF Security means any Transaction Security over any CBF Cash pursuant to paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF Security Coordination Agreement means any coordination agreement to be entered into between, among others, the Company, the Agent, the Security Agent and the Original Cash Bridge Facility (Tranche A) Lenders or the Original Cash Bridge Facility (Tranche B) Lenders (as the case may be) in respect of coordination of CBF Security.

CBF Security Signing Date means, in respect of a Cash Bridge Facility, the date upon which the Transaction Security Documents in relation to the CBF Security securing such Cash Bridge Facility are duly executed by the parties thereto.

CBF Tranche A Accounts has the meaning given to that term in paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF Tranche A Cash has the meaning given to that term in paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF Tranche B Accounts has the meaning given to that term in paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF Tranche B Cash has the meaning given to that term in paragraph (g) of Clause 24.29 (Conditions subsequent).

CBF (Tranche B) Interest Payment Date means each of 21 March, 21 June, 21 September and 21 December of each year.

CEO means the chief executive officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

Certain Funds Event means:

(a)	a Major Default is continuing;

(b)	a Change of Control has occurred; or

(c)	a Certain Funds Illegality Event is continuing.

Certain Funds Illegality Event means:

(a)	it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in a Certain Funds Utilisation due to a Change in Law (provided that this shall not affect the obligation of any other Lender); and

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(b)	any funding shortfall created as a result of such illegality or unlawfulness referred to in paragraph (a) above is not and cannot be met by the aggregate of:

(i)	funding or commitment provided by one or more new or existing Lenders as a result of all or part of the Commitment (attributable to such first-mentioned Lender) being transferred or assigned to (or as a result of equivalent Commitment(s)) assumed by such new or existing Lenders in accordance with Clause 2.2 (Increase - Cancelled Commitments), Clause 2.3 (Additional Facility), Clause 19 (Mitigation By The Lenders) or Clause 38.5 (Replaceable Lender); and

(ii)	the Group’s own funds (including the proceeds of any New Shareholder Injections made available to the Company).

Certain Funds Period means:

(a)	in respect of an Initial Facility, the period from the Signing Date until (and including) the last day of the Availability Period in respect of that Initial Facility; and

(b)	in respect of an Additional Facility which purpose is for funding any Permitted Acquisition and which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a "certain funds basis" in accordance with the provisions of Clause 4.3 (Certain Funds Utilisation), the period specified in the relevant Additional Facility Notice.

Certain Funds Utilisation means:

(a)	a Utilisation made or to be made under an Initial Facility during the Certain Funds Period applicable to that Initial Facility; and

(b)	in respect of an Additional Facility the purpose of which is for funding any Permitted Acquisition or such other agreed purpose and in respect of which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a "certain funds basis" in accordance with the provisions of Clause 4.3 (Certain Funds Utilisation), a Utilisation made or to be made under the relevant Additional Facility during the Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

CFO means the chief financial officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

Change in Law means, with respect to a Lender:

(a)	the introduction of any law or regulation occurring after the later of (i) the Signing Date and (ii) the date on which that Lender became Party as a Lender (such later date being the Relevant Date in respect of such Lender); or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Relevant Date (in respect of such Lender) that results in such law or regulation not being substantively comparable to or being materially more onerous to comply with than, in each case, such law or regulation as at the Relevant Date in respect of such Lender, but, in each case, excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

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Change of Control means any of the following events: (A) the Sponsors (taken together) cease to control the Company; (B) at any time, the Founder and his Family Members (in the aggregate) cease to hold directly or indirectly at least 10% of the issued shares or voting power of the Target or (after the Closing Date) the Company; or (C) at any time after the Closing Date, the Founder and his Family Members cease to have the power to appoint at least one director to the board of directors of the Company. For the purposes of this definition, control of the Company means:

(a)	before the occurrence of an IPO:

(i)	the ownership (directly or indirectly) of more than 50 per cent. of the issued shares and voting power of the Company; and

(ii)	the power to appoint or remove all of the directors or other equivalent officers of the Company which together control at least the majority of votes which may be cast at a meeting of the board of directors of the Company; and

(b)	on and following the occurrence of an IPO:

(i)	the ownership of (directly or indirectly) more than 30 per cent. of the issued shares and voting power of the Company; and

(ii)	the holding of a greater percentage of the voting share capital or the issued share capital of the Company than any other person or group of persons acting in concert (other than any Sponsor).

Charged Property means all of the assets of the Obligors or the Parent which from time to time are, or are expressed to be, the subject of the Transaction Security.

Clean-Up Date means,

(a)	in respect of the Merger, the date falling 120 Business Days after the Closing Date; and

(b)	in respect of any Permitted Business Acquisition or any acquisition falling within paragraph (b) of the definition of Permitted Acquisition, the date falling 120 Business Days from the closing of that Permitted Business Acquisition or acquisition.

Clean-Up Default means an Event of Default other than an Event of Default under Clauses 25.1 (Non-payment), 25.6 (Insolvency), 25.7 (Insolvency proceedings), 25.8 (Creditors' process), 25.9 (Unlawfulness and invalidity) and 25.14 (Repudiation and rescission of agreements).

Clean-Up Representation means any of the representations and warranties under Clause 21 (Representations).

Clean-Up Undertaking means any of the undertakings specified in Clause 22 (Information Undertakings) and Clause 24 (General Undertakings) (other than Clause 24.29 (Conditions subsequent)).

Closing Date means the date on which the completion of the Merger occurs.

Closing Legal Opinion means the legal opinions of:

(a)	Linklaters, legal advisors to the Agent and the Arrangers as to the laws of Hong Kong;

(b)	JunHe LLP, legal advisors to the Agent and the Arrangers as to the laws of the PRC; and

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(c)	Harney Westwood & Riegels, legal advisors to the Agent and Arrangers as to the laws of the Cayman Islands,

provided that, in each case, if such legal advisor to the Agent and Arranger is not willing to issue such legal opinion, the Company’s legal counsel may deliver such legal opinion in a materially equivalent form or such other form agreed between the Agent, the Arranger and the Company’s legal counsel.

Code means the US Internal Revenue Code of 1986.

Commitment means the Initial Term Facility Commitment, Cash Bridge Facility (Tranche A) Commitment, Cash Bridge Facility (Tranche B) Commitment or an Additional Facility Commitment, provided that:

(a)	any reference to a Commitment in relation to the Initial Term Facility shall be a reference to Initial Term Facility Commitment;

(b)	any reference to a Commitment in relation to the Cash Bridge Facility (Tranche A) shall be a reference to Cash Bridge Facility (Tranche A) Commitment;

(c)	any reference to a Commitment in relation to the Cash Bridge Facility (Tranche B) shall be a reference to Cash Bridge Facility (Tranche B) Commitment; and

(d)	any reference to a Commitment in relation to an Additional Facility shall be a reference to Additional Facility Commitment.

Company Prepayment Account has the meaning given to that term in paragraph (a) of Clause 24.34 (Prepayment Account).

Competitor means any person or entity (other than a Group Member) engaging principally in a business that is in commercial competition with the Core Business and each Affiliate of such person or entity engaged in such activities.

Completion Opening Cash means the aggregate Cash and Cash Equivalent Investments held by any Group Member immediately after the Closing Date (after deducting any CBF Cash).

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

Confidential Information means all information relating to an Investor, the Parent, the Company, any Obligor, the Group, the Target Group, the Merger, the Transaction Documents or any or all of the Facilities which is provided to a Finance Party in its capacity as, or for the purpose of it becoming, a Finance Party (the Receiving Party) in relation to the Merger, the Finance Documents or any or all of the Facilities by an Investor, the Parent, the Company, the Group, the Target Group or any of their Affiliates or advisers (the Providing Party), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party;

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

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(c)	is known by the Receiving Party before the date such information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Investors, the Parent, the Company, the Group and the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form as set out in Schedule 15 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent, in each case which is capable of being relied upon by the Company without requiring its signature and which has not been materially amended without the consent of the Company.

Conflicted Lender means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a Participation or any other agreement pursuant to which such rights may pass):

(a)	a Competitor;

(b)	an investor or equity holder in a Competitor; or

(c)	an adviser to any such person referred to in paragraphs (a) or (b) above,

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Agent by the Company (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)	dealing in shares in or securities of a Competitor, where the relevant teams and employees of that Lender engaged in such dealings operate on the public side of an Information Barrier;

(ii)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor; provided that the relevant teams and employees of that Lender involved in such transactions are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier;

(iii)	engaging in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor, provided that the relevant teams and employees of that Lender involved in such advisory activity are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier;

(iv)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender, provided that the relevant teams and employees of that Lender involved in such private equity fund are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(v)	having one or more Affiliates who is an investor or equity holder of less than (in aggregate) 10% equity interest in a Competitor.

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Controlled Entities Documents mean any arrangement, instrument or agreement constituting a Controlled Entities Structure including any amendment, renewal or replacement of any of the foregoing, and a Controlled Entities Document means any one of them.

Controlled Entities Structure means any arrangement, for the purposes of the consolidated financial statements of the Company, where an entity (that is established in the PRC and in respect of which the Company does not, directly or indirectly, hold or own a majority of its equity interests) (each a Controlled Entity) and/or any or all of its shareholder(s) enter into contractual arrangements with any member of the Group which enables the Company to exercise effective control over and consolidate the financial condition and results of operation of such Controlled Entity in accordance with GAAP.

Controlled Entity has the meaning given to that term in the definition of Controlled Entities Structure.

Core Assets means the real estate agency business (房产经纪), recruitment agency (招聘) business and local yellow page business (本地黄页) of the Target Group, equity interests of each WFOE and each Material Company that is incorporated in the PRC holding such businesses (including equity interests of each Initial WFOE) (and for the avoidance of doubt, exclude any entity which is not a Target Group).

Core Business means the business of developing, managing and providing services (including related financial services) in respect of the Core Assets.

Credit-Specific Account means any interest reserve, debt service or similar account established in accordance with any Additional Facility and designated as such by the Company.

Credit-Specific Transaction Security means any Transaction Security over any Credit-Specific Account.

Cure Amount has the meaning given to that term in Clause 23.5 (Cure rights).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or amount outstanding under this Agreement.

Debt Service Reserve Account means the bank account opened or to be opened in the name of the Company with the Agent or its Affiliates in which the Debt Service Reserve Amount is maintained.

Debt Service Reserve Amount means, in respect of the Initial Term Facility Loan, for any Debt Service Reserve Period in respect of a DSRA Calculation Date, the amount calculated as at that DSRA Calculation Date, to be the interest and periodic fee under any Fee Letter that will accrue on the outstanding principal amount under the Initial Term Facility with respect to that Initial Term Facility Loan during that Debt Service Reserve Period (determined by applying a forward-looking basis the rates of interest and periodic fee under any Fee Letter most recently determined in relation to the Initial Term Facility Loan (being the rates of interest and periodic fee under any Fee Letter determined for the Interest Period commencing on that DSRA Calculation Date) and assuming that such rates of interest and periodic fee under any Fee Letter will not change during that Debt Service Reserve Period) and assume, for the purposes of such calculation, that no prepayment of the Initial Term Facility Loan will be made during such period.

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Debt Service Reserve Period means, in respect of a DSRA Calculation Date, a period commencing on that DSRA Calculation Date and ending on the later of (i) the last day of the current Interest Period commencing on that DSRA Calculation Date for the Initial Term Facility Loan determined in accordance with Clause 13 (Interest Periods) and (ii) the date falling 90 days after that DSRA Calculation Date.

Default means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) (save for Clause 25.17 (Acceleration) and Clause 25.18 (Clean-up period)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

Defaulting Lender means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date for such Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated any of its material obligations under a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Deferred Consideration means, in relation to a Permitted Acquisition, any vendor loan, earn out or other deferred payment arrangement entered into in connection with that Permitted Acquisition.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Designated Gross Amount means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

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Designated Net Amount means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

Discharged Rights and Obligations has the meaning given to that term in Clause 26.5 (Procedure for transfer).

Disclosure letter means a disclosure letter setting out certain existing transactions of the Target Group and certain transactions contemplated by the Target Group provided by the Company and accepted by the Agent on or prior to the Signing Date.

Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds means:

(a)	the Net Proceeds of any Disposal (falling within paragraph (s) of the definition of Permitted Disposal) made by any Group Member except for Excluded Disposal Proceeds; and

(b)	the Net Proceeds of any Disposal of Core Assets made by any Group Member provided that the Majority Lenders have given their prior consent to such Disposal.

Disposed Entity has the meaning given to that term in Clause 23.1 (Financial definitions).

Dispute has the meaning given to that term in Clause 42.1 (Jurisdiction of Hong Kong courts).

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dissenting Shareholders has the meaning given to it in the Merger Agreement.

Dissenting Shares has the meaning given to it in the Merger Agreement.

Distressed Investor means a loan to own fund, vulture fund, distressed debt fund or any other entity (including a business group within a bank or financial institution) which is established for or principally invests in distressed debt (or any similar fund or entity).

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Dividend Proceeds means any dividends, distributions, money, interests, repayment of shareholder loan, repatriation of capital or other income receivable by such Group Member in respect of or pursuant to its ownership and equity interests in its direct Subsidiaries.

Dividends Collection Account means a dividends collection account opened or to be opened in the name of a Group Member with the Agent or its Affiliates into which the Dividend Proceeds receivable by such Group Member will be deposited.

DSRA Calculation Date means the first day of any Interest Period for the Initial Term Facility Loan.

DSRA Excess Amount has the meaning given to that term in paragraph (d) of Clause 24.32 (Debt Service Reserve Account).

EBITDA has the meaning given to that term in Clause 23.1 (Financial definitions).

EBITDA Cure has the meaning given to that term in Clause 23.5 (Cure rights).

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by any Group Member.

Equity Investment means the aggregate of:

(a)	the cash proceeds received by the Parent for the fully paid ordinary shares issued by the Parent to its shareholders, such cash proceeds which are contributed by the Parent to the Company on or prior to the Closing Date;

(b)	the cash proceeds of Parent Liabilities received by the Company from the Parent on or prior to the Closing Date; and

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(c)	the rollover consideration for the Merger in the form of exchanging shares and/or equity interests in the Target for shares and/or equity interest in the Parent by the Supporting Shareholders and/or their Affiliates pursuant to the Support Agreement or the Tencent Rollover Agreement.

Event of Default means any event or circumstance specified as such in Clause 25 (Events of Default) (save for Clause 25.17 (Acceleration) and Clause 25.18 (Clean-up period)).

Exceptional Items has the meaning given to that term in Clause 23.1 (Financial definitions).

Excess Cashflow has the meaning given to that term in Clause 23.1 (Financial definitions).

Excess Cashflow Financial Year has the meaning given to that term in Clause 23.1 (Financial definitions).

Excluded Disposal Proceeds means any proceeds of any Disposal:

(a)	arising from paragraph (s) of the definition of Permitted Disposal which are applied or committed or designated to be applied (and subsequently actually applied) towards any Capital Reinvestment Purposes within the applicable Reinvestment Period;

(b)	arising from paragraph (s) of the definition of Permitted Disposal which are applied or committed or designated to be applied (and subsequently actually applied) towards any General Reinvestment Purposes within the applicable Reinvestment Period, but only to the extent that the aggregate amount of all such proceeds applied for the General Reinvestment Purposes does not exceed US$150,000,000 (or its equivalent) in any Financial Year (the General Reinvestment Basket) (so that any excess constituted by any such proceeds shall, immediately following the expiry of the applicable Reinvestment Period for such proceeds, cease to be to excluded under this paragraph (b)); or

(c)	any Net Proceeds of any Disposal of Core Assets made by any Group Member not required to be applied in prepayment of any of the Facilities.

Existing Joint Venture means:

(a)	a Joint Venture in existence at the Closing Date or a Joint Venture in respect of which a contractual commitment relating to the entry into of that Joint Venture has been entered into by a Target Group Member on or prior to the Closing Date; or

(b)	any Joint Venture (i) to which any Future Acquisition Target (or any Subsidiary thereof) is party and in existence as at the closing date of the Permitted Business Acquisition relating to such Future Acquisition Target or (ii) where a contractual commitment relating to the entry into of that Joint Venture has been entered into by any Future Acquisition Target (or any Subsidiary thereof) as at the closing date of the Permitted Business Acquisition relating to such Future Acquisition Target.

Existing Lender has the meaning given to that term in Clause 26.1 (Transfers by the Lenders).

Existing Obligor has the meaning given to that term in the definition of Permitted Reorganisation.

Facilities means each Initial Facility and each Additional Facility (each a Facility).

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Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Family Members means, in relation to any individual, his or her spouse, his or her lineal descendants, brothers and sisters, and any trust or other similar entity established for the sole benefit of or the sole beneficial owner(s) of which (directly or indirectly) are any or all of the foregoing, any of their respective heirs, estate or any executor of their respective estate, any/or (in the case of any such trust or other similar entity) any trustee in bankruptcy or similar officer in respect of any such trust or such other similar entity.

FATCA means:

(a)	sections 1471 to 1474 (or any successor sections thereto) of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the Signing Date.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means:

(a)	any letter or letters between a Finance Party and the Company setting out any of the fees referred to in Clause 15.1 (Upfront and/or arrangement fee); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase - Cancelled Commitments) or paragraph (o) of Clause 2.3 (Additional Facility) or under any other Finance Document.

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Finance Document means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Intercreditor Agreement, any CBF Security Coordination Agreement, any Resignation Letter, any Selection Notice, any Increase Confirmation - Cancelled Commitments, any Ancillary Document, any Transaction Security Document, any Account Control Agreement (prior to the granting of any CBF Security), any Utilisation Request, any Additional Facility Notice, any Additional Facility Lender Accession Notice and any other document designated as a Finance Document by the Agent and the Company in writing, provided that where the term Finance Document is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of Material Adverse Effect;

(b)	paragraph (a) of the definition of Permitted Transaction;

(c)	the definition of Transaction Documents;

(d)	Clauses 2.4 (Finance Parties' rights and obligations) and 2.5 (Obligors' Agent);

(e)	the definition of Transaction Security Documents;

(f)	paragraph (a)(v) of Clause 1.2 (Construction); and

(g)	Clause 25 (Events of Default) (other than Clause 25.14 (Repudiation and rescission of agreements) and Clause 25.17 (Acceleration)).

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Finance Party means the Agent, the Arranger, the Security Agent, a Lender or a Hedge Counterparty or any Ancillary Lender provided that where the term Finance Party is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of Secured Parties;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clauses 2.4 (Finance Parties' rights and obligations) and 2.5 (Obligors' Agent);

(e)	Clause 25.10 (Intercreditor Agreement) and Clause 25.14 (Repudiation and rescission of agreements); and

(f)	Clause 30 (Conduct of Business by the Finance Parties).

Financial Half-Year has the meaning given to that term in Clause 23.1 (Financial definitions).

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(a)	moneys borrowed;

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(b)	any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (but, in each case, excluding Trade Instruments);

(c)	any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(d)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to the relevant Group Member;

(e)	the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and is either treated as a borrowing under the Accounting Principles or to the extent payable more than 180 days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(f)	Capitalised Lease Obligations;

(g)	any counter indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any performance bond or advance payment bond or Trade Instrument) issued by a bank or financial institution (each, an instrument) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

(h)	amounts raised under any other transaction (not contemplated by the other paragraphs of this definition) which is classified as a borrowing under the Accounting Principles;

(i)	any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within one or more of the other paragraphs of this definition;

(j)	for the purposes of Clause 25.5 (Cross default) only, any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account); or

(k)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Termination Date in respect of the Initial Term Facility, but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities, indebtedness under any New Shareholder Injection or any indebtedness owing between the Group Members, unless and until such liability is due but unpaid for 90 days (and is not being disputed).

Financial Year has the meaning given to that term in Clause 23.1 (Financial definitions).

Financial Quarter means each period of three months ending on a Quarter Date.

First Currency has the meaning given to that term in Clause 18.1 (Currency indemnity).

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First Test Date means the date falling on the earlier of (i) the last day of the first Financial Year ending after 12 months from the Initial Utilisation Date of the Initial Term Facility; and (ii) 31 December 2021.

Founder means Mr. Jinbo Yao (姚劲波), holder of PRC identification card number 432321197610190959.

Funds Flow Statement means the statement showing the funds flow on the Initial Utilisation Date of each Initial Facility (including the borrowing and lending of money pursuant to this Agreement).

Future Acquisition Target means the target of any acquisition by a Group Member, being (a) the entity any shares or equity interests in which are being acquired by any Group Member pursuant to such acquisition or (b) the business which is being acquired by any Group Member pursuant to such acquisition.

Future Clean-up Acquisition has the meaning given to that term in Clause 25.18 (Clean-up period).

Future Clean-up Entities has the meaning given to that term in Clause 25.18 (Clean-up period).

General Reinvestment Basket has the meaning given to that term in the definition of Excluded Disposal Proceeds.

General Reinvestment Purposes has the meaning given to that term in paragraph (s) of the definition of Permitted Disposal.

Governmental Agency means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

Gross Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)" in paragraph (a) of the definition of Ancillary Outstandings were deleted.

Group means the Company and each of its Subsidiaries from time to time (each a Group Member).

Group Structure Chart means the group structure of the Group set out in Schedule 16 (Group Structure Chart) and assuming that the Closing Date has occurred.

Hedge Counterparty means any person which has become a Party as a Hedge Counterparty in accordance with Clause 26.9 (Accession of Hedge Counterparties), which is or has become a party to the Intercreditor Agreement as a Hedge Counterparty (as defined in the Intercreditor Agreement) in accordance with the provisions of the Intercreditor Agreement.

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by an Obligor under paragraph (a) of the definition of Permitted Treasury Transaction provided that, to the extent it is to be secured by any Transaction Security, such documents comply with the requirements in relation to hedging documents stipulated in the Intercreditor Agreement.

Holding Company means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

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Hong Kong means the Special Administrative Region of Hong Kong.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Illegal Lender means a Lender whom the Company is or becomes obliged to repay or prepay pursuant to Clause 9.1 (Illegality).

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation - Cancelled Commitments means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation - Cancelled Commitments).

Increase Lender has the meaning given to that term in paragraph (a)(i) of Clause 2.2 (Increase - Cancelled Commitments).

Increased Costs has the meaning given to that term in paragraph (b) of Clause 17.1 (Increased Costs).

Increased Costs Lender means a Lender to whom the Company is required to pay Increased Costs under Clause 17 (Increased Costs), to make a tax gross-up under Clause 16.1 (Tax gross-up) or tax indemnity payment under Clause 16.2 (Tax indemnity).

Indirect Tax means any goods and services tax, consumption tax, business tax, value added tax or any tax of a similar nature.

Information has the meaning given to that term in Clause 21.11 (Information Package and Base Case Model).

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Information Barrier means, in relation to a Lender, a system of controls and monitoring (including, but not limited to, physical segregation of employees and restrictions on access to and flow of information) sufficient to ensure that:

(a)	information relating to the Group and the Finance Documents (and related transactions) held by that Lender is not disclosed to any person who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor; and

(b)	information available to any team or employee of that Lender who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to a Competitor is not disclosed to any team or employee of that Lender acting in relation to the Group or the Finance Documents (and related transactions).

Information Package means the Reports.

Initial Default has the meaning given to that term in Clause 1.2 (Construction).

Initial Facilities means each of the Initial Term Facility, Cash Bridge Facility (Tranche A) and/or Cash Bridge Facility (Tranche B) (each an Initial Facility).

Initial Facility Loan means the Initial Term Facility Loan, the Cash Bridge Facility (Tranche A) Loan and/or the Cash Bridge Facility (Tranche B) Loan.

Initial Offshore Material Company means each Target Group Member which is a Material Company as at the Closing Date and is incorporated outside the PRC, as listed in Part V of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Initial Onshore Material Company means each Target Group Member which is a Material Company as at the Closing Date and is incorporated in the PRC, as listed in Part VI of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Initial Term Facility means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Initial Facilities).

Initial Term Facility Commitment means:

(a)	in relation to an Original Initial Term Facility Lender, the amount in US$ set opposite its name under the heading Initial Term Facility Commitment in Schedule 1 (The Original Lenders) and the amount of any other Initial Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility); and

(b)	in relation to any other Initial Term Facility Lender, the amount in US$ of any Initial Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

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Initial Term Facility Lender means:

(a)	any Original Initial Term Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become an Initial Term Facility Lender in accordance with Clause 2.2 (Increase - Cancelled Commitments), Clause 2.3 (Additional Facility) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be an Initial Term Facility Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Initial Term Facility Commitment(s) of any Initial Term Facility Lender; and

(ii)	payment in full of all amounts which are payable to such Initial Term Facility Lender under the Finance Documents,

will result in that Initial Term Facility Lender ceasing to be regarded as an Initial Term Facility Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Initial Term Facility Loan means a loan made or to be made under the Initial Term Facility or the principal amount outstanding for the time being of that loan.

Initial Utilisation Date means in relation to any Initial Facility, the date on which the first Loan under that Initial Facility is made or to be made.

Initial WFOE means each WFOE which is a Target Group Member as at the Closing Date, as listed in Part IV of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Insolvency Event in relation to a Finance Party means that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with, or for the benefit of, its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

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(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Intellectual Property means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist).

Intercreditor Agreement means the intercreditor agreement dated on or about the Signing Date between, among others, the Parent, the Company, the Debtors (as defined in the Intercreditor Agreement), the Agent, the Security Agent, the Lenders, the Arranger, the Ancillary Lenders, the Hedge Counterparties (each as defined in the Intercreditor Agreement) and the Intercompany Lenders (as defined in the Intercreditor Agreement).

Interest has the meaning given to that term in Clause 23.1 (Financial definitions).

Interest Payable has the meaning given to that term in Clause 23.1 (Financial definitions).

Interest Period means:

(a)	in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods);

(b)	in relation to an Additional Facility Loan (in respect of any Additional Facility), each period determined in accordance with the Additional Facility Notice relating to such Additional Facility; and

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(c)	in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

Interim Investor Agreement means the interim investors agreement dated 15 June 2020 amongst the Founder, the Sponsors, the Parent and the Company, as amended, restated, supplemented or otherwise modified from time to time.

Interpolated Screen Rate means, in relation to LIBOR for any Loan and any Interest Period relating thereto, the rate per annum (rounded upwards to the same number of decimal places as the two Screen Rates referred to in paragraphs (a) and (b) below) for the period that is equal in length to such Interest Period which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period; and

(b)	the rate per annum that is equal to the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period,

each as of the Specified Time on the Quotation Day for US Dollars of that Loan and for such Interest Period.

Investor Affiliates means an Investor, any Affiliate of an Investor, any trust of which an Investor or any of its respective Affiliates is a trustee, any partnership of which an Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective Affiliates (in each case, including their respective successors, assigns and transferees) provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective Affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

Investors means the Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Agent and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Company, or any other Group Member or any Holding Company of the Company that has been established for the purposes of holding the Investors’ investment in the Company (but excluding any Investor or Investor Affiliate or any holding company thereof, other than any direct or indirect Holding Company of the Company whose primary assets comprise a direct or indirect shareholding in the Company) (IPO Holding Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Company, any other Group Member or any IPO Holding Company, in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity).

IPO Entity has the meaning given to that term in the definition of IPO.

IPO Holding Company has the meaning given to that term in the definition of IPO.

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Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Joint Venture Investment means, in respect of a Joint Venture:

(a)	an amount subscribed for shares in, lent to, or invested in, that Joint Venture by any Group Member since the Closing Date;

(b)	the continuing amount of a contingent liability of a Group Member under any outstanding guarantee given in respect of the liabilities of that Joint Venture; and

(c)	an amount equal to the higher of the book value and the market value of assets transferred by any Group Member to that Joint Venture since the Closing Date,

(in each case without double-counting), provided that (i) for the avoidance of doubt, an amount will no longer be a Joint Venture Investment and deemed never to have been made on and from the date that the Joint Venture it relates to becomes a Group Member (and no longer a Joint Venture) and (ii) Joint Venture Investment in respect of any Joint Venture and any Financial Year shall mean (A) any such amount (falling within paragraph (a)) so subscribed for shares in, lent to or invested in that Joint Venture during that Financial Year, (B) the continuing amount of a contingent liability of a Group Member under any such outstanding guarantee (falling within paragraph (b)) granted during that Financial Year in respect of the liabilities of that Joint Venture and (C) any such amount (falling within paragraph (c)) in respect of assets transferred by any Group Member to that Joint Venture during that Financial Year, in each case without double-counting.

Knowledge means, in respect of an Obligor, the Parent or a Group Member, to the best of the knowledge and belief of the directors of such Obligor or, the Parent or such Group Member (as the case may be) (after due and careful enquiry).

Leakage Cap has the meaning set forth in Clause 10.5 (Trapped Amounts).

Leakages has the meaning set forth in Clause 10.5 (Trapped Amounts).

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors).

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction;

(d)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

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(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the Legal Opinions (as if references therein to any document to which such Legal Opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase - Cancelled Commitments), or Clause 2.3 (Additional Facility) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Commitment(s) of any Lender; and

(ii)	payment in full of all amounts which are payable to such Lender under the Finance Documents,

will result in that Lender ceasing to be regarded as a Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Leverage has the meaning given to that term in Clause 23.1 (Financial definitions).

Liabilities Acquisition has the meaning given to that term in the Intercreditor Agreement.

LIBOR means, in relation to any Loan and any Interest Period relating thereto, the rate equal to:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of such Loan and for a period equal in length to such Interest Period;

(b)	(if no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period) the Interpolated Screen Rate for such Loan and such Interest Period; or

(c)	(if (i) no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period and (ii) it is not possible to calculate the Interpolated Screen Rate for such Loan and such Interest Period) the Reference Bank Rate as of the Specified Time on the Quotation Day for the currency of such Loan and for a period equal in length to such Interest Period,

33

provided that if that rate is less than zero, LIBOR for such Loan and such Interest Period shall be deemed to be zero.

LMA means the Loan Market Association.

Loan means the Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan, Cash Bridge Facility (Tranche B) Loan or an Additional Facility Loan provided that:

(a)	any reference to "Loan" in relation to the Initial Term Facility shall be a reference to the Initial Term Facility Loan;

(b)	any reference to "Loan" in relation to the Cash Bridge Facility (Tranche A) shall be a reference to the Cash Bridge Facility (Tranche A) Loan;

(c)	any reference to "Loan" in relation to the Cash Bridge Facility (Tranche B) shall be a reference to the Cash Bridge Facility (Tranche B) Loan; and

(d)	any reference to "Loan" in relation to an Additional Facility shall be a reference to an Additional Facility Loan in respect of that Additional Facility.

Local Prepayment Account has the meaning given to that term in paragraph (b) of Clause 24.34 (Prepayment Account).

London Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for general business including dealings in interbank deposits in London.

Major Default means any Event of Default (only insofar as it relates to the Parent and the Company only (and without any application (including by way of procurement obligation) in respect of the Target or any member of the Target Group)) under any of Clause 25.1 (Non-payment), Clause 25.3 (Other obligations) (only insofar as it relates to a Major Undertaking), Clause 25.4 (Misrepresentation) (only insofar as it relates to a Major Representation), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings), Clause 25.8 (Creditors' process), Clause 25.9 (Unlawfulness and invalidity) and Clause 25.14 (Repudiation and rescission of agreements).

Major Event of Default means an Event of Default under any of Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors' process).

Major Representation means a representation or warranty given under any of Clause 21.2 (Status) to Clause 21.6 (Authorisations) (inclusive), Clause 21.19 (Legal and beneficial ownership), Clause 21.20 (Shares) (only insofar as it relates to the shares in the Company are fully paid up and are not subject to restrictions on transfer) and Clause 21.25 (Holding Companies).

Major Undertaking means an undertaking described in Clause 24.5 (Merger), Clause 24.7 (Acquisitions), Clause 24.8 (Joint ventures), Clause 24.9 (Holding Companies), Clause 24.13 (Negative pledge), Clause 24.14 (Disposals), Clause 24.16 (Loans or credit), Clause 24.17 (No guarantees or indemnities), Clause 24.18 (Dividends, share redemption and other restricted payments), Clause 24.19 (Financial Indebtedness) and Clause 24.12 (Merger Documents).

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Majority Facility Lenders means in respect of any Facility, a Lender or Lenders whose Commitment(s) in respect of such Facility aggregate more than 66⅔ per cent. of the aggregate Commitments of the Lenders in respect of such Facility (or, if the aggregate Commitments of the Lenders in respect of such Facility have been reduced to zero, aggregated more than 66⅔ per cent. of the aggregate Commitments of the Lenders in respect of such Facility immediately prior to the reduction of such aggregate Commitments in respect of such Facility to zero).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

Management Fees has the meaning given to that term in the definition of Permitted Payment.

Margin means:

(a)	in relation to any Initial Term Facility Loan, 1.70% per annum;

(b)	in relation to any Cash Bridge Facility (Tranche A) Loan, 1.30% per annum;

(c)	in relation to any Cash Bridge Facility (Tranche B) Loan with Base Currency in US$, 1.80% per annum; and

(d)	in relation to any Additional Facility Loan or any Unpaid Sum in relation to such Additional Facility Loan the percentage rate per annum specified by the Company in the relevant Additional Facility Notice.

Market Disruption Event has the meaning given to that term in paragraph (b) of Clause 14.2 (Market disruption).

Material Adverse Effect means a material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Group and the timing and likelihood of recovery) on:

(a)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(b)	the ability of the Company to perform its payment obligations under any Finance Document; or

(c)	(subject to the applicable Legal Reservations and Perfection Requirements) the validity or the enforceability of any of the Finance Documents (in each case, in accordance with its terms) or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents in a manner which would be materially adverse to the interests of the relevant Finance Parties under the Finance Documents taken as a whole, provided that, in each case under this paragraph (c), if capable of remedy, the applicable event or circumstance giving rise to such material adverse effect is not remedied within 30 Business Days of the Company first becoming aware of such event or circumstance or being given notice of such event or circumstance by the Agent.

Material Company means:

(a)	each Initial WFOE; and

(b)	(at any time on or after the Closing Date) any other Group Member (whether or direct or indirect Subsidiary of the Company) whose earnings before interest, tax, depreciation and amortisation (in each case calculated on the same basis as EBITDA but excluding intra-group items and investments in Subsidiaries) represents more than 5% of the consolidated EBITDA of the Group (which shall, in each case, be tested annually by reference to the Annual Financial Statements),

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provided that no Group Member which is a Joint Venture will be a Material Company. Compliance with the condition set out in paragraph (b) above in relation to a Group Member shall be determined by reference to the latest audited annual financial statements of that Group Member (consolidated in the case of a Group Member which itself has Subsidiaries) (if available and otherwise by reference to the latest available annual financial statements), the latest Annual Financial Statements and any Compliance Certificate supplied by the Company with those Annual Financial Statements (or, prior to the delivery of the first set of Annual Financial Statements to the Agent, the Original Financial Statements, as if the Original Financial Statements constituted Annual Financial Statements and as if the Closing Date had occurred at the commencement of the period to which the Original Financial Statements relate). However, if a person becomes a Group Member since the date as at which the latest Annual Financial Statements (or, as the case may be, the Original Financial Statements) were prepared, such financial statements shall, for such purposes, be deemed to be adjusted in order to take into account such person’s becoming a Group Member (that adjustment being certified by the Company as representing an accurate reflection of the revised gross assets or revenue of the Group) as if such person had become a Group Member as at the commencement of the period to which such financial statements relate. A report by the Auditors of the Company that a Group Member is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

Merger means the merger of the Company and the Target on the terms of which the Target shall be the surviving company in accordance with Part XVI of the Companies Law (2020 Revision) of the Cayman Islands and upon the terms and subject to the conditions of the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated 15 June 2020 amongst the Parent, the Company and the Target, as amended, restated, supplemented or otherwise modified from time to time.

Merger Costs means any fees, costs (including any hedging costs), expenses and stamp, registration and other Taxes incurred, or any amortisation thereof, in connection with the Merger or the Transaction Documents or any liabilities arising under the Merger Documents.

Merger Documents means:

(a)	the Merger Agreement;

(b)	the support agreement dated 15 June 2020 among the Founder, Nihao China Corporation and General Atlantic Singapore 58 Pte. Ltd. (the Supporting Shareholders) and the Parent which provides, among other things, the contribution of Target shares by the Supporting Shareholders to the Parent or any direct holding company of the Parent in exchange for shares of the Parent to be issued to the Supporting Shareholders (and/or their respective Affiliates) immediately before the Closing Date (the Support Agreement); and

(c)	any other documents designated as such by the Company and the Agent (including any disclosure letter).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

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(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules in paragraphs (a) to (c) above will only apply to the last Month of any period.

Most Recent Leverage means, at any time, the Leverage for Most Recent Relevant Period as at such time.

Most Recent Relevant Period means, as at any date, the most recently elapsed Relevant Period in respect of which the Annual Financial Statements for a period ending on the last day of such Relevant Period and the accompanying Compliance Certificate have been delivered to the Agent in accordance with Clauses 22.1 (Financial statements) and 22.2 (Provision and contents of Compliance Certificate) provided that if such date falls prior to the date on which the first set of the Annual Financial Statements and the accompanying Compliance Certificate shall have been delivered to the Agent in accordance with Clauses 22.1 (Financial statements) and 22.2 (Provision and contents of Compliance Certificate), then (a) the Most Recent Relevant Period as at such date shall be deemed to be the Relevant Period ending on the date as at which the Original Financial Statements are prepared, (b) the Annual Financial Statements for such Most Recent Relevant Period shall be deemed to be the Original Financial Statements (and the Closing Date shall be deemed to have occurred as at the commencement of such Most Recent Relevant Period), and (c) the requirements under Clause 23.2 (Financial condition) applicable to the Relevant Period ending on the First Test Date shall be deemed to apply to such Most Recent Relevant Period for the purposes of any pro forma calculation of any of the requirements under Clauses 23.2 (Financial condition) and 23.3 (Financial testing).

Multi-account Overdraft means an Ancillary Facility which is an overdraft facility comprising more than one account.

Net Interest Payable has the meaning given to that term in Clause 23.1 (Financial definitions).

Net Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

Net Proceeds means the cash proceeds received or recovered by a Group Member (and if that Group Member is not the Company or a direct or indirect wholly-owned Subsidiary of the Company, a percentage of such cash proceeds which is equal to the percentage interest (direct or indirect) held by the Company in that Group Member) of any Disposal after deducting:

(a)	fees, costs and expenses incurred by any Group Member with respect to that Disposal, to persons who are not Group Members (including the disposed business or entity);

(b)	any Tax incurred and required to be paid or reserved for by any Group Member or seller in connection with that Disposal (as reasonably determined by the relevant Group Member or seller and taking into account any available credit or relief) or the transfer of the proceeds thereof intra-Group for the purpose of making any prepayment of any of the Facilities from such proceeds;

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(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with that Disposal in the 18 Months immediately following the date of such Disposal provided that where such anticipated liabilities do not materialise in that 18 Month period, those amounts retained shall, upon the expiry of that 18 Month period, be deemed to be Net Proceeds;

(d)	costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing any asset for such Disposal as certified by the Company as being reasonably incurred in connection with such Disposal and payable to a person who is not a Group Member;

(e)	the amount of any repayment of Financial Indebtedness or amounts owed to joint venture partners in Permitted Joint Ventures as a consequence of any such Disposal;

(f)	amounts to be repaid to any entity disposed of (or any Subsidiary thereof) in respect of intra-Group indebtedness; and

(g)	third party debt secured on any assets disposed of (or secured on any assets of any entity disposed of or any of its Subsidiaries) which is to be repaid out of those proceeds.

New Lender has the meaning given to that term in Clause 26.1 (Transfers by the Lenders).

Non-Obligor means a Group Member which is not an Obligor.

New Offshore Material Company has the meaning given to that term in Clause 24.29 (Conditions subsequent).

New Onshore Material Company has the meaning given to that term in Clause 24.29 (Conditions subsequent).

New Shareholder Injections has the meaning given to that term in Clause 23.1 (Financial definitions).

Non-Base Currency Commitments has the meaning given to that term in Clause 1.2 (Construction).

Non-Commercial Lender means any hedge fund, loan-to-own fund, private equity fund, debt restructuring fund or activist fund but, for the purpose of this definition, excluding any Sponsor Affiliate.

Non-Consenting Lender means any Lender which does not consent to any decision requiring a waiver or amendment or other consent requested in respect of any of the Facilities, if:

(a)	the Company, through the Agent, has requested that consent, waiver or amendment in relation to any Finance Document; and

(b)	the Majority Lenders have agreed to that consent, waiver or amendment.

Non-Market Lender means any Lender whose Commitment is being included to trigger a Market Disruption Event pursuant to paragraph (B) of the definition of that term.

Non-Responding Lender means any Lender that fails to:

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(a)	accept or reject a request by or on behalf of any of the Obligors for any waiver, amendment or other consent requested in relation to any of the Facilities within 20 Business Days (or any other period of time specified by the Company with the prior agreement of the Agent (acting on the instructions of all the Lenders) if less than 20 Business Days) of a written request made in accordance with Clause 34 (Notices); or

(b)	sign a Transfer Certificate within 10 Business Days of any request pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender).

Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Obligor means the Company or an Additional Obligor (and for the avoidance of doubt, shall exclude the Parent at all times).

Obligors’ Agent means the Company, appointed to act on behalf of each Obligor and the Parent in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent).

Offshore Account Bank means any of the Arrangers or its Affiliates.

Offshore Group Member means a Group Member which is not an Onshore Group Member.

Offshore Material Company means an Initial Offshore Material Company or a New Offshore Material Company.

Onshore Account Bank means any of the Arrangers or its Affiliates.

Onshore Group Member means a Group Member which is incorporated in the PRC.

Open Order has the meaning given to that term in Clause 27.1 (Debt Purchase Transactions by Group Members).

Open Order Process has the meaning given to that term in Clause 27.1 (Debt Purchase Transactions by Group Members).

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

Original Facility has the meaning given to that term in Clause 2.3 (Additional Facility).

Original Financial Statements means a copy of the audited consolidated annual financial statements of the Target Group for the financial year ending on 31 December 2019.

Original Initial Term Facility Lender means a Lender listed in Schedule 1 (The Original Lenders) as having an Initial Term Facility Commitment.

Original Jurisdiction means, in relation to the Company or the Parent, the jurisdiction under whose laws the Company or the Parent is incorporated as at the Signing Date or, in the case of any other Obligor which becomes an Obligor after the Signing Date, the jurisdiction under whose laws that Obligor is incorporated as at the date on which that Obligor becomes a party to this Agreement.

Original Lender means a Lender listed in Schedule 1 (The Original Lenders) as having an Initial Term Facility Commitment, Cash Bridge Facility (Tranche A) Commitment and/or Cash Bridge Facility (Tranche B) Commitment.

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Original Security Documents means each of the documents listed as being an Original Security Document in Part III (Original Security Documents) of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Parent Liabilities has the meaning given to that term in the Intercreditor Agreement.

Parent Loan Document means any document or intercompany account pursuant to which any loan is owing from the Company to the Parent.

Participating Lender has the meaning given to that term in Clause 38.4 (Structural Adjustment).

Participation means a Debt Purchase Transaction other than a purchase falling within paragraph (a) of the definition thereof.

Party means a party to this Agreement.

Paying Party has the meaning given to that term in Clause 32.5 (Impaired Agent).

Perfection Requirements means the making of the appropriate registrations, filings, endorsements, notarisation, stamping, notifications or other actions or steps to be made in any jurisdiction in order to perfect Security created by a Transaction Security Document and/or in order to achieve the relevant priority for the Security created thereunder.

Permitted Acquisition means:

(a)	the Merger;

(b)	an acquisition under and pursuant to the terms of any agreement or commitment entered into by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Structure Memorandum, and any others not procured or approved by the Company or the Parent in contemplation of this restriction);

(c)	an acquisition which constitutes, is part of or arising from a Permitted Disposal, a Permitted Loan (to the extent such Permitted Loan is constituted by a loan or debt securities convertible into or exchangeable with the equity securities of an entity), a Permitted Share Issue, a Permitted Reorganisation or a Permitted Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	any acquisition of ownership interests in a Group Member and the acquisition of ownership interests in a Permitted Joint Venture which are not, in each case, already owned by a Group Member provided that:

(i)	any Financial Indebtedness incurred to finance investment in such ownership interests is Permitted Financial Indebtedness;

(ii)	promptly after the date of any Group Member’s entry into a legally binding commitment to make such investment, the Company certifies that (to the Company’s Knowledge) if the Leverage referred to in Clause 23.2 (Financial condition) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account, any cost savings and synergies cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such investment had been paid and the Financial Indebtedness incurred or to be incurred in connection with such investment had been utilised at the start of that Most Recent Relevant Period, it would have complied with the requirements of Clause 23.2 (Financial condition) for that Most Recent Relevant Period (provided that if such legal commitment to make such investment is entered into prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial condition) as at the First Test Date);

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(f)	the acquisition by a Group Member of the entire issued share capital of a company with limited liability (including by way of formation) which has not traded and has no assets or any liabilities prior to the date of such acquisition;

(g)	an acquisition constituting a Permitted Joint Venture Investment;

(h)	a Permitted Business Acquisition;

(i)	any acquisition by a Group Member of any assets (but not shares or a business or undertaking) that constitutes Capital Expenditure that is not restricted by a Finance Document;

(j)	the reacquisition by a Group Member of any asset previously owned by any Group Member upon the termination of a Finance Lease that is Permitted Financial Indebtedness;

(k)	any acquisition by a Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof under and pursuant to the terms of any agreement or commitment existing at completion of that Permitted Business Acquisition (provided such agreement or commitment has not been entered into in contemplation of this restriction); and

(l)	any acquisition by the Parent of shares in the Company as contemplated under paragraph (j) of the definition of Permitted Share Issue.

Permitted Additional Debt means Financial Indebtedness incurred or established by any Offshore Material Company:

(a)	by way of an Additional Facility;

(b)	by way of one or more additional term or revolving facilities incurred or established outside of this Agreement; or

(c)	by way of bonds or notes (or any other financing or debt arrangement),

provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(i)	the purposes of such Financial Indebtedness shall be limited to Permitted Acquisitions, Capital Expenditure, working capital and/or general corporate purposes (other than funding any Permitted Payments);

(ii)	the final maturity date of a Permitted Additional Debt shall be no earlier than the Termination Date in respect of the Initial Term Facility;

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(iii)	if the repayment profile of such Financial Indebtedness (which is a term facility in nature) is a bullet repayment profile, the maturity date for such Financial Indebtedness must fall on or after the Termination Date in respect of the Initial Term Facility or if it is an amortising repayment profile, (x) the weighted average life of such Permitted Additional Debt shall not be shorter than the remaining weighted average life of the Initial Term Facility or (y) the Lenders of the Initial Term Facility are offered the same amortisation percentage per annum as the proposed amortising Permitted Additional Debt (if shorter than the amortisation percentage per annum of the Initial Term Facility);

(iv)	such Financial Indebtedness ranks pari passu with the Initial Term Facility and shall be secured by the same (or less) Security as is securing the Initial Term Facility (other than, in each case, any Credit-Specific Transaction Security) and shall be on terms no more onerous for the Group than the Initial Term Facility or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably));

(v)	such Financial Indebtedness shall be on terms no more onerous for the Group (as determined by the board of directors of the Company acting in good faith) than the Initial Term Facility or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably));

(vi)	the Leverage for the Most Recent Relevant Period as at which such proposed Permitted Additional Debt is incurred (recalculated on a pro forma basis, giving effect to (x) the incurrence and utilisation of any Permitted Additional Debt and any Initial Facility that occurs after the last day of such Most Recent Relevant Period but on or before the date on which such proposed Permitted Additional Debt is incurred and (y) such incurrence and full utilisation of such proposed Permitted Additional Debt) would be equal to or less than the Leverage for that Most Recent Relevant Period under Clause 23.2 (Financial condition) provided that if such proposed Permitted Additional Debt is incurred prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial condition) as at the First Test Date; and

(vii)	no Event of Default is continuing at the time the relevant Financial Indebtedness is committed (or would result therefrom).

Permitted Basket has the meaning given to that term in Clause 1.6 (Basket Increases).

Permitted Business Acquisition means an acquisition by any Group Member(s) of any Future Acquisition Target, if:

(a)	subject to Clause 25.18 (Clean-up period), no Event of Default is continuing or would occur as a result of completion of such acquisition on the date of any Group Member's entry into of a legally binding commitment to make such acquisition (the Acquisition Commitment Date) by reference to the facts and circumstances known to the Group as at the date of entry into of such commitment;

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(b)	promptly after any Acquisition Commitment Date, the Company notifies the Agent of such pending acquisition and certifies that (to the Company's Knowledge) if the Leverage referred to in Clause 23.2 (Financial condition) were re-calculated consolidating the financial statements of the Future Acquisition Target for the Most Recent Relevant Period (as at the Acquisition Commitment Date of that acquisition) with the Annual Financial Statements (construed in accordance with the definition of Most Recent Relevant Period) relevant to that Most Recent Relevant Period on a pro forma basis (taking into account any cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such acquisition had been paid and the Financial Indebtedness incurred or to be incurred in connection with such acquisition had been utilised at the last day of that Most Recent Relevant Period, it would have complied with the requirements of Clause 23.2 (Financial condition) for that Most Recent Relevant Period provided that if the Acquisition Commitment Date of that acquisition is prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial condition) as at the First Test Date;

(c)	that Future Acquisition Target and (if it has any Subsidiaries) its Subsidiaries, taken as a whole, carry on a principal business which falls within the general nature of the principal business carried on by the Group or is similar to, complementary to, compatible with or related to, the Core Business or is reasonably related, synergistic, incidental or ancillary to, the Core Business; and

(d)	any Financial Indebtedness incurred to finance such acquisition is Permitted Financial Indebtedness.

Permitted Cash Pooling means any cash pooling, netting or set-off arrangement entered into by any Obligor or Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligor(s) and/or Group Member(s) (including an overdraft comprising more than one account).

Permitted Collateralised Hedging Transaction means any foreign exchange or interest rate hedging transaction(s) entered into by any Offshore Group Member for the purposes of hedging (in the case of foreign exchange hedging) any currency exposure (between US$ and RMB) of a Group Member relating to any Permitted Collateralised Indebtedness or (in the case of interest rate hedging) any interest rate exposure of a Group Member relating to any Permitted Collateralised Indebtedness, provided that (in each case):

(a)	the aggregate notional amount of any and all such hedging transaction(s) does not exceed (or its equivalent in the applicable currency does not at any time exceed) 100 per cent. of the aggregate principal amount of all Permitted Collateralised Indebtedness;

(b)	at all times, the terms of such hedging are substantially based on, and are not more onerous to that Offshore Group Member or any other Group Member in any material respect than those in, the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement; and

(c)	the scheduled termination date for any and all such hedging falls on or prior to the scheduled maturity date for the Permitted Collateralised Indebtedness to which such hedging relates.

Permitted Collateralised Indebtedness means any Financial Indebtedness incurred by any Offshore Group Member:

(a)	which Financial Indebtedness is collateralised by one or more standby letters of credit (an SBLC) (or its equivalent) issued by a bank or financial institution in the PRC (an SBLC Bank) at the request of an Onshore Group Member which letter(s) of credit (or equivalent) are in an aggregate amount not exceeding the amount of the Cash Pledge (as defined below) and which letter(s) of credit (or equivalent) are secured by a Cash Pledge (collectively the SBLC Arrangements); or

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(b)	which Financial Indebtedness is itself secured by a Cash Pledge,

provided that:

(i)	the relevant Onshore Group Member has deposited cash with:

(A)	(in the case of paragraph (a) above) the SBLC Bank, to secure its counter-indemnity obligations in respect of the SBLC, the aggregate amount of which cash deposit does not exceed the aggregate principal amount of such Financial Indebtedness incurred by that Offshore Group Member, plus reasonable costs and interest thereon for the duration of such SBLC Arrangements; or

(B)	(in the case of paragraph (b) above) the lender of such Financial Indebtedness or its Affiliate, the aggregate amount of which cash deposit does not exceed the aggregate principal amount of such Financial Indebtedness incurred by that Offshore Group Member, plus reasonable costs and interest thereon for the duration of such Financial Indebtedness,

(such cash deposit being the Cash Pledge);

(ii)	such Financial Indebtedness (and, in the case of paragraph (a) above, the SBLC) shall not have the benefit of any guarantee or Security from any Group Member (other than the SBLC (in the case of paragraph (a) above), the Cash Pledge (in the case of paragraph (b) above) and any Security or Quasi-Security created by such Offshore Group Member over its rights and interests under any Permitted Collateralised Hedging Transaction relating to such Financial Indebtedness (the Permitted Hedging Security));

(iii)	no Major Event of Default is continuing or would arise as a result of the incurrence of such Financial Indebtedness; and

(iv)	the proceeds of such Financial Indebtedness are applied to repay or prepay the Facilities or to fund the payment of interest, costs and expenses in respect of the Facilities.

Permitted Disposal means a Disposal:

(a)	of assets in the ordinary course of day to day business of the disposing entity;

(b)	of any asset by a Group Member or an Obligor (the Disposing Company) to a Group Member (the Acquiring Company), but if the Disposing Company is an Obligor, either:

(i)	the Acquiring Company must be an Obligor; or

(ii)	the aggregate consideration for such Disposal does not exceed US$30,000,000 (or its equivalent) at any time;

(c)	of assets in exchange for, replacement for or investment in other assets (which are of a comparable or superior type, value or quality) which are used in the operation of the business of the Group and which are, subject to the Security Principles, subject to Transaction Security if the assets that they have been exchanged for were subject to Transaction Security;

(d)	of assets which are obsolete, redundant or no longer required for the business or operations of the Group for cash;

(e)	of cash or Cash Equivalent Investments (including by way of realisation) which is not specifically prohibited by the terms of the Finance Documents;

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(f)	constituting a Permitted Joint Venture Investment or arising as a result of any Permitted Security (other than paragraph (g) of the definition of Permitted Security to the extent that it relates to any Permitted Disposal) or which constitutes, is part of, or is made under or is necessary to implement, a Permitted Transaction, Permitted Payment or Permitted Share Issue or is otherwise expressly permitted elsewhere in a Finance Document;

(g)	of receivables (or of any contracts, guarantees or other obligations in respect of such receivables and other related assets customarily transferred in connection with such Disposal of receivables) (including those which are overdue or delinquent accounts receivables in connection with the collection or compromise of the unpaid accounts relating to those receivables) on arm’s length terms for cash either:

(i)	on a non-recourse (as regards the ability of the account debtors of the relevant receivables to pay) basis; or

(ii)	on a recourse basis to the extent constituting, part of or made under a Permitted Receivables Financing;

(h)	that is constituted by any collection of trade receivables in the ordinary course of day to day business by way of receipt of any note or other instrument evidencing the indebtedness constituted by such receivable, and a transfer/presentation of such note or instrument by a bank or financial institution in exchange for a cash payment;

(i)	under Finance Leases, hire purchase, conditional sale and other similar arrangements, which are otherwise permitted by the Finance Documents;

(j)	constituting a licence, lease, sub-licence or sub-lease of real property or a licence of intellectual property rights, in each case in the ordinary course of business;

(k)	any Permitted Sale and Leaseback;

(l)	required by law or regulation or any order of any government entity made thereunder (including any seizure, expropriation or compulsory purchase of any asset or any shares or equity interests in any Group Member by (or by the order of) any Governmental Agency, provided that such seizure, expropriation or compulsory purchase does not result from any default or breach by any Obligor, the Parent or any Group Member);

(m)	under and pursuant to the terms of any agreement or commitment entered into by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Structure Memorandum and not entered into in contemplation of this restriction);

(n)	by a Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof under and pursuant to the terms of any agreement existing at completion of that Permitted Business Acquisition;

(o)	of rights relating to Treasury Transactions, constituted by any termination or close-out of such Treasury Transaction (provided that, in the case of any Treasury Transaction under any Hedging Agreement, such termination is permitted under the Intercreditor Agreement);

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(p)	of treasury shares (or shares otherwise already held by a Group Member) in any Group Member in connection with share incentive schemes;

(q)	constituting, or that is part of or made under, a Permitted Transaction;

(r)	of shares or equity interests in a Group Member (other than the Company a WFOE or a Material Company) on arm's length terms or better provided that the relevant Group Member continues to be a Group Member;

(s)	of any asset (other than any Core Asset, shares of a Group Member or Material IP) on normal commercial terms where the proceeds are applied or committed or designated to be applied in reinvestment in the business of the Group, (A) to fund purchase of other assets to be used in the business of the Group; or (B) for financing Capital Expenditure (or refinancing Capital Expenditure incurred in the 12 Months immediately following the receipt of the Net Proceeds of such Disposal by a Group Member); or (C) for financing a Permitted Acquisition or a Permitted Joint Venture Investment (or refinancing a Permitted Acquisition or a Permitted Joint Venture Investment incurred in the 12 Months immediately following the receipt of the Net Proceeds of such Disposal by a Group Member) (the purposes described in the foregoing items (A), (B) and (C) being the Capital Reinvestment Purposes); or (D) otherwise for any working capital or general corporate purposes of the Group (the purposes described in the foregoing item (D) being the General Reinvestment Purposes), in each case within 12 Months of when those proceeds are received by the applicable Group Member (and, if a binding reinvestment commitment is entered into (or a reinvestment plan is formulated) or reinvestment is designated by the board of the relevant Group Member in that period, are actually applied within 18 Months of receipt by the applicable Group Member) (such period being the Reinvestment Period) or are, on or prior to the expiry of the applicable Reinvestment Period, applied in prepayment of the Initial Term Facility, Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness, provided that such proceeds shall be allocated between the Initial Term Facility and such other Financial Indebtedness on a pro rata basis) in accordance with Clause 10.2 (Disposal Proceeds) and the Intercreditor Agreement; and

(t)	of any asset (other than any Core Asset) for cash where the Net Proceeds of that Disposal (when aggregated with the Net Proceeds receivable for any other Disposal not allowed under the preceding paragraphs and not constituting a Permitted Transaction) does not exceed US$30,000,000 (or its equivalent ) in any Financial Year.

Permitted Financial Indebtedness means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	which constitutes (i) Parent Liabilities or (ii) Financial Indebtedness that is otherwise subordinated to the Facilities on terms that are acceptable to the Agent (acting on the instructions of the Majority Lenders) or (iii) Financial Indebtedness owing by the Parent to any one or more of its shareholders or Affiliates of its shareholders and subject to the Intercreditor Agreement, but (in the case of (ii)) only if the creditor's rights in respect of such Financial Indebtedness are assigned to the Security Agent by way of security on terms acceptable to the Agent (acting on the instructions of the Majority Lenders);

(c)	constituting, or that is part of or made or incurred under, a Permitted Guarantee, (other than paragraph (d) of the definition of Permitted Guarantee, to the extent that it applies to any Permitted Financial Indebtedness), a Permitted Loan (other than paragraph (b) of the definition of Permitted Loan to the extent that it applies to any Permitted Financial Indebtedness), a Permitted Transaction, Permitted Cash Pooling or a Permitted Treasury Transaction;

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(d)	arising under any Deferred Consideration;

(e)	arising under a Finance Lease of vehicles, equipment, computers or fixed assets provided that the aggregate capital value of all such items so leased under outstanding leases by Group Members (excluding any Financial Indebtedness that falls within any other paragraph of this definition) does not (when aggregated with (without duplication) the aggregate amount of any Financial Indebtedness incurred pursuant to paragraph (f) below) exceed US$10,000,000 (or its equivalent) at any time;

(f)	arising under any vendor financing relating to purchased equipment provided that the aggregate principal amount outstanding under all such arrangements (excluding any Financial Indebtedness that falls within any other paragraph of this definition) does not (when aggregated with (without duplication) the aggregate amount of any Financial Indebtedness incurred pursuant to paragraph (e) above) exceed US$10,000,000 (or its equivalent) at any time;

(g)	raised by the issue of redeemable shares which are held by another Group Member pursuant to a Permitted Share Issue;

(h)	incurred by any Offshore Group Member under any Permitted Collateralised Indebtedness;

(i)	arising under or in connection with any bill payable or similar instrument issued by any financial institution in the PRC on behalf of any Onshore Group Member to support obligations of any Onshore Group Member incurred in the course of ordinary day-to-day business, where any Onshore Group Member has provided cash collateral to such financial institution in respect of the full face value of such bill payable or similar instrument;

(j)	which is Permitted Additional Debt or a Refinancing Indebtedness;

(k)	which is a Permitted Receivables Financing;

(l)	incurred by any Group Member which is not the Company or a Material Company provided that such Financial Indebtedness is not guaranteed or secured by the Company or a Material Company and shall be applied towards a Permitted Acquisition and/or Capital Expenditure;

(m)	incurred by any person acquired by the Group (or indebtedness attaching to the assets of such person) pursuant to a Permitted Acquisition (whether secured on pari passu basis with the Facilities or on a junior basis or senior unsecured, guaranteed or unguaranteed) and which is in existence at the time of acquisition and not incurred or increased in contemplation of the acquisition and is discharged within 4 months of completion of the acquisition unless otherwise permitted to remain outstanding pursuant to another paragraph of this definition);

(n)	arising between any Group Member;

(o)	of any Group Member the aggregate outstanding principal amount of which does not exceed 35% of the Adjusted EBITDA of the Group as at the Most Recent Relevant Period;

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(p)	which is Financial Indebtedness of any entity acquired by a Member of the Group (or Financial Indebtedness attaching to the assets of such entity) pursuant to a Permitted Acquisition (whether secured on pari passu basis with the Initial Term Facility or on a junior basis or senior unsecured, guaranteed or unguaranteed) provided that if the Leverage referred to Clause 23.2 (Financial condition) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account, any cost savings and synergies cost savings and synergies (calculated on the same basis as Adjusted EBITDA) and the Financial Indebtedness of such acquired entity), the requirements of Clause 23.2 (Financial condition) for that Most Recent Relevant Period would be complied with and provided further that such Financial Indebtedness is in existence at the time of the acquisition and not incurred or increased in contemplation of the acquisition;

(q)	Group cash pooling and daylight exposures under ordinary course banking and treasury activities; and

(r)	any secured or unsecured Financial Indebtedness of any Onshore Group Member, provided that (x) the net proceeds of such Financial Indebtedness is used primarily for the purpose of repaying and/or refinancing the Initial Term Facility Loan or (y) the following conditions are met at the time of such incurrence (a) no Event of Default is continuing or would occur as a result of such incurrence and (b) if the Leverage referred to in Clause 23.2 (Financial condition) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account the incurrence of such Financial Indebtedness, application of proceeds of such Financial Indebtedness including any adjustments to EBITDA in accordance with paragraphs (b) to (d) of Clause 23.3 (Financial testing) in respect of any acquisition and any other pro forma adjustments in respect of any repayment of such Financial Indebtedness), the requirements of Clause 23.2 (Financial condition) for that Most Recent Relevant Period would be complied with (provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial condition) as at the First Test Date) (Permitted PRC Indebtedness),

provided that in the event that any Financial Indebtedness (Refinancing Debt) is incurred for the purposes of refinancing any other Financial Indebtedness (Refinanced Debt), any temporary non-compliance of any foregoing limit (including in respect of the Permitted Additional Debt) shall not result in any Refinancing Debt or Refinanced Debt not being permitted, as long as such limit would have been complied with had the proceeds of such Refinancing Debt been applied towards such refinancing and the applicable Group Members are taking reasonable steps to apply the proceeds of such Refinancing Debt towards the refinancing of such Refinanced Debt provided further that such application towards refinancing of such Refinanced Debt will be made within 10 Business Days after the date of incurrence of such Refinancing Debt and provided further that in the event that the Facilities are being replaced or refinanced in part only (such replacing or refinancing Financial Indebtedness being Refinancing Indebtedness) (A) the weighted average life of the Refinancing Indebtedness shall be no shorter than the remaining weighted average life of the Initial Term Facility, (B) the final maturity date of any such Refinancing Indebtedness shall be no earlier than the Termination Date in respect of the Initial Term Facility, (C) the provider(s) of such Refinancing Indebtedness (or, where customary for financing of the relevant type, the agent or trustee in respect of such Refinancing Indebtedness) shall become party to the Intercreditor Agreement on pari passu or junior basis, (D) any proceeds from such Refinancing Indebtedness shall be applied towards the purported refinancing only (dollar for dollar) and any associated Transaction Costs and shall be so applied within five Business Days of after the date of incurrence of such Refinancing Indebtedness, (E) any Refinancing Indebtedness may only receive any mandatory prepayments pro rata with or after (and not in priority to) the Initial Term Facility, (F) the Refinancing Indebtedness shall only be secured by the Transaction Security that also secure the Facilities (on pari passu or junior basis), (G) (in respect of refinancing of part of the Initial Term Facility only) such Refinancing Indebtedness shall be on terms no more onerous for the Group than the Initial Term Facility or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)), and (H) no Event of Default is continuing or would result from the incurrence of such Refinancing Debt.

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Permitted Gross Outstandings means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

Permitted Guarantee means:

(a)	any guarantee under the Finance Documents;

(b)	the endorsement of negotiable instruments and the giving of indemnities in the ordinary course of business;

(c)	guarantees in relation to performance by any Obligor or any Group Member under any contract entered into in the ordinary course of business (and counter-indemnities to financial institutions which have guaranteed such performance) but, in each case, not in respect of Financial Indebtedness;

(d)	guarantees which constitute, are part of or are given under, any Permitted Financial Indebtedness (other than paragraph (c) of the definition of Permitted Financial Indebtedness to the extent it relates to any Permitted Guarantee), any Permitted Cash Pooling, any Permitted Joint Venture Investment in a Permitted Joint Venture, a Permitted Transaction, Permitted Receivables Financing or a Permitted Treasury Transaction;

(e)	guarantees granted by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Structure Memorandum and not entered into in contemplation of this restriction);

(f)	guarantees granted by any Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof and existing at the time of such Permitted Business Acquisition;

(g)	indemnities (in customary form) given in the ordinary course of the documentation of an acquisition or disposal transaction;

(h)	guarantees required by a court, tribunal, arbitral body or agency in connection with arbitration and other legal proceedings not otherwise being an Event of Default;

(i)	guarantees given by any Obligor or Group Member in respect of the obligations of another Group Member;

(j)	guarantees given by a Group Member to landlords in the ordinary course of business and guarantees and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a Group Member in respect of real property in the ordinary course of business for such Group Members;

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(k)	guarantees made by any Obligor or Group Member in substitution for an extension of credit permitted under the definition of Permitted Loan to the extent that such Obligor or Group Member would have been entitled to extend credit in an equivalent amount under the definition of Permitted Loan (taking into account the substitution of such credit with the guarantees and indemnities as contemplated in this paragraph (k)) to the person whose obligations are being so guaranteed or, as applicable, indemnified;

(l)	any guarantee granted by any Obligor or Group Member to the trustee of any employee share option or employee unit trust scheme of any Obligor or Group Member;

(m)	customary indemnities given in mandate, engagement and commitment letters and financing documentation and to professional advisers and consultants;

(n)	customary indemnities in favour of directors and officers of Obligors and Group Members in their capacity as such in connection with the performance of their duties to the relevant Obligor(s) and/or Group Member(s);

(o)	any counter-indemnity obligations of any Group Member in respect of any performance bond or similar instrument issued by a bank or financial institution guaranteeing or in support of performance by any Group Member under any contract entered into in the ordinary course of its business (and not relating to Financial Indebtedness);

(p)	guarantees granted or arising under legislation relating to tax or corporate law under which any Obligor or Group Member assumes general liability for the obligations of another Obligor or Group Member incorporated or tax resident in the same jurisdiction;

(q)	any counter-indemnity obligations of any Onshore Group Member in respect of any SBLC issued in connection with any Permitted Collateralised Indebtedness or any guarantee by an Onshore Group Member which has granted a Cash Pledge in respect of any Permitted Collateralised Indebtedness; and

(r)	any guarantee the outstanding principal amount of which, when aggregated with all other guarantees and indemnities under this paragraph (r) (excluding any guarantee or indemnity permitted under any other paragraph of this definition) and any Financial Indebtedness incurred under paragraph (n) of the definition of Permitted Loan, does not exceed US$30,000,000 (or its equivalent) in aggregate at any time.

Permitted Hedging Security has the meaning given to that term in the definition of Permitted Collateralised Indebtedness.

Permitted Holding Company Activity means:

(a)	liabilities arising from the incurrence of and payment of Transaction Costs, and fees, costs, commissions and expenses in the ordinary course of business of a holding company including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to other Group Members of a type customarily provided by a holding company to its subsidiaries;

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(c)	making or receiving Permitted Loans, giving or benefiting from Permitted Guarantees, making any Permitted Treasury Transactions, making or receiving any Permitted Payments, issuing or subscribing for a Permitted Share Issue, making a Permitted Acquisition or acquiring rights or incurring liabilities otherwise permitted under the Finance Documents and incurring any Permitted Financial Indebtedness including:

(i)	any rights and liabilities that are Parent Liabilities;

(ii)	any Financial Indebtedness and/or other liabilities incurred under the Transaction Documents; and

(iii)	any guarantee or indemnity given under the Transaction Documents;

(d)	ownership of shares in its Subsidiaries, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments;

(e)	the payment of salaries to management, directors, officers and employees of the Group;

(f)	any action taken pursuant to a Permitted Transaction or pursuant to other steps set out in the Structure Memorandum and any arrangement in respect of, or the making of, a Permitted Payment or entering into a transaction to facilitate making a Permitted Payment;

(g)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving other Group Members;

(h)	any activity in connection with any employee or participation scheme operated by a Group Member or any Holding Company thereof;

(i)	(in respect of the Parent only) making any loan to a Sponsor, taking guarantee and/or security in connection therewith and applying the proceeds of interest and repayment of such loan in connection with any Permitted Holding Company Activity; and

(j)	any other activity or transaction permitted by the Agent (with the consent of the Majority Lenders).

Permitted IPO means any IPO of the Company, any other Group Member or an IPO Holding Company at any time where:

(a)	the IPO will not result in a Change of Control;

(b)	no Event of Default is continuing or would result from the IPO; and

(c)	in the case of an IPO of a Material Company, after giving effect to the IPO, such IPO Entity remains a Subsidiary of the Company after the IPO.

Permitted Joint Venture means:

(a)	an Existing Joint Venture;

(b)	any Joint Venture which ((if it has any Subsidiary) together with its Subsidiaries, taken as a whole) carries on a principal business which falls within the general nature of the principal business carried on by the Group or is similar to, complementary to, compatible with or related to, the Core Business or is reasonably related, synergistic, incidental or ancillary to, the Core Business; and

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(c)	any Joint Venture constituting, being part of, arising from or entered into under or pursuant to, a Permitted Loan (to the extent such Permitted Loan is constituted by a loan or debt securities convertible into or exchangeable with the equity securities of an entity), a Permitted Share Issue or a Permitted Transaction.

Permitted Joint Venture Investment means:

(a)	any Joint Venture Investment in an Existing Joint Venture falling within paragraph (a) of that definition, provided that any further investment in such Existing Joint Venture after the Initial Utilisation Date of the Initial Term Facility is contractually committed or contemplated by the Target Group as at the Initial Utilisation Date of the Initial Term Facility and to the extent disclosed to the Agent in the Disclosure Letter;

(b)	any Joint Venture Investment in an Existing Joint Venture falling within paragraph (b) of that definition, provided that any further investment in such Existing Joint Venture after the date on which the relevant Future Acquisition Target becomes a Group Member is committed on or prior to the date on which that Future Acquisition Target becomes a Group Member;

(c)	any Joint Venture Investment constituting, being part of, arising from or entered into under or pursuant to, a Permitted Loan (to the extent such Permitted Loan is constituted by a loan or debt securities convertible into or exchangeable with the equity securities of an entity), a Permitted Share Issue or a Permitted Transaction; and

(d)	any Joint Venture Investment in a Permitted Joint Venture, provided that:

(i)	as at the date where any Group Member enters into a legally binding commitment to make such Joint Venture Investment, no Event of Default is continuing or would result from such Joint Venture Investment, in each case by reference to the facts and circumstances known to the Group as at the date of entry into of such commitment;

(ii)	any Financial Indebtedness incurred to finance any Joint Venture Investment is Permitted Financial Indebtedness; and

(iii)	promptly after the date of any Group Member's entry into a legally binding commitment to make such Joint Venture Investment, the Company certifies that (to the Company's Knowledge) if the Leverage referred to in Clause 23.2 (Financial condition) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account any cost savings and synergies cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such Joint Venture Investment had been paid and the Financial Indebtedness to be incurred in connection with such Joint Venture Investment had been utilised at the start of that Most Recent Relevant Period, and after giving pro forma effect to (A) amounts subscribed for shares in or invested in (net of all redemptions) or lent to (net of any repayment) all such Joint Ventures by any Group Member, (B) the contingent liabilities of any Group member under any guarantee given in respect of the liabilities of any such Joint Venture, and (C) the market value of any assets transferred by any Group Member to any such Joint Venture (not being sales or purchases for cash made between a Group Member and any such Joint Venture in the ordinary course of trade and on arm’s lengths terms), the Group would have complied with the Leverage financial covenant set out in Clause 23.2 (Financial condition) for that Most Recent Relevant Period (provided that if such legal commitment to make such Joint Venture Investment is entered into prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial condition) as at the First Test Date). For the avoidance of doubt, any reference in this paragraph (ii) to a Joint Venture Investment shall be a reference to that Joint Venture Investment as renewed, extended or otherwise replaced from time to time (provided that any increase in the amount of that investment must otherwise be permitted under this definition).

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Permitted Loan means:

(a)	any trade credit extended in the ordinary course of day-to-day business and/or any advance payment made (including advance payment in relation to permitted Capital Expenditure) in the ordinary course of day-to-day business;

(b)	a loan or credit which constitutes, is part of or is made under or is necessary to implement or is consideration for, any Permitted Financial Indebtedness (except under paragraph (g) of the definition thereof and paragraph (c) thereof to the extent that such paragraph (c) relates to any Permitted Loan), a Permitted Acquisition, a Permitted Joint Venture Investment, a Permitted Payment or a Permitted Transaction;

(c)	any loan or credit made available for the purposes of enabling the Borrower to meet its payment obligations under the Finance Documents or in respect of any Parent Liabilities permitted under the Finance Documents, to make a Permitted Payment or to facilitate compliance with applicable law;

(d)	any loan or credit made available by a Group Member to another Group Member (and if both debtor and creditor in respect of such loan are Onshore Group Members, such loan may be made by way of entrustment loan or similar arrangements) provided that to the extent required by the Intercreditor Agreement but subject to the Security Principles, if the outstanding principal amount of that loan exceeds US$30,000,000 (or its equivalent), the creditor thereof (if it is an Offshore Group Member) and the debtor thereof (if it is also an Offshore Group Member) are or become party to the Intercreditor Agreement as an Intercompany Lender and a Debtor (as defined, in each case, in the Intercreditor Agreement), respectively;

(e)	any loan or credit made available by the Parent to the Company (including any loan or credit made available by the Parent pursuant to a Parent Loan Document);

(f)	a loan made by any Obligor or Group Member to a director, officer, manager or employee of any Obligor or Group Member if the amount of that loan when aggregated with the amount of all other such loans (excluding any loan falling within any other paragraph of this definition) does not exceed US$15,000,000 (or its equivalent) at any time;

(g)	any loans made to an employee share option scheme or employee unit trust scheme of the Group (or to directors, officers or other employees of the Group for the purposes of participating in such schemes) up to an aggregate amount of US$10,000,000 (or its equivalent) at any time;

(h)	any loan or credit arrangement made by a Target Group Member on or prior to the Closing Date and to the extent disclosed to the Agent in the Disclosure Letter provided that the principal amount of that loan or credit arrangement is not increased from the principal amount outstanding on the Closing Date (except pursuant to a commitment binding on any Target Group Member as at the Closing Date);

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(i)	any loan or credit made by a Future Acquisition Target (the subject of a Permitted Business Acquisition, which Future Acquisition Target was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof, which loan or credit is existing as at the closing date of such Permitted Business Acquisition (as any such loan or credit arrangement may be transferred to another Group Member), provided that the principal amount of that loan or credit arrangement is not increased from the principal amount outstanding on the date of closing of such Permitted Business Acquisition (except pursuant to a commitment binding on such Future Acquisition Target or any Subsidiary thereof as at the date of closing of such Permitted Business Acquisition);

(j)	any loan or credit representing deferred consideration on a Permitted Disposal which loan or credit is no more than 50 per cent. of the total consideration for that Permitted Disposal (provided that contingent consideration arrangements (including earn-outs) shall not be treated as a loan or credit for this purpose) and the terms of such deferred consideration are that it shall be paid within 18 months of the closing date of such Permitted Disposal;

(k)	any loan or credit constituted by any cash credit balance at a bank or other financial institution;

(l)	loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (r) of the definition of Permitted Guarantee if such loans or extensions of credit were made by third parties under and with the benefit of the guarantee of any Obligor or Group Member (for the amount of such loans or extensions of credit);

(m)	any loan made by a Target Group Member to any shareholder of a Controlled Entity on or prior to the Closing Date and to the extent disclosed to the Agent in the Disclosure Letter; and

(n)	any loan or credit so long as the aggregate amount of the Financial Indebtedness under such loan or credit does not, when aggregated with the Financial Indebtedness under all other loans and credits under this paragraph (m) (excluding any falling within any other paragraph of this definition) and any guarantee or indemnity permitted under paragraph (r) of the definition of Permitted Guarantee, exceed US$30,000,000 (or its equivalent) in aggregate at any time.

Permitted Payment means:

(a)	payment of a management fee per annum plus any Indirect Tax thereon (if applicable) plus reasonable expenses in any Financial Year by the Company to the Investors and/or any of their Affiliates (together, the Management Fees) where the aggregate of Management Fees (when aggregated with any amount paid under paragraphs (f) and (k) below) in any Financial Year does not exceed US$15,000,000 (or its equivalent);

(b)	the making of any Restricted Payment (not falling within paragraph (c) of the definition of Restricted Payment), (i) by a Group Member (other than the Company) in favour of the holder(s) of shares or equity interests in such Group Member pro rata according to the applicable holding of shares or equity interests in such first-mentioned Group Member held by such holder(s) (but excluding any payment to nominal shareholders of any Controlled Entity) and (ii) by a Group Member to another Group Member in accordance with the Controlled Entities Documents;

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(c)	any payment made by the Company to any Holding Company of the Company for funding the consideration payable by such Holding Company of any acquisition falling within paragraph (e) of the definition of Permitted Transaction;

(d)	a payment to any Investor and any of its Affiliates to cover transaction fees and expenses incurred in connection with the Merger, provided that such payments are reflected in the Funds Flow Statement;

(e)	payment to departing managers, directors, employees or officers in accordance with the terms of their employment or directorship contracts (provided that such contracts relate principally to the business of the Group);

(f)	payment to or for the account of a (direct or indirect) Holding Company of the Company in order to enable that Holding Company to maintain its corporate existence (including payment of applicable regulatory costs), to pay fees, costs and expenses related to the Group, to pay fees and expenses (including ad hoc advisory fees), to pay Taxes, to the extent they relate to or are attributable to the Group (including as a result of any tax grouping arrangement) and to pay any interest or fees in respect of any Permitted Collateralised Indebtedness, provided that the aggregate of such payments by Group Members (when aggregated with any amount paid under paragraph (a) above and paragraph (k) below) (excluding any payment falling within any other paragraph of this definition) does not exceed US$15,000,000 (or its equivalent) in any Financial Year (provided that, any amount which is not paid in any Financial Year may be carried over into (and paid during) subsequent Financial Years;

(g)	the declaration and payment of a Restricted Payment in cash by the Company provided that:

(i)	no Event of Default is continuing at that time of declaration of such Restricted Payment or would result from that Restricted Payment being made; and

(ii)	either:

(A)	the Most Recent Leverage (as at the time of declaration of such Restricted Payment) calculated giving pro forma effect to such payment (and any Financial Indebtedness incurred or to be incurred to finance such payment) is less than 3.50:1 but more than or equal to 2.50:1 as at the time of declaration of such Restricted Payment provided that an amount equal to such Restricted Payment is, on the date on which such Restricted Payment is paid by the Company, is applied towards in prepayment of the Initial Term Facility Loan and such prepayment shall reduce the Repayment Instalments of the Initial Term Facility Loan pursuant to Clause 8.1 (Repayment of Term Facility Loan) on a pro rata basis; or

(B)	the Most Recent Leverage (as at the time of declaration of such Restricted Payment) calculated giving pro forma effect to such payment (and any Financial Indebtedness incurred or to be incurred to finance such payment) is less than 2.50:1 as at the time of declaration of such Restricted Payment, provided further that, for the avoidance of doubt, if the Most Recent Leverage calculated giving pro forma effect to such payment (and any Financial Indebtedness incurred or to be incurred to finance such payment) is greater than or equal to 3.50:1, no such Restricted Payment may be declared or paid in accordance with this paragraph (g);

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(h)	payment of any Royalty Payment by a Group Member to another Group Member;

(i)	a payment constituting, or that is part of or made under, a Permitted Transaction;

(j)	any payment to directly or indirectly acquire shares or other ownership interests (and/or to cancel, discharge, purchase or repay any related loans and other amounts owing to the Group) held by (or owing to) any present or former employees, directors, officers, managers or consultants of the Group Members or any Holding Company (or any transferee thereof) (or their estates or the beneficiaries of such estates) in respect of:

(i)	the Liquidity Program (as defined in the Shareholders Agreement) in substitution of the existing 2010 Employee Stock Option Plan and the 2013 Share Incentive Plan of the Target Group; and

(ii)	any other management equity, incentive, benefit or stock option plan (or other similar agreement or arrangement) not exceeding US$50,000,000 (or its equivalent) in any Financial Year;

(k)	a Restricted Payment made in respect of any bona fide acquisition and transaction advisory fee in relation to any debt raising or acquisition activities, provided that the aggregate of such Restricted Payments by Group Members does not exceed (when aggregated with any amount paid under paragraphs (a) and (f) above) the aggregate of US$15,000,000 (or its equivalent) in any Financial Year;

(l)	any Restricted Payment by any other Group Members to a Borrower for the purposes of debt service of the Group (including any prepayment or repayment thereof) at any time; and

(m)	any payment of Portfolio Company Consideration (provided that it is fully funded from the Portfolio Company Deposit) and the Portfolio Company Premium.

Permitted PRC Indebtedness has the meaning given to that term in paragraph (r) of the definition of Permitted Financial Indebtedness.

Permitted Receivables Financing means an arrangement for the sale or discontinuing of receivables of Group Members on a recourse basis (including by way of securitisation or similar programme and where the recourse is limited to such receivables), provided that the Financial Indebtedness incurred by Group Members pursuant to those arrangements constitutes Permitted Financial Indebtedness (other than paragraph (k) of the definition of Permitted Financial Indebtedness) and, to the extent that any Security or Quasi-Security is granted in connection therewith (the Secured Receivables Financing), the outstanding principal amount secured by such Security or Quasi-Security does not exceed the amounts permitted pursuant to paragraph (y) of the definition of Permitted Security (when aggregated with all other amounts incurred in accordance with that paragraph and any other Secured Receivables Financing).

Permitted Reorganisation means:

(a)	the liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction (a Reorganisation) on a solvent basis of any Group Member (other than the Company) so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members (or to the holder(s) of shares or equity interests in such Group Member pro rata according to their respective holding of shares or equity interests in such Group Member);

56

(b)	a Reorganisation contemplated under the Structure Memorandum;

(c)	a Reorganisation required to effect a Permitted IPO;

(d)	a Reorganisation required for the purposes of a debt push-down, prepayment or repayment of a Cash Bridge Facility provided that the net proceeds are used to prepay the Initial Term Facility or a Cash Bridge Facility (as the case may be); and

(e)	a Reorganisation on a solvent basis of an Obligor (other than the Company),

provided that:

(i)	in the case of a Reorganisation under any of the paragraphs (c) and (e) above, all of the assets of the Obligors subject to the Reorganisation shall be retained by one or more of the Obligors (except to the extent constituting a Permitted Disposal (excluding paragraph (f) of the definition of Permitted Disposal to the extent it relates to a Permitted Transaction falling within paragraph (b) of the definition thereof));

(ii)	in the case of a Reorganisation under paragraph (c) above, the Finance Parties shall receive, subject to the Security Principles, Transaction Security over shares in the IPO Entity held by a Group Member or the Parent that is in place immediately prior to the Reorganisation;

(iii)	in the case of a Reorganisation of a Group Member or an Obligor under paragraphs (a) and (e) above (such Group Member or Obligor, the Existing Entity), the Finance Parties shall receive, subject to the Security Principles, Transaction Security and guarantee substantially the same in scope to any Transaction Security and guarantee that is in place over the assets of the Existing Entity or over its ownership interests (or, in the case of a guarantee, from the Existing Entity) immediately prior to that Reorganisation (including security granted by any successor to the Existing Entity over its assets, or any security granted by any Holding Company of any successor to the Existing Entity over the shares in such successor) and the surviving entity assumes liability for the Existing Entity under the Finance Documents; and

(iv)	in each case of paragraphs (a) to (e) above, no Event of Default is continuing at the commencement of that Reorganisation.

Permitted Sale and Leaseback means the disposal of one or more assets (including any real property (or any fixtures thereon)) by a Group Member on terms where they may be leased back to a Group Member, provided that the aggregate amount of the higher of the market value of those assets and the proceeds raised from that disposal does not exceed (in aggregate for any and all such disposals) US$10,000,000 (or its equivalent) over the life of the Facilities.

Permitted Security means:

(a)	any Security or Quasi-Security arising by operation of law or agreement of similar effect and in the ordinary course of business;

(b)	any Security or Quasi-Security arising in connection with Permitted Cash Pooling and any Security or Quasi-Security granted to a financial institution on that financial institution's standard terms and conditions (or better) or under applicable law in respect of accounts and services;

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(c)	any Security or Quasi-Security over or affecting any asset acquired by a Group Member after the Closing Date if:

(i)	that Security or Quasi-Security was not created in contemplation of (and was subsisting at the time of) the acquisition of that asset by a Group Member;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by that Group Member; and

(iii)	that Security or Quasi-Security is removed or discharged within four months of the date of acquisition of that asset by that Group Member (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(d)	any Security or Quasi-Security over or affecting any asset of any person which becomes a Group Member after the Closing Date, where that Security or Quasi-Security is created prior to the date on which that person becomes a Group Member; if:

(i)	that Security or Quasi-Security was not created in contemplation of that person's becoming a Group Member;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since that person's becoming a Group Member; and

(iii)	that Security or Quasi-Security is removed or discharged within four months of that person's becoming a Group Member (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(e)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any Obligor or Group Member in the ordinary course of business and on the supplier's standard or usual terms and not as a result of any default or omission by any Obligor or Group Member;

(f)	any Security or Quasi-Security subsisting over assets of a Target Group Member provided that such Security or Quasi-Security is irrevocably removed or discharged on or prior to the Closing Date or is disclosed to the Agent in the Disclosure Letter (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(g)	any Security or Quasi-Security arising in connection with a Permitted Disposal (other than paragraphs (f) or (g)(ii) of the definition of Permitted Disposal to the extent it relates to any Permitted Security) or a Permitted Acquisition;

(h)	any Security or Quasi-Security arising as a consequence of or in connection with any finance or capital lease where the Financial Indebtedness arising under that arrangement is Permitted Financial Indebtedness;

(i)	any payment or close-out netting or set-off arrangements under Permitted Treasury Transactions, provided that such arrangements shall not provide for any amount owing to a Group Member to be netted or set off against any obligations or liabilities of any person other than a Group Member;

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(j)	any set-off arrangements under Permitted Financial Indebtedness, provided that such arrangements shall not provide for any amount owing to a Group Member to be set off against any obligations or liabilities of any person other than a Group Member;

(k)	any Transaction Security, including cash collateral to secure, and any blocked accounts in respect of, obligations under the Finance Documents or a Permitted Additional Debt;

(l)	any Security or Quasi-Security arising out of judgments or awards and/or arising by operation of law or the rules of any applicable court in respect of litigation involving any Obligor or Group Member (including any escrow payment into court);

(m)	any Security over any rental deposits in respect of any property leased or licenced by any Obligor or Group Member in the ordinary course of business;

(n)	any Security over documents of title and goods and rights relating to those goods created by any Obligor or Group Member as part of a documentary credit transaction;

(o)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any Obligor or Group Member as security for the payment of any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on such Group Member;

(p)	any Security or Quasi-Security which does not secure any outstanding actual or contingent obligation, provided that the relevant Obligor or Group Member takes commercially reasonable steps to procure the release of that Security or Quasi-Security;

(q)	any Security or Quasi-Security over cash paid into an escrow or similar account in connection with a Permitted Disposal or a Permitted Acquisition including those in favour of any tax, customs or bonding authorities;

(r)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees (where such letters of credit or bank guarantees are issued for the benefit of any Obligor or Group Member);

(s)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in each case other than Financial Indebtedness), statutory obligations, surety, stays, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) of any Obligor or Group Member incurred in the ordinary course of business;

(t)	any Security or Quasi-Security constituted by easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Obligor or Group Member;

(u)	any Security or Quasi-Security constituted by (i) any Cash Pledge made by an Onshore Group Member in connection with any Permitted Collateralised Indebtedness or (ii) any Permitted Collateralised Hedging Transaction;

(v)	any Security or Quasi-Security granted in respect of any Permitted Financial Indebtedness in respect of bills payable under paragraph (i) of Permitted Financial Indebtedness;

(w)	any Security or Quasi-Security granted in respect of Permitted PRC Indebtedness the outstanding principal amount of the principal amount of any Permitted PRC Indebtedness that is outstanding at any time provided that such Security or Quasi-Security is not granted over assets subject to Transaction Security;

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(x)	utility easements, building restrictions and such other Security against real property as are of a nature generally existing with respect to properties of a similar character;

(y)	any Security or Quasi-Security granted by any Obligor or Group Member securing Permitted Receivables Financing, the outstanding principal amount of which does not exceed US$10,000,000 (or its equivalent) at any time;

(z)	any Security or Quasi-Security granted under the Controlled Entities Documents; and

(aa)	any Security or Quasi-Security granted by any Obligor or Group Member securing any other indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any and all other indebtedness which has the benefit of Security given by any or all of the Obligors and Group Members other than any permitted under paragraphs (a) to (y) above) does not exceed US$30,000,000 (or its equivalent) at any time.

Permitted Share Issue means an issue of shares:

(a)	by the Company to the Parent which are not redeemable at the option of the holder thereof before the date falling six Months after the Termination Date in respect of the Initial Term Facility, where such issue does not lead to a Change of Control;

(b)	by a Group Member to its immediate Holding Company or to another Group Member or to a minority shareholder in each case proportionate to its existing holding of shares in such Group Member provided that if the existing shares of the issuing Group Member are the subject of the Transaction Security, the newly-issued shares also become subject to the Transaction Security on the same terms;

(c)	by the Company to the Parent of shares in exchange for an asset (whether contributed to the Company or any other Group Member) provided that such shares issued or to be issued by the Company are, or are required by the Finance Documents to be, subject to the same Transaction Security under the Transaction Security Documents as the Company's shares already in issue;

(d)	by a Group Member (other than the Company, a WFOE or a Material Company) to a person (that is not a Group Member), provided that such Group Member remains a Group Member after such issuance;

(e)	by a Group Member (other than the Company) to managers, officers, directors, employees or distributors of the Group pursuant to any share incentive scheme;

(f)	as part of a Permitted Joint Venture Investment;

(g)	as part of a Permitted IPO;

(h)	constituting, or that is part of or made under or pursuant to, a Permitted Transaction;

(i)	by a Target Group Member provided that such issue is contractually committed or contemplated by the Target Group as at the Initial Utilisation Date of the Initial Term Facility and to the extent disclosed to the Agent in in the Disclosure Letter; and

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(j)	by the Company of shares as consideration for any Permitted Acquisition, provided that such shares (if issued to any person other than the Parent) are promptly transferred directly or indirectly (whether through equity contribution or otherwise) to the Parent and become subject to Transaction Security (free from any claims, third party rights or competing interests).

Permitted Sponsor Amounts means, at any time, any amounts that the Group may, at that time, pay to one or more of the Sponsors in accordance with the terms of this Agreement (to the extent not actually paid to one or more of the Sponsors or otherwise utilised for any other purpose under this Agreement).

Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or the Transaction Documents;

(b)	a Permitted Reorganisation;

(c)	where necessary to comply with Tax or other legislation, any conversion into distributable reserves or share capital, capitalisation, forgiveness, waiver, release or other discharge of a loan or credit (including an intercompany account) outstanding between Group Members or between the Parent and the Company, provided that if that loan or credit was subject to Transaction Security prior to such event, the Finance Parties will (subject to the Security Principles) enjoy equivalent Transaction Security over any asset resulting from such event;

(d)	any payment or other transaction set out in, described in or contemplated by the Structure Memorandum, the Merger Documents or permitted by the Majority Lenders, or any action or intermediate step necessary to implement any such payment or transaction;

(e)	any acquisition by any Group Member or any Holding Company of the Company of, or any loan to a trust or special purpose vehicle to fund the acquisition of, shares or other ownership interests or loan notes of managers, directors, officers and employees of a Group Member on their ceasing to be employed or appointed, but only if the aggregate amount of consideration paid (excluding any such consideration funded from any New Shareholder Injection or Permitted Financial Indebtedness) (when aggregated with any payment made under paragraph (e) of the definition of Permitted Payment) does not exceed the threshold set out in paragraph (e) of the definition of Permitted Payment;

(f)	any acquisition by way of merger or amalgamation (provided that such acquisition is a Permitted Acquisition other than pursuant to paragraph (c) of that definition); and

(g)	subject to Clause 24.26 (Controlled Entities Documents), any contractual arrangements, transactions or steps entered into by a Group Member for the ultimate purpose of implementing a Controlled Entities Structure.

Permitted Transferee means, in relation to a Transfer, any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in syndicated loans but excluding any such entity which is, to the knowledge of such Existing Lender or Lender, a Conflicted Lender or a Distressed Investor.

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Permitted Treasury Transaction means:

(a)	any hedging transaction in respect of foreign exchange and/or interest rate liabilities and/or risks relating to the Facilities (including any CBF Cash) and/or Permitted Additional Debt provided that the aggregate notional amount of such interest rate hedging or, as the case may be, the aggregate notional amount of such exchange rate hedging does not (in each case) exceed the aggregate principal amount then outstanding under the Facilities or the relevant Permitted Additional Debt or the aggregate amount of the CBF Cash (as applicable) (or, if any such excess arises, the applicable Obligor or Group Member takes prompt action to eliminate such excess, including through close-out or termination of any such hedging transaction in whole or in part);

(b)	any Permitted Transaction;

(c)	any Permitted Collateralised Hedging Transaction;

(d)	spot and forward delivery foreign exchange transactions entered into in the ordinary course of business and not for speculative purposes; and

(e)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a Group Member and not for speculative purposes.

Portfolio Company Consideration means the consideration which would be payable to the Dissenting Shareholders in respect of the Dissenting Shares under the Merger if such persons had not been Dissenting Shareholders and such shares had not been Dissenting Shares.

Portfolio Company Deposit has the meaning given to that term in Clause 24.36 (Portfolio Company Deposit).

Portfolio Company Liability means any liability arising from claims by the Dissenting Shareholders in connection with the Merger and the Dissenting Shares as determined in accordance with Section 238 of the Companies Law (2020 Revision) of the Cayman Islands.

Portfolio Company Premium means the amount by which the Portfolio Company Liability exceeds the Portfolio Company Consideration.

PRC means the People's Republic of China which, for the purpose of this Agreement, does not include Hong Kong, Macau or Taiwan.

PRC Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC.

Proposed Additional Facility Borrower means any person proposed to become an Additional Facility Borrower.

Proposed Additional Obligor means any person proposed to become an Additional Obligor.

Proposed Additional Security Provider means any person proposed to become an Additional Security Provider.

Proposed Assignment or Transfer has the meaning given to that term in Clause 22.9 (Know your customer checks).

Providing Party has the meaning given to that term in the definition of Confidential Information.

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Purchase Agent has the meaning given to that term in Clause 27.1(c)(ii).

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (c) of Clause 22.1 (Financial statements).

Quasi-Security has the meaning given to that term in Clause 24.13 (Negative pledge).

Quotation Day means in relation to any period for which any interest rate is to be determined, two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for that currency, in which case the Quotation Day for that currency and that period will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Receiving Party has the meaning given to that term in the definition of Confidential Information.

Recipient Parties has the meaning given to that term in Clause 32.5 (Impaired Agent).

Recovered Amount has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Recovering Finance Party has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Redistributed Amount has the meaning given to that term in Clause 31.4(a).

Reference Bank Rate means in relation to LIBOR and any Interest Period relating thereto, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each of the Reference Banks in relation to LIBOR, as the rate at which that Reference Bank could borrow funds in the Relevant Interbank Market, in that currency and for that period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means, in relation to LIBOR, the principal London office of HSBC Bank plc, Standard Chartered Bank plc, J.P. Morgan plc and Deutsche Bank, AG and such other banks as may be appointed by the Agent in consultation with the Company.

Refinanced Debt has the meaning given to that term in the definition of Permitted Financial Indebtedness.

Refinancing Debt has the meaning given to that term in the definition of Permitted Financial Indebtedness.

Refinancing Indebtedness has the meaning given to that term in the definition of Permitted Financial Indebtedness.

Register has the meaning given to that term in Clause 26.7 (The Register).

Reinvestment Period has the meaning given to that term in paragraph (s) of the definition of Permitted Disposal in Clause 1.1 (Definitions).

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Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Annual Basket has the meaning given to that term in Clause 1.6 (Basket Increases).

Relevant Date means has the meaning given to that term in the definition of Change in Law

Relevant Financial Statements means the Annual Financial Statements, the Semi-Annual Financial Statements and the Quarterly Financial Statements (as applicable).

Relevant Financial Year has the meaning given to that term in the definition of Cashflow in Clause 23.1 (Financial definitions).

Relevant Increase has the meaning given to that term in Clause 1.6 (Basket Increases).

Relevant Interbank Market means in relation to LIBOR, the London interbank market. Relevant Jurisdiction means, in relation to an Obligor, the Parent or a Group Member:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts a material part of its business.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Relevant Obligations has the meaning given to that term in Clause 26.6 (Procedure for assignment).

Relevant Period has the meaning given to that term in Clause 23.1 (Financial definitions).

Relevant Proposed Utilisation Date has the meaning given to that term in Clause 5.7 (Revocation).

Relevant Synergy has the meaning given to that term in paragraph (b) of Clause 23.3 (Financial testing).

Reorganisation has the meaning given to that term in the definition of Permitted Reorganisation.

Repayment Date means each date set out in Clause 8.1 (Repayment of Term Facility Loan).

Repayment Instalment means each repayment instalment for the Initial Term Facility Loan calculated and payable as set out in Clause 8.1 (Repayment of Term Facility Loan).

Repeating Representations means each of the representations set out in Clause 21.2 (Status) to 21.6 (Authorisations), paragraph (a) of Clause 21.10 (No default) and Clause 21.19 (Legal and beneficial ownership).

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Replaceable Lender means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, an Illegal Lender, a Non-Consenting Lender, a Non-Responding Lender or a Non-Market Lender.

Replacement Lender has the meaning given to that term in Clause 38.5 (Replaceable Lender).

Reports means:

(a)	financial and tax due diligence report dated 4 June 2020 prepared by Ernst & Young;

(b)	commercial due diligence report dated June 2020 prepared by Bain & Company;

(c)	legal due diligence report dated 4 June 2020 prepared by Fangda Partners;

(d)	legal due diligence report dated 4 June 2020 prepared by Paul, Weiss, Rifkind, Wharton & Garrison LLP;

(e)	legal due diligence report dated 5 June 2020 prepared by Maples and Calder (Hong Kong) LLP; and

(f)	the Structure Memorandum.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means any request for a consent, waiver, release, amendment or other vote under the Finance Documents.

Requested Base Currency Amount has the meaning given to that term in Clause 5.6 (Exchange rate conversion mechanics).

Resignation Letter means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

Restricted Payment means:

(a)	any declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of any shares or equity interests (or any class of shares or equity interests);

(b)	any repayment, return or distribution of any dividend or share premium or other reserve;

(c)	any payment of any management, advisory or other fee to or to the order of the Company, any of the shareholders of the Company or any other Investor (or Affiliate of an Investor);

(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination by the applicable person of any shares or equity interests in such person, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

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(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any Investor (or Affiliate of an Investor that is not a Group Member) or in connection with any Parent Liabilities.

Retained Net Proceeds means the aggregate of any Disposal Proceeds which is not (or are not) required to be applied in prepayment of any of the Initial Term Facility, Additional Facility, any Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness (including any Excluded Disposal Proceeds) (other than as a result of Clause 10.5 (Trapped Amounts)).

Revenue Collection Accounts has the meaning given to that term in Clause 24.33 (Revenue Collection Accounts).

Royalty Payment means any payment of any royalty, technical or other fee by a Group Member whether in connection with the use or licence of any intellectual property or otherwise, together with any Indirect Tax imposed thereon.

SAFE means the State Administration of Foreign Exchange of the PRC and its local branches and/or counterparts.

SAMR means the State Administration for Market Regulation of the PRC and its local counterparts.

Sanction Restricted Party means any persons or entities that are the subject of Sanctions.

Sanctionable Activity means any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority.

Sanctioned Countries means a country or territory that is the subject of Sanctions (as of the Signing Date, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

Sanctions means any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United National Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any French government authority, the Monetary Authority of Singapore or the Monetary Authority of Hong Kong (such authorities, the Sanctions Authorities).

Sanctions Authorities has the meaning given to that term in the definition of Sanctions.

SBLC Arrangements has the meaning given to that term in the definition of Permitted Collateralised Indebtedness.

SBLC Bank has the meaning given to that term in the definition of Permitted Collateralised Indebtedness.

Screen Rate means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the US Dollars and for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service is replaced or ceases to be available, the Agent (acting reasonably) may specify another page or service displaying the relevant rate in accordance with Clause 12.5 (Replacement of Screen Rate).

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Second Currency has the meaning given to that term in Clause 18.1(a).

Secured Liabilities has the meaning given to that term in the Intercreditor Agreement.

Secured Parties has the meaning given to that term in the Intercreditor Agreement.

Secured Receivables Financing has the meaning given to that term in the definition of Permitted Receivables Financing.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Principles means the principles set out in Schedule 11 (Security Principles).

Security Provider means the Company, the Parent or any Additional Security Provider.

Selection Notice means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 13 (Interest Periods) in relation to any Initial Facility Loan.

Semi-Annual Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

Shareholders Agreement means the shareholders’ agreement in respect of the Parent to be dated as of the Closing Date between, amongst others, the Parent, the Founder and the Sponsors.

Sharing Finance Parties has the meaning given to that term in Clause 31.2 (Redistribution of payments).

Sharing Payment has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Signing Date means the date of this Agreement.

Solicitation Process has the meaning given to that term in Clause 27.1 (Debt Purchase Transactions by Group Members).

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Sponsor Affiliate means:

(a)	any Advisor, any Sponsor, each of their respective Affiliates, any trust of which any Advisor, any Sponsor or any of their respective Affiliates is a trustee, any partnership of which any Advisor, any Sponsor or any of their respective Affiliates is the general partner, the manager or any other role with similar functions and any trust, fund or other entity which is managed or is advised by, or is under the control of, any Advisor, any Sponsor or any of their respective Affiliates; and

(b)	any person acting in concert with any party listed in paragraph (a) above,

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provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities not convertible into or exchangeable with the equity securities of an entity and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by any Advisor, any Sponsor or any of their respective Affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute a Sponsor Affiliate. For the purpose of this definition, a person is acting in concert with another person if: (i) they are a shareholder in any Advisor, any Sponsor or any of their respective Affiliates; and (ii) in relation to such shareholding, they, whether pursuant to any agreement or understanding, formal or informal or otherwise, actively co-operate to obtain, maintain, consolidate or exercise control over that company or control of the voting rights attaching to their holding of shares in that company to a greater extent than would be possible by reason of their individual shareholdings alone.

Sponsors means funds, partnerships and/or other entities, directly or indirectly, owned, managed, controlled, under the direct or indirect common control or advised by (a) Warburg Pincus Asia LLC, General Atlantic Service Company, L.P., Ocean Link Partners II Limited, the Founder and Internet Opportunity Fund LP and any additional parties who may accede to the Interim Investor Agreement on or before the Closing Date in accordance with the terms thereof and (b) Tencent who will become a direct or indirect shareholder of the Parent on or before the Closing Date and/or any Affiliate of the foregoing.

Structural Adjustment means:

(a)	the introduction of any additional tranche, commitment or facility under the Finance Documents (whether ranking junior or pari passu to any of the Facilities) (other than in respect of a Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness);

(b)	any increase in or addition of any commitment (other than in respect of an Additional Facility established pursuant to Clause 2.3 (Additional Facility)), any extension of the availability of any commitment;

(c)	the re-denomination of any commitment into another currency, any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount (including any principal, interest, fee, commission or any mandatory prepayment) owing or payable under the Finance Documents;

(d)	(unless permitted under paragraph (h) of Clause 24.29 (Conditions subsequent)) any changes to the nature or scope of any CBF Security (including any release thereof); and

(e)	any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security) that are consequential on, incidental to or required to implement or reflect any of the foregoing.

Structure Memorandum means the structure memorandum dated 12 June 2020 prepared by Ernst & Young incorporating transaction steps in connection with the Merger and any Permitted Reorganisation.

Subsidiary means, in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

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(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose:

(i)	a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is (A) able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body and/or (B) able to exercise effective control over it or consolidate its financial condition or results of operation in accordance with the Accounting Principles for the purposes of the consolidated financial statements; and

(ii)	each Controlled Entity shall be deemed to be an indirect Subsidiary of the Company.

Sum has the meaning given to that term in paragraph (a) of Clause 18.1 (Currency indemnity).

Super Majority Facility Lenders means, in respect of any Facility, a Lender or Lenders whose Commitment(s) in respect of such Facility aggregate more than 75 per cent. of the aggregate Commitments of the Lenders in respect of such Facility (or, if the aggregate Commitments of the Lenders in respect of such Facility have been reduced to zero, aggregated more than 75 per cent. of the aggregate Commitments of the Lenders in respect of such Facility immediately prior to the reduction of such aggregate Commitments in respect of such Facility to zero).

Super Majority Lenders means a Lender or Lenders whose Commitment(s) aggregate more than 75 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 75 per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

Support Agreement has the meaning given to that term in paragraph (b) of the definition of Merger Documents in Clause 1.1 (Definitions).

Supporting Shareholders has the meaning given to that term in the definition of Merger Documents.

Target means 58.com Inc, a company incorporated in the Cayman Islands, the shares of which are listed on the New York Stock Exchange (stock code NYSE: WUBA).

Target Cash means the aggregate of Cash held by Target Group Members to be applied towards the purchase price payable for the Merger pursuant to the Merger Documents (other than any CBF Cash).

Target Group means the Target and its Subsidiaries (each a Target Group Member).

Target Group Member has the meaning given to that term in the definition of Target Group.

Tax Agreement means any bilateral Tax agreement/arrangement or mutual Tax agreement/arrangement, or any other agreement or arrangement having a similar effect, addressing the tax issues between different counties or separate customs territories or zones.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a FATCA Deduction).

Tax Discount has the meaning given to that term in Clause 24.29 (Conditions subsequent).

Tax Payment means an increased payment made by the Company to a Finance Party under Clause 16.1 (Tax gross-up) or a payment under Clause 16.2 (Tax indemnity).

Tencent means Tencent Holdings Limited or any of its Affiliates.

Tencent Rollover Agreement means the rollover agreement dated 15 June 2020 between, among others, Ohio River Investment Limited, THL E Limited and Huang River Investment Limited in respect of the Target by which Tencent agrees to become a direct or indirect shareholder of the Target (or the surviving entity after the Merger) upon the completion of the Merger and contribute the consideration for such shareholding solely in the form of the Target shares held by Tencent immediately before the Closing Date.

Termination Date means:

(a)	in respect of the Initial Term Facility, the date which is 84 Months after the Initial Utilisation Date of the Initial Term Facility;

(b)	in respect of the Cash Bridge Facility (Tranche A), the date which is 6 Months after the Initial Utilisation Date of the Cash Bridge Facility (Tranche A);

(c)	in respect of the Cash Bridge Facility (Tranche B), the date which is 24 Months after the Initial Utilisation Date of the Cash Bridge Facility (Tranche B); and

(d)	in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph (c) of Clause 2.3 (Additional Facility)).

Test Date has the meaning given to that term in Clause 23.1 (Financial definitions).

Third Parties Ordinance has the meaning given to that term in Clause 1.5 (Third party rights).

Total Additional Facility Commitments means the aggregate of the Additional Facility Commitments.

Total Cash Bridge Facility (Tranche A) Commitments means the aggregate of the Cash Bridge Facility (Tranche A) Commitments, being US$500,000,000 at the Signing Date.

Total Cash Bridge Facility (Tranche B) Commitments means the aggregate of the Cash Bridge Facility (Tranche B) Commitments, being US$1,000,000,000 at the Signing Date.

Total Commitments means the aggregate of the Total Initial Term Facility Commitments, the Total Cash Bridge Facility (Tranche A) Commitments, the Total Cash Bridge Facility (Tranche B) Commitments and the Total Additional Facility Commitments (only if any Additional Facility is established after the Signing Date), being US$3,500,000,000 at the Signing Date.

Total Debt Service has the meaning given to that term in Clause 23.1 (Financial definitions).

Total Initial Term Facility Commitments means the aggregate of the Initial Term Facility Commitments, being US$2,000,000,000 at the Signing Date.

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Total Net Debt has the meaning given to that term in Clause 23.1 (Financial definitions).

Total Sale means the sale of all or substantially all of the assets of the Group, whether in a single transaction or a series of related transactions.

Trade Instruments means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member arising in the ordinary course of trading of that Group Member.

Transaction Costs means any fees and expenses incurred, or any amortisation thereof, in connection with the transaction, any Portfolio Company Liability or any liabilities arising under the Merger Documents, any acquisition (including the Merger and any Permitted Acquisitions and any join venture permitted under the Facilities Agreement), investment, asset disposal, incurrence or repayment of indebtedness, issuance of shares or other equity interests, refinancing transaction or amendment or modification of any debt instrument, in each case whether or not consummated.

Transaction Documents means:

(a)	the Finance Documents;

(b)	the Merger Documents;

(c)	the Shareholders Agreement (but included in this definition of Transaction Documents only to the extent any provisions directly or indirectly using or referring to this definition of Transaction Documents constitute restrictions on the Parent (which are more specifically listed in Clause 1.7 (Restrictions on the Parent)); and

(d)	and the Parent Loan Documents.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means:

(a)	each Original Security Document;

(b)	each of the documents delivered to the Agent under Clause 24.29 (Conditions subsequent); and

(c)	any other document entered into by any Obligor, the Parent or a Group Member creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Transfer means a Debt Purchase Transaction entered into by a Lender as assignor or transferor or by way of Voting Participation.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer by a Lender, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer.

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Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unused Amount has the meaning given to that term in Clause 1.6 (Basket Increases).

US and United States means the United States of America, its territories and possessions.

Utilisation means a Loan.

Utilisation Date means the date of any Utilisation, being the date on which the Loan (the subject of such Utilisation) is to be made.

Utilisation Request means a notice substantially in the relevant form set out in Part I (Utilisation Request - Loans) of Schedule 3 (Requests and Notices).

Voting Participation means a Participation which involves a transfer of any voting rights, directly or indirectly, under, or in relation to, the Finance Documents (including arising as a result of being able to direct the way that another person exercises its voting rights).

WFOE means any Onshore Group Member that is directly and wholly-owned by an Offshore Group Member.

Working Capital has the meaning given to that term in Clause 23.1 (Financial definitions).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, the Arranger, any Finance Party, any Hedge Counterparty, any Lender, any Obligor, the Parent, any Group Member, any Party any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is:

(A)	previously agreed in writing by or on behalf of the Agent and the Company; or

(B)	if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent and Conditions Subsequent), in the form in respect of which the Agent has given the notification referred to in Clause 4.1 (Initial conditions precedent);

(iii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

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(iv)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)	a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument (in any other manner whatsoever) and including any waiver or consent granted in respect of any term of any Finance Document or Transaction Document from time to time;

(vi)	a finance lease or a capital lease is any lease which would, in accordance with IAS 17 (Leases) (or any equivalent measure under GAAP), be treated as a finance or capital lease but, for the avoidance of doubt, shall exclude any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under IAS 17 (Leases) (or any equivalent measure under GAAP) and which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles and operating lease will be construed accordingly as any lease which is not a finance lease or capital lease;

(vii)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(ix)	a group of Lenders includes all the Lenders or another subset of the Lenders as appropriate;

(x)	guarantee means any guarantee, counter-indemnity, letter of credit, bond, indemnity or similar assurance against loss in respect of any indebtedness of any other person or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xi)	indebtedness includes any obligation (whether incurred as principal or as guarantor or surety) for the payment or repayment of money, whether present or future, actual or contingent (but shall not include deposits held on behalf of clients);

(xii)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

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(xiii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which entities to which the same applies customarily comply) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xv)	signed communications, documents or notices refers to written communication, documents or notices that carry a manuscript, or a digital or electronic copy of a manuscript, signature, and signature shall be construed accordingly;

(xvi)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xvii)	a provision of law is a reference to that provision as amended or re- enacted;

(xviii)	a time of day is a reference to Hong Kong time; and

(b)	Any reference in this Agreement to including (or similar expressions) means including, without limitation and includes and included shall be interpreted accordingly.

(c)	The equivalent of an amount (expressed in US$) in a currency other than US$ shall, at any time (but without prejudice to Clause 23.4 (Exchange rates)), be the amount in such other currency that could purchase such first-mentioned amount in US$ at that time based on the Agent's Spot Rate of Exchange from such other currency to US$ at that time.

(d)	The Parent, an Obligor or a Group Member will only be aware of a fact, event or circumstance to the extent that such Obligor or Group Member has Knowledge of such fact, event or circumstance.

(e)	Any obligation of the Parent, any Obligor or Group Member to make due and careful enquiry shall be satisfied by such due and careful enquiry being made by it through its directors or other equivalent officers as is practicable in the circumstances.

(f)	Unless a contrary indication appears, a reference in Clause 16 (Tax Gross-Up and Indemnities) to determines or determined (or any similar expression) means a determination made by the person making such determination in good faith.

(g)	Other than in respect of the financial covenants in Clause 23 (Financial Covenants), for the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 24 (General Undertakings) and any Event of Default under Clause 25 (Events of Default), the equivalent to any amount in US dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, lease, loan, guarantee or other relevant action.

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(h)	No breach of any representation under Clause 21 (Representations), any undertaking under Clause 24 (General Undertakings) or Event of Default under Clause 25 (Events of Default) shall arise merely as a result of a subsequent change in the US dollar equivalent of any amount due to fluctuation in exchange rates (except that compliance with financial covenants in Clause 23 (Financial Covenants) as at any Test Date or in respect of any Relevant Period shall be determined using the applicable exchange rates specified in Clause 23.4 (Exchange rates)).

(i)	Any calculation or determination to be made on a pro forma basis will be made after taking into account any applicable adjustments pursuant to paragraphs (b), (c) and (d) of Clause 23.3 (Financial testing) assuming the relevant Groups Initiative, incurrence, assumption or repayment of Financial Indebtedness had accrued at the beginning of the applicable Most Recent Relevant Period.

(j)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(k)	Section, Clause and Schedule headings are for ease of reference only.

(l)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(m)	A Default (including, for the avoidance of doubt, an Event of Default and a Major Default or Major Event of Default) is continuing if it has not been remedied or waived.

(n)	A Default, an Event of Default or a Major Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default or Event of Default or a Major Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default or an Event of Default or a Major Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(o)	An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent.

(p)	In addition to paragraph (n) above, and subject to paragraph (n) above, if a Default (including an Event of Default and a Major Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default and a Major Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action. Any Default (including an Event of Default and a Major Default) for the failure to comply with the time periods prescribed in Clause 22 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

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(q)	references to any matter being permitted shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders.

(r)	If and to the extent that the Majority Lenders or Super Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

(s)	Notwithstanding any other provision of any Finance Document, none of the steps, transactions, reorganisations or events set out or described in, or contemplated by, the Structure Memorandum or the actions or intermediate steps necessary to implement any of those steps, actions or events (in each case other than the incurrence of indebtedness or the granting of security) shall constitute a breach of any representation or warranty, a breach of any undertaking or otherwise result in the occurrence of a Default or an Event of Default under a Finance Document and shall be expressly permitted under the terms of this Agreement and the other Finance Documents.

(t)	In ascertaining the Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in the Base Currency (Non-Base Currency Commitments) shall be deemed to be converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement.

(u)	Reference to the weighted average life of the Initial Term Facility shall be calculated on the basis of the period from the first drawdown or utilisation of the Initial Term Facility to the last scheduled repayment of the Initial Term Facility and the remaining weighted average life of the Initial Term Facility shall be calculated on the basis of the period from the date of calculation to the last scheduled repayment of the Initial Term Facility, provided that, in each case, if the Initial Term Facility has not been utilised at the date of calculation then it will be ignored for the purposes of this calculation.

1.3	Currency symbols and definitions

Any reference in this Agreement to RMB is to the lawful currency of the PRC, HKD is to the lawful currency of Hong Kong and US$ and US dollars is to the lawful currency of the United States of America.

1.4	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the Third Parties Ordinance) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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1.6	Basket Increases

(a)	If:

(i)	as shown by the most recent Compliance Certificate delivered with the Annual Financial Statements, Adjusted EBITDA exceeds EBITDA by reference to the Base Case Model; and/or

(ii)	(without double-counting) any Group Member makes any Permitted Acquisition and on the last day of the Financial Year in which completion of that Permitted Acquisition occurs, such Permitted Acquisition results in Adjusted EBITDA exceeding EBITDA (immediately prior to any adjustment resulting from that Permitted Acquisition),

(in each case calculated in accordance with Clause 23 (Financial Covenants) and the proportion by which (i) Adjusted EBITDA exceeds EBITDA by reference to the Base Case Model or (ii) Adjusted EBITDA exceeds EBITDA solely as a result of that Permitted Acquisition being the Relevant Increase and shown in the most recent Compliance Certificate delivered with the Annual Financial Statements) each of the baskets (including all "Financial Year", "life of Facilities" and "at any time" and "aggregate" baskets) for which a specific amount is set out in this Agreement and any definitions used therein (including the definitions of Permitted Business Acquisition, Permitted Disposal (but excluding the General Reinvestment Basket), Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Sale and Leaseback, and Permitted Security (each, Permitted Basket) but excluding Permitted Payment) shall be permanently increased by the same percentage as the Relevant Increase. The Company may re-designate the Relevant Increase between each of the baskets within each Permitted Basket (which appear in the same provision or the same definition (including the definition of Permitted Business Acquisition, Permitted Disposal (but excluding the General Reinvestment Basket), Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Sale and Leaseback and Permitted Security)) at its sole discretion.

(b)	For any relevant basket set by reference to a fixed period (including a Financial Year), at the option of the Company, the maximum amount permitted during such fixed period (the Relevant Annual Basket) may be increased by an amount equal to the difference (if positive) between the Relevant Annual Basket for the immediately preceding fixed period and the amount thereof actually used or applied by the Group during such preceding fixed period (the Unused Amount). Any Unused Amount carried forward will be deemed to be utilised prior to the Relevant Annual Basket for the then current fixed period.

(c)	For any relevant basket set by reference to a fixed period (including a Financial Year), at the option of the Company, not more than 50 per cent. of the Relevant Annual Basket for the immediately following fixed period may be carried back to the then current fixed period, and the Relevant Annual Basket for the immediately following fixed period shall be decreased by an amount equal to such amount being carried back.

(d)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out within a single “Permitted” definition in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

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(e)	For any relevant basket set by reference to a Financial Year, in respect of any period that is shorter than one Financial Year to which such basket should have been applicable, such basket shall be adjusted to be equal to the product of the amount of such basket and the fraction borne by the number of days in such period (as the numerator) to 360 (as the denominator).

1.7	Restrictions on the Parent

Notwithstanding any other provision of the Finance Documents to the contrary, no restriction in any provision of Clause 24 (General Undertakings) shall be applicable to the Parent other than in respect of:

(a)	Clause 24.1 (Authorisations);

(b)	Clause 24.5 (Merger);

(c)	Clause 24.9 (Holding Companies);

(d)	Clause 24.11 (Pari passu ranking);

(e)	Clause 24.13 (Negative pledge);

(f)	Clause 24.14 (Disposals) (with respect to its shares in and shareholder loans to the Company only);

(g)	Clause 24.27 (Further assurance); and

(h)	Clause 24.28 (Anti-corruption, anti-money laundering and sanctions).

1.8	Exchange rate fluctuations

(a)	Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the rate for the conversion of the Base Currency into the relevant currency of the non-base currency monetary limit, threshold and other exception which would have been used had an audited consolidated balance sheet of the Group been prepared in accordance with the Accounting Principles, or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)	Subject to paragraph (c) below, no Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency specified for any basket due to fluctuations in currency exchange rates.

(c)	Paragraphs (a) and (b) above shall not apply to or in respect of the calculation or for the purpose of testing any financial covenant under Clause 23 (Financial Covenants).

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1.9	Excluded Matters

Prior to the Closing Date (and subject at all times to Clause 4.3 (Certain Funds Utilisation)), no breach of Clause 21 (Representations) to Clause 24 (General Undertakings) (both inclusive) or other term of (or actual or potential Event of Default (however so described) under) any document relating to the existing financing arrangements of any member of the Target Group shall constitute a breach of Clause 21 (Representations) to Clause 24 (General Undertakings) (both inclusive) in this Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default.

1.10	Personal liability

No director, officer, employee or other individual acting (or purporting to act) on behalf of an Investor Affiliate, the Parent, the Company or any Group Member (or any Affiliate of any of the foregoing) shall be personally liable for any representation, certification or statement made or deemed to be made by him or her, an Investor Affiliate, the Parent, the Company or any Group Member in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual, save in the case of fraud, or intention to mislead (in which case any liability shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance .

1.11	No Investor Affiliate Recourse

Subject to Clause 1.10 (Personal liability), no Finance Party will have any recourse to any Investor Affiliate (excluding the Parent and any Group Member but, in respect of the Parent, on a limited recourse basis and with respect to assets the subject of security only) in respect of any term of any Finance Document, any statements by Investor Affiliates, or otherwise.

1.12	Management amendments

Each Finance Party acknowledges and agrees that this Agreement and the other Finance Documents (including without limitation, representations, warranties, undertakings, financial covenants and Events of Default, and related baskets and thresholds) have been negotiated without full access to the management of the Target Group. The Finance Parties shall negotiate in good faith any amendments, variations or supplements to this Agreement or any other Finance Document to the extent reasonably requested prior to the Initial Utilisation Date by the Target Group for the anticipated operational requirements and flexibilities of the Group in respect of such provisions and the other terms and conditions contained in such documentation following the Closing Date.

2	The Facilities

2.1	The Initial Facilities

Subject to the terms of this Agreement:

(a)	the Initial Term Facility Lenders make available to the Company a US$ term loan facility in an aggregate amount equal to the Total Initial Term Facility Commitments;

(b)	the Cash Bridge Facility (Tranche A) Lenders make available to the Company a US$ offshore cash bridge facility in an aggregate amount equal to the Total Cash Bridge Facility (Tranche A) Commitments; and

(c)	the Cash Bridge Facility (Tranche B) Lenders make available to the Company a US$ or RMB (as selected by the Company in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan) offshore cash bridge facility in an aggregate amount (subject to Clause 5.6 (Exchange rate conversion mechanics), if applicable) equal to the Total Cash Bridge Facility (Tranche B) Commitments.

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2.2	Increase - Cancelled Commitments

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of the Available Commitment or the Commitment (in respect of any Facility) of an Illegal Lender in accordance with Clause 9.1 (Illegality) or a Replaceable Lender in accordance with paragraph (b) of Clause 38.5 (Replaceable Lender) (such Available Commitment or Commitment so cancelled being the Cancelled Commitment) request that the Total Commitments be increased (and the Commitments under that Facility shall be so increased) by an aggregate amount in US$ (or its equivalent) of up to the amount of the Cancelled Commitment as follows:

(i)	such increased Commitments under that Facility will be assumed by one or more Lenders or persons (other than a Group Member) (each an Increase Lender) selected by the Company each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments under that Facility which it is to assume (the Assumed Commitment of such Increase Lender), as if it had been an Original Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement);

(iii)	each Increase Lender shall become a Party as a Lender and any Increase Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement) and each of the other Finance Parties and Hedge Counterparties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties and Hedge Counterparties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	such increase in the Commitments under that Facility shall take effect on the later of (1) the date specified by the Company in the notice referred to above or (2) any later date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

(b)	An increase in the Commitments under any Facility pursuant to this Clause 2.2 will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation - Cancelled Commitments from each relevant Increase Lender in respect of such increase which the Agent shall execute promptly on request; and

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(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	that Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing an Increase Confirmation - Cancelled Commitments, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase in Commitments (to which such Increase Confirmation - Cancelled Commitments relates) becomes effective.

(d)	The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	An Increase Lender shall, on the date upon which its assumption of any Assumed Commitment takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.3 (Assignment or transfer fee) if such assumption was a transfer pursuant to Clause 26.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Company may pay to an Increase Lender a fee in the amount and at the times agreed between the Company and that Increase Lender in a Fee Letter.

(g)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase in Commitments;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to, respectively, a transfer and assignment.

2.3	Additional Facility

(a)	Subject to this Clause 2.3, the Company may, at any time and from time to time following the Closing Date, by delivering to the Agent and the Security Agent a duly completed Additional Facility Notice signed by an Authorised Signatory and complying with paragraphs (b) and (c) below, establish an Additional Facility by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in an existing Facility (including any previously incurred Additional Facility) under this Agreement.

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(b)	No consent of any Finance Party is required to establish an Additional Facility at any time (other than, in relation to an Additional Facility, the relevant Additional Facility Lenders) provided that the Financial Indebtedness under such Additional Facility constitutes Permitted Additional Debt and is designated as "Senior Lender Liabilities" as defined in and for the purposes of the Intercreditor Agreement.

(c)	Each Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by the Company and each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) (which, if not a Borrower, shall accede in accordance with Clause 28 (Changes to the Obligors)) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders (which shall not be a Group Member) in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender (and whether such Lender is a Sponsor Affiliate);

(iii)	the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the purpose and permitted usage of such Additional Facility and any additional conditions to drawdown of such Additional Facility (which may be as agreed between the Company and the Additional Facility Lenders providing that Additional Facility), including any applicable certain funds period and related conditions;

(v)	the rate of interest applicable to the Additional Facility (including any applicable margin, basis, floor and/or margin ratchet) and commitment fee and other fees payable in respect of that Facility;

(vi)	the Additional Facility Commencement Date and Availability Period for the Additional Facility;

(vii)	the Termination Date, repayment profile, amortisation schedule and any mandatory prepayment provisions; and

(viii)	each of the requirements of paragraph (b) above and confirmation of each of the conditions set out in paragraph (b) above are satisfied; and

such Additional Facility Notice shall be deemed to have been duly completed if it is signed by each party thereto and specifies the matters in paragraphs (c)(i) to (c)(viii) above in respect of such Additional Facility, and prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility provided that where the Additional Facility is an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility (the Original Facility), then the terms applicable to that Additional Facility set out in paragraph 2 of the Additional Facility Notice shall be the same as those applicable to the Original Facility (other than the identity of the Additional Facility Lenders and the amount of the Additional Facility Commitment).

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(d)	Subject to the conditions set out in paragraphs (b) and (c) of this Clause 2.3 being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)	each of the Obligors and each Additional Facility Lender shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

(iv)	each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	The establishment of an Additional Facility will only be effective on:

(i)	the execution of the Additional Facility Notice relating to such Additional Facility by the Company, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and the accession of each Additional Facility Lender to the Intercreditor Agreement as a "Senior Lender" (as defined in the Intercreditor Agreement); and

(iii)	in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Company, no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Additional Facility, the requirements of this Clause 2.3 have been satisfied.

(f)	Each Obligor and the Parent:

(i)	irrevocably authorises the Company to sign each Additional Facility Notice and to agree, implement and establish Additional Facilities in accordance with this Agreement on its behalf; and

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(ii)	confirms that all Transaction Security granted by it, subject only to any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, will extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(g)	Each Party irrevocably authorises, empowers and instructs:

(i)	the Agent to acknowledge, execute and confirm acceptance of each Additional Facility Notice;

(ii)	the Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement; and

(iii)	the Agent and the Security Agent to execute any necessary amendments, confirmations, supplements or revisions to this Agreement, the Transaction Security Documents and any other Finance Documents as may be required in order to ensure that any Additional Facility, if legally possible, ranks pari passu with the other Facilities and that the Transaction Security is shared pari passu between the Secured Parties.

(h)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)	By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that notice and, in the case of an entity which is not already a party to this Agreement as a Lender, become a Lender and a Party to this Agreement and to the Intercreditor Agreement.

(j)	Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility.

(k)	Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(l)	No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

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(m)	The Agent may, and is authorised to, disclose the terms of any Additional Facility Notice to any of the other Finance Parties and will do so promptly upon request by the Company or other Finance Parties.

(n)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(o)	The Company may pay to an Additional Facility Lender a fee in the amount and at the times agreed between the Company and the Additional Facility Lender in a Fee Letter.

(p)	The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.3 which shall apply irrespective of and notwithstanding any other provision of this Agreement and, except to the extent as provided in this Clause 2.3, the terms applicable to any Additional Facility will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company and set out in the applicable Additional Facility Notice, provided that:

(i)	if there is any inconsistency between any such term agreed in respect of an Additional Facility and any term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the other terms and conditions of this Clause 2.3);

(ii)	unless otherwise specified in the applicable Additional Facility Notice, the terms of any Additional Facility shall be the same as the terms given to the Initial Term Facility under this Agreement;

(iii)	the provisions of this Agreement will apply to each Additional Facility and the provisions of Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation - Loans) will apply to all Utilisations of any Additional Facility, provided that no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) such Utilisation Request being delivered the requirements of this Clause 2.3 have been satisfied; and

(iv)	any Additional Facility shall rank pari passu with the other Facilities and the terms of and treatment given to such Additional Facility, shall not be more favourable or advantageous to the lenders of such Additional Facility than the Initial Term Facility (save as contemplated by paragraph (c) above).

2.4	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

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(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors' Agent

(a)	Each Obligor (other than the Company) and the Parent by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by any Finance Document to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by any Obligor or the Parent notwithstanding that they may affect that Obligor or the Parent (as the case may be), without further reference to or the consent of that Obligor or the Parent (as the case may be); and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor or the Parent (as the case may be) pursuant to the Finance Documents to the Company,

and in each case that Obligor or the Parent (as the case may be) shall be bound as though that Obligor or the Parent (as the case may be) itself had supplied such information, given such notices and instructions, executed such Accession Deed, made such agreements, effected such amendments, supplements and variations and received such relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or the Parent (as the case may be) or in connection with any Finance Document (whether or not known to any other Obligor or the Parent (as the case may be) and whether occurring before or after such other Obligor or the Parent (as the case may be) became an Obligor or the Parent (as the case may be) under any Finance Document) shall be binding for all purposes on that Obligor or the Parent (as the case may be) as if that Obligor, the Parent (as the case may be) had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor or the Parent (as the case may be), those of the Obligors' Agent shall prevail.

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3	Purpose

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it:

(i)	under the Initial Term Facility towards financing or refinancing (directly or indirectly):

(A)	the purchase price payable for the Merger pursuant to the Merger Documents; and/or

(B)	payment (or reimbursement) of Merger Costs; and

(ii)	under each Cash Bridge Facility towards financing or refinancing (directly or indirectly):

(A)	the purchase price payable for the Merger pursuant to the Merger Documents; and/or

(B)	payment (or reimbursement) of Merger Costs,

in each case as described in the Funds Flow Statements.

(b)	Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if the Agent has, on or prior to the Initial Utilisation Date, received (or the Arranger or the Agent has waived the requirement to receive) all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent and Conditions Subsequent), in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to an Additional Facility Loan under any Additional Facility if the conditions to making of such Additional Facility Loan as specified in the Additional Facility Notice relating to such Additional Facility are satisfied (or waived in accordance with the terms of such Additional Facility).

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4.3	Certain Funds Utilisation

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the applicable Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in respect of an Initial Facility, no Certain Funds Event has occurred and is continuing; and

(ii)	in respect of an Additional Facility, the Company and the relevant Additional Facility Lenders have agreed that the relevant Additional Facility shall be made on a "certain funds basis" for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose for such period and on such terms or conditions (if any) as the Company and those relevant Additional Facility Lenders shall agree and notify in writing to the Agent at least three Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) of this Clause 4.3 above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) with respect to Certain Funds Utilisations), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to an Additional Facility if:

(i)	it is RMB or is readily available in the amount required and freely convertible into US$ in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	following a request by the Company or a Borrower by the Specified Time, it has been approved by the Agent (acting on the instructions of all the Lenders participating in the relevant Additional Facility (each acting reasonably)) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

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(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders participating in the relevant Utilisation under an Additional Facility (as the case may be) (each acting reasonably) have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.5	Maximum number of Utilisations and limitation

(a)	Unless otherwise agreed by the Agent, the Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than one Initial Term Facility Loan would be outstanding;

(ii)	more than one Cash Bridge Facility (Tranche A) Loan would be outstanding; and

(iii)	more than one Cash Bridge Facility (Tranche B) Loan would be outstanding.

(b)	An Additional Facility Borrower (or the Company on its behalf) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Additional Facility (as agreed between the Company and the Agent) would be outstanding.

(c)	The Cash Bridge Facility (Tranche A) and the Cash Bridge Facility (Tranche B) may only be utilised on the same day on which the Initial Term Facility is utilised.

5	Utilisation - Loans

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period for that Facility;

(iii)	the currency and amount of that Loan comply with Clause 5.3 (Currency and amount), provided that in respect of the proposed Cash Bridge Facility (Tranche B) Loan only, if RMB is selected as the Base Currency in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan), the currency and amount of the proposed Cash Bridge Facility (Tranche B) Loan shall be expressed as “the RMB equivalent of US$[amount] (being the Cash Bridge Facility (Tranche B) Commitments in US$ that are proposed to be utilised) using the Agreed FX Rate”;

(iv)	the proposed Interest Period complies with Clause 13 (Interest Periods); and

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(v)	it specifies the account(s) and bank(s) to which the proceeds of that Loan are to be credited.

5.3	Currency and amount

(a)	The currency for a Loan specified in a Utilisation Request must be:

(i)	in relation to an Initial Facility, the applicable Base Currency (in the case of the Cash Bridge Facility (Tranche B), as selected by the Company in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan); or

(ii)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)	The amount of the proposed Utilisation must be:

(i)	(in respect of an Initial Facility) an amount that does not exceed the Available Facility for that Initial Facility; or

(ii)	(in respect of an Additional Facility) an amount that does not exceed the Available Facility for that Additional Facility.

5.4	Lenders’ participation

(a)	Subject to Clauses 4.1 (Initial conditions precedent) or 4.2 (Further conditions precedent), 4.3 (Certain Funds Utilisation), each Lender shall make its participation in each Loan available by the Utilisation Date (for such Loan) through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan under any Facility will be equal to a proportion of that Loan, which proportion is equal to that borne by its Available Commitment (in respect of such Facility) to the Available Facility (in respect of that Facility) immediately prior to the making of that Loan (but subject to the Allocation Adjustment in the case of the Initial Term Facility Loan).

(c)	In respect of the Cash Bridge Facility (Tranche B) only, if RMB is selected as the Base Currency in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan), the Agent shall promptly determine the Requested Base Currency Amount of the Cash Bridge Facility (Tranche B) Loan in accordance with Clause 5.6 (Exchange rate conversion mechanics) and notify each Cash Bridge Facility (Tranche B) Lender of the Requested Base Currency Amount of the Cash Bridge Facility (Tranche B) Loan and the amount of its participation in that Requested Base Currency Amount by the Specified Time.

5.5	Cancellation of Commitment

Upon the expiry of the Availability Period relating to a Facility, the Commitment of each Lender in respect of that Facility shall be reduced by the amount of its Available Commitment in respect of that Facility, and then such Available Commitment (in respect of that Facility) shall be immediately reduced to zero.

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5.6	Exchange rate conversion mechanics

If RMB is selected as in the Utilisation Request as the Base Currency of the Cash Bridge Facility (Tranche B) Loan in accordance with Clause 5.8 (Selection of currency for Cash Bridge Facility (Tranche B) Loan):

(a)	the Agent shall promptly notify the Company and the Lenders of the principal amount of the Cash Bridge Facility (Tranche B) Loan to be disbursed in its Base Currency by converting the Cash Bridge Facility (Tranche B) Commitments in US$ that are proposed to be utilised into its Base Currency at the Agreed FX Rate (the Requested Base Currency Amount);

(b)	each Lender shall, acting through its Facility Office, make available to the Company the amount of its participation in the Cash Bridge Facility (Tranche B) (which obligation shall be satisfied by making available in its Base Currency by the proposed Utilisation Date pursuant to the Funds Flow Statement such portion of the Requested Base Currency Amount that is equal to the proportion borne by its Available Commitment (in respect of the Cash Bridge Facility (Tranche B)) to the Available Facility (in respect of Cash Bridge Facility (Tranche B)) immediately prior to the making of that Loan); and

(c)	the Company’s payment obligations under the Cash Bridge Facility (Tranche B) are denominated in its Base Currency. All payments outstanding by the Company in respect of the Cash Bridge Facility (Tranche B) shall be calculated by reference to the Loan(s) outstanding in its Base Currency and paid in its Base Currency. Such payments in its Base Currency shall fully discharge the Company’s payment obligations of the outstanding principal amount, interest payment or other amounts due and payable under the Finance Documents.

5.7	Revocation

Without prejudice to paragraph (a)(iii) of Clause 18.2 (Other indemnities), in the event that the Company delivers a Utilisation Request in respect of a Loan under an Initial Facility, the Company may, not less than one Business Day prior to the proposed Utilisation Date for that Loan (the Relevant Proposed Utilisation Date), revoke such Utilisation Request by notice to the Agent if the Closing Date will not occur on or prior to the date falling 10 Business Days after the Relevant Proposed Utilisation Date (or, if a later date is agreed between the Company and the Arranger in accordance with the Funds Flow Statement, if Closing Date will not occur by such agreed later date following the Relevant Proposed Utilisation Date).

5.8	Selection of currency for Cash Bridge Facility (Tranche B) Loan

The Company shall, on or prior to the last Business Day in the calendar month immediately preceding the calendar month during which the proposed Utilisation Date of the Cash Bridge Facility (Tranche B) Loan is to occur, give a notice in writing (the CBFB Currency Selection Notice) to the Agent in which it shall irrevocably select to utilise the Cash Bridge Facility (Tranche B) in US$ only or in RMB only. If the Company fails to deliver the CBFB Currency Selection Notice by the deadline in accordance with the foregoing sentence, the Company shall be deemed to have delivered a CBFB Currency Selection Notice to irrevocably select to utilise the Cash Bridge Facility (Tranche B) in RMB only.

6	Optional Currencies

6.1	Selection of currency

An Additional Facility Borrower (or the Company on its behalf) shall select the currency of an Additional Facility Loan in a Utilisation Request.

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6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount requested; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7	Ancillary Facilities

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Additional Facility Commitment in respect of an Additional Revolving Facility as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

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(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or any other Group Member or any of their Affiliates nominated pursuant to Clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment relating to an Additional Revolving Facility (as applicable) (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date in respect of the relevant Additional Revolving Facility (or such earlier date as the Additional Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

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(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 35.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.2 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in respect of the relevant Additional Revolving Facility (as applicable) or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)	the aggregate Additional Facility Commitments in respect of the relevant Additional Revolving Facility (as applicable) have been cancelled in full or all outstanding Utilisations under the relevant Additional Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:

(A)	the Available Commitments relating to the relevant Additional Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of the relevant Additional Revolving Facility Utilisation.

(d)	If an Additional Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

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7.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that and each Ancillary Lender agrees that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 7.6:

(i)	Additional Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Additional Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Additional Revolving Facility); and

(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	Total Additional Revolving Outstandings means the aggregate of all Additional Revolving Outstandings; and

(b)	If a notice is served under Clause 25.17 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Additional Revolving Outstandings) their claims in respect of amounts outstanding to them under any Additional Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers any Additional Revolving Outstandings of each Lender bear the same proportion to the Total Additional Revolving Outstandings as such Lender’s Additional Facility Commitment bears to the Total Additional Facility Commitments (as applicable), each as at the date the notice is served under Clause 25.17 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Additional Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

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(d)	Any transfer of rights and obligations relating to Additional Revolving Outstandings made pursuant to this Clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Additional Revolving Outstandings.

(e)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(g)	This Clause 7.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Additional Revolving Facility Utilisation or in another currency which is acceptable to that Lender.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Additional Facility Commitment in respect of the relevant Additional Revolving Facility is the amount set out opposite the relevant Lender's name in Part I (The Lenders) of Schedule 1 (The Original Lenders) or in the Additional Facility Notice relating to that Additional Facility and/or the amount of any Additional Facility Commitment in respect of the relevant Additional Revolving Facility transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

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7.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may, with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 28.4 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.10	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Additional Facility Commitment in respect of the relevant Additional Revolving Facility (as applicable) is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7). In such a case, Clause 38 (Amendments and Waivers) will apply.

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8	Repayment

8.1	Repayment of Term Facility Loan

The Company shall ensure that the Initial Term Facility Loan is repaid in instalments by repaying on each Repayment Date an aggregate amount equal to the relevant percentage of the Initial Term Facility Loan outstanding as at close of business in Shanghai on the last day of the Availability Period applicable to the Initial Term Facility, which percentage is set out in the table below opposite such Repayment Date:

Repayment Date	Repayment Instalment
Date falling 30 Months after the Initial Utilisation Date of the Initial Term Facility	1.00%
Date falling 36 Months after the Initial Utilisation Date of the Initial Term Facility	9.00%
Date falling 42 Months after the Initial Utilisation Date of the Initial Term Facility	1.00%
Date falling 48 Months after the Initial Utilisation Date of the Initial Term Facility	9.00%
Date falling 54 Months after the Initial Utilisation Date of the Initial Term Facility	1.00%
Date falling 60 Months after the Initial Utilisation Date of the Initial Term Facility	19.00%
Date falling 66 Months after the Initial Utilisation Date of the Initial Term Facility	1.00%
Date falling 72 Months after the Initial Utilisation Date of the Initial Term Facility	19.00%
Date falling 78 Months after the Initial Utilisation Date of the Initial Term Facility	1.00%
Termination Date in respect of the Initial Term Facility	The remaining outstanding balance

8.2	Repayment of Cash Bridge Facility

The Company shall ensure that:

(a)	each Cash Bridge Facility (Tranche A) Loan is repaid in full on the Termination Date in respect of the Cash Bridge Facility (Tranche A); and

(b)	each Cash Bridge Facility (Tranche B) Loan is repaid in full on the Termination Date in respect of the Cash Bridge Facility (Tranche B).

8.3	Repayment of Additional Facility Loans

Each Borrower of an Additional Facility Loan shall repay that Additional Facility Loan in accordance with the terms of that Additional Facility Loan as set out in the Additional Facility Notice.

8.4	Effect of cancellation and prepayment

(a)	If any Utilisation or any part thereof is prepaid in accordance with Clause 9.3 (Voluntary prepayment):

(i)	(in the case of the Initial Term Facility Loan) the Company may apply such prepayment towards the reduction of the Repayment Instalment(s) for any Repayment Date(s) falling after that prepayment as it may choose in its sole discretion, provided that the aggregate amount of such reduction(s) shall be equal to the amount of the Initial Term Facility Loan prepaid;

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(ii)	(in the case of an Additional Facility Loan under any Additional Facility) the Company may apply such prepayment in such manner as specified in the Additional Facility Notice relating to such Additional Facility.

(b)	The Company may elect by notice to the Agent that all (or such part as the Company may specify) of such prepayments made pursuant to Clause 9.3 (Voluntary prepayment) of the Initial Term Facility Loan shall count towards the next mandatory prepayment which it is required to make under Clause 10.2 (Disposal Proceeds) in the same Financial Year in which such voluntary prepayment is made and, in such case, provided that it has made such prepayment under Clause 9.3 (Voluntary prepayment) and has been applied as if it had been a mandatory prepayment and is treated as a mandatory prepayment made on account of Clause 10.2 (Disposal Proceeds) for all purposes under this Agreement its obligation under Clause 10.2 (Disposal Proceeds) shall be reduced pro tanto.

(c)	If any Loan or any part thereof is repaid or prepaid in accordance with Clause 9.1 (Illegality) or 38.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)), then:

(i)	(in the case of the Initial Term Facility Loan) the amount of the Repayment Instalment for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of such Loan so repaid or prepaid;

(ii)	(in the case of a Loan under any Cash Bridge Facility) such prepayment shall be applied in such manner as the Company may choose in its sole discretion; or

(iii)	(in the case of any Additional Facility Loan under any Additional Facility) such prepayment shall be applied in the manner specified in the Additional Facility Notice relating to such Additional Facility.

9	Illegality, Voluntary Prepayment and Cancellation

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisations:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Company as soon as reasonably practicable;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender in respect of each Facility will be immediately suspended to the extent necessary to comply with applicable law (and the Commitment of that Lender in respect of such Facility shall be reduced accordingly) provided that the Total Commitments may (at the Company’s option) simultaneously with or subsequent to such cancellation be increased in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

(c)	to the extent that Lender's participation has not been transferred pursuant to Clause 38.6 (Conditions of replacement of a Replaceable Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period relating to each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

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9.2	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 and integral multiples thereof, or in respect of the Cash Bridge Facility (Tranche B) with Base Currency in RMB, being a minimum amount of RMB50,000,000 and integral multiples thereof) of the Available Facility in respect of the Initial Term Facility, Cash Bridge Facility (Tranche A) or Cash Bridge Facility (Tranche B). Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably.

(b)	The Company may cancel the whole or any part (being a minimum amount of US$10,000,000 and integral multiples thereof) of the Available Facility in respect any Additional Facility in accordance with the terms of the Additional Facility Notice in respect of such Additional Facility. Any cancellation in this paragraph (b) shall reduce the Additional Facility Commitments of the relevant Additional Facility Lenders rateably.

9.3	Voluntary prepayment

(a)	The Company may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan or Cash Bridge Facility (Tranche B) Loan (but, if in part, being a minimum amount of US$10,000,000 and integral multiples thereof, or in respect of the Cash Bridge Facility (Tranche B) with Base Currency in RMB, being a minimum amount of RMB50,000,000 and integral multiples thereof).

(b)	The Company may prepay the whole or any part (but, if in part, being a minimum amount of US$10,000,000 and integral multiples thereof) of (i) any Additional Facility Loan under any Additional Facility in accordance with the terms of the Additional Facility Notice relating to such Additional Facility or (ii) any Financial Indebtedness outstanding under any Permitted Additional Debt (which is not incurred by way of an Additional Facility) in accordance with the terms of such Permitted Additional Debt, provided that, any prepayment in respect of an Additional Facility Loan or any Permitted Additional Debt (as applicable) which is a term loan shall also require the Company to prepay at the same time any outstanding Initial Term Facility Loan in an amount at least pro rata to the amount being applied in prepayment of such Additional Facility Loan or Permitted Additional Debt (as applicable) (such that the proportion of the amount due to be applied in prepayment of (I) the Additional Facility Loans bears to the then outstanding Additional Facility Loans or (II) the Permitted Additional Debt incurred or established by way of term loans bears to the total outstanding Permitted Additional Debt incurred or established by way of term loans (as applicable), is the same as (or less than) the proportion of the amount the Company shall apply in prepayment of the Initial Term Facility Loan bears to the then outstanding Initial Term Facility Loan), subject to the requirements on minimum amounts of any prepayments in paragraph (a) above and this paragraph (b).

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10	Mandatory Prepayment

10.1	Change of Control

If a Change of Control or a Total Sale occurs:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event; and

(b)	if a Lender under an Initial Term Facility or Additional Facility so requires and notifies the Agent of its intention to be prepaid within 30 Business Days of the Company notifying the Agent of that event, the Agent shall, by not less than 30 Business Days' notice to the Company, cancel the Commitments of that Lender under that Facility and declare the participation of that Lender in all outstanding Utilisations of that Facility, together with accrued interest, and all other accrued amounts under the Finance Documents in relation to that Facility immediately due and payable, whereupon the Commitments of that Lender under that Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

10.2	Disposal Proceeds

Subject to the clause entitled "Adjustment of Mandatory Prepayments" of the Intercreditor Agreement, the Company shall ensure that the Borrowers (subject to Clause 10.5 (Trapped Amounts)) prepay the Utilisations and cancel Available Commitments under the relevant Facilities in amounts equal to the amount of Disposal Proceeds at the times contemplated by Clause 10.3 (Application of mandatory prepayments).

10.3	Application of mandatory prepayments

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 10.2 (Disposal Proceeds) shall be applied in the following order, in each case as contemplated in paragraph (b) below:

(i)	first, in prepayment of the Initial Term Facility Loan, the Additional Facility Loans, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established by way of term loans on a pro rata basis, in each case, be applied against the semi-annual Repayment Instalments of the Initial Term Facility on pro rata basis, or in the same order (to the extent any agreement in respect of any Additional Facility Loans, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is a term facility in nature provides for a more favourable order of application from Lenders’ perspective) as required by such Additional Facility Loans, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness (if any) to which the same mandatory prepayment applies;

(ii)	secondly, in prepayment of Additional Revolving Facility Loans, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established in the form of revolving loans on a pro rata basis such that:

(A)	outstanding Additional Revolving Facility Loans, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established in the form of revolving loans shall be prepaid on a pro rata basis;

(B)	cancellation, in each case, of the corresponding Additional Facility Commitment in respect of the Additional Revolving Facility and the commitments under the Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established in the form of revolving loans on a pro rata basis;

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(iii)	thirdly, in cancellation of Available Commitments under any Additional Revolving Facility and the available commitments under any Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established in the form of revolving loans on a pro rata basis (and the Available Commitments of the Lenders under any Additional Revolving Facility and the available commitments under the Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness which is incurred or established in the form of revolving loans will be cancelled rateably); and

(iv)	then, in:

(A)	repayment of the Ancillary Outstandings (and cancellation of corresponding Ancillary Commitments) under any Additional Revolving Facilities on a pro rata basis;

(B)	cancellation of Ancillary Commitments under any Additional Revolving Facilities on a pro rata basis; and

(C)	cancellation, in each case, of any Additional Facility Commitment in respect of the Additional Revolving Facility on a pro rata basis.

(b)	Subject to paragraph (c) below (and if so required by the Majority Lenders in the case of paragraph (ii) below), in the case of any prepayment of all or some of the Loan(s) relating to the Disposal Proceeds, the aggregate amount to be applied towards prepayment of the relevant Loan(s) shall be allocated among each of such Loan(s) in such manner contemplated in paragraph (a) above according to the outstanding principal amount of each of such Loan as at:

(i)	(in the case of any Disposal Proceeds falling within paragraph (a) of the definition of Disposal Proceeds) the expiry of the Reinvestment Period in respect of such Disposal Proceeds; or

(ii)	(in the case of any Disposal Proceeds falling within paragraph (b) of the definition of Disposal Proceeds) the time of receipt of such Disposal Proceeds,

(in each case, the Prepayment Determination Time relating to such prepayment) and the portion of such amount to be so applied towards prepayment of any Loan shall be so applied on the last day of the current Interest Period relating to that Loan as at such Prepayment Determination Time, so that a proportion of each of those Loans equal to the portion of such amount required to be applied towards prepayment of each of those Loans will be due and payable on the last day of such Interest Period (Prepayment Date).

(c)	If an Event of Default has occurred and is continuing, a proportion of each Loan equal to the amount so required to be paid to be applied to prepay that Loan on account of Disposal Proceeds (as determined in accordance with paragraph (a)) shall be immediately due and payable in lieu of the time(s) specified in paragraph (b) (unless the Majority Lenders agree otherwise), provided that such date on which such proportion of such Loan becomes so due and payable shall not in any event fall prior to the Prepayment Determination Time relating to such prepayment.

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(d)	If so required by the Majority Lenders and subject to Clause 10.5 (Trapped Amounts), the Company shall ensure that any Disposal Proceeds falling within paragraph (b) of the definition of Disposal Proceeds will be directly paid by the buyer in respect of the corresponding Disposal into the Company Prepayment Account, pending application in accordance with this Clause 10.3.

10.4	Excluded proceeds

Where Excluded Disposal Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of Excluded Disposal Proceeds), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

10.5	Trapped Amounts

(a)	All mandatory prepayments to be made under Clause 10.2 (Disposal Proceeds) are subject to permissibility under local law (including financial assistance, corporate benefit restrictions on transfers of cash within the Group and the fiduciary and statutory duties of the directors of the Group Members), applicable contractual restrictions (that were not entered into for the purpose of limiting such prepaying), and to the extent that such prepayment or any application of any amount towards such prepayment is restricted pursuant to any applicable law (including financial assistance, corporate benefit restrictions on the transfers of cash within the Group and the fiduciary and statutory duties of the directors of Group Members) or any contractual restrictions (that were not entered into for the purpose of limiting such prepaying), such prepayment shall not be required to be made.

(b)	Without prejudice to paragraph (a), there will be no requirement to make any prepayment referred to in paragraph (a) above where the aggregate of the Taxes and other costs (including any tax liability) to the Group of making that prepayment or making funds available to another Group Member to enable such prepayment to be made (such Taxes and other cost amounts being Leakages), excluding any amounts in respect of withholding tax in relation to dividends or intra-group loan repayments made by any Group Member at the rate in force (after giving effect to any applicable exemption, reduction or relief) as at the Signing Date, exceeds an amount equal to 5.00 per cent. of the amount to be applied towards such prepayment (the Leakage Cap).

(c)	The Company shall, subject to paragraph (b) above, ensure that all Group Members will use commercially reasonable endeavours to overcome any such restrictions or limitations and/or minimise any costs applicable to a mandatory prepayment of the Utilisation(s) under Clause 10.2 (Disposal Proceeds), including prepaying other facilities or loans, declaring and paying dividends and upstreaming or cross-streaming cash within the Group by way of loan, provided that such endeavours would not themselves result in any illegality, breach of duty or result in any Group Member incurring any such cost or expense. In the case where the upstreaming or cross-streaming of cash is done by way of loan, the Leakages attributable to the making of such loan shall be calculated on the basis that the average life of such loan is equal to the remaining life of the Facilities. Notwithstanding any other provision of any Finance Document, no Onshore Group Member shall be required to make or grant, and no Obligor or Group Member shall be required to procure any Onshore Group Member to make or grant, any loan or advance to any Offshore Group Member or Obligor in order to effect or facilitate the effecting of any prepayment of the Utilisation(s) or any part thereof.

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(d)	If at any time those restrictions or limitations against any mandatory prepayment of the Utilisation(s) under Clause 10.2 (Disposal Proceeds) are removed, the Company shall promptly upon becoming aware of the removal of such restrictions or limitations notify the Agent accordingly, and any portion of any Disposal Proceeds to which such restrictions or limitations applied and hence was not applied towards such mandatory prepayment (but would have been required to be applied towards such mandatory prepayment had such restrictions or limitations not applied) will be applied in prepayment of the Utilisation(s) on the last day of the Interest Period of the applicable Utilisation which ends not less than 10 Business Days after the date of such notification by the Company to the Agent of the removal of such restrictions or limitations.

(e)	To the extent that any of the mandatory prepayments referred to in Clause 10.2 (Disposal Proceeds) is not required to be made or is suspended in accordance with this Clause 10.5, any cash movements that are required between Group Members to facilitate such mandatory prepayment will also be subject to this Clause 10.5 and the requirement for such cash movements shall also not apply.

(f)	Any Disposal Proceeds (or any amount on account of any Disposal Proceeds) which would, if not for the provisions of this Clause 10.5, be required to be applied towards prepayment of the Loan(s) shall, at the time at which they would otherwise be required to be so applied towards such prepayment in accordance with paragraph (b) of Clause 10.3 (Application of mandatory prepayments) (or, in the case of Disposal Proceeds falling within paragraph (b) of that definition, at the time at which they would otherwise be required to be credited to the Company Prepayment Account), be credited into a Local Prepayment Account in the relevant local jurisdiction and shall not be withdrawn from such Local Prepayment Account unless they are applied towards mandatory prepayment in accordance with paragraph (d) above (or, in the case of Disposal Proceeds falling within paragraph (b) of that definition, transferred directly to the Company Prepayment Account pending application in accordance with Clause 10.3 (Application of mandatory prepayments) and paragraph (d) above). For the avoidance of doubt, before any Disposal Proceeds is required to be credited into such Local Prepayment Account pursuant to the foregoing sentence, no Obligor or Group Member shall be required to credit any Disposal Proceeds falling within paragraph (a) of that definition which potentially may need to be applied in prepayment of the Loan(s) pursuant to Clause 10.2 (Disposal Proceeds) to any account pending reinvestment, replacement, repair, reinstatement, compensation, application or prepayment.

11	Restrictions

11.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) shall:

(a)	(subject to the terms of Clause 9 (Illegality, Voluntary Prepayment and Cancellation)) be irrevocable, provided that (in the case of Clause 9.3 (Voluntary prepayment)) the Company may revoke any notice of prepayment if the Company shall have specified in such notice of prepayment that such notice is revocable on or prior to the date of prepayment specified in such notice (provided further that this shall be without prejudice to Clause 18.2 (Other indemnities)); and

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(b)	unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any), without premium or penalty, provided that any mandatory prepayment made in accordance with Clause 10.2 (Disposal Proceeds) shall be deemed to include any applicable accrued interest, any associated hedge termination costs and Break Costs (if any), and the amount of the Loan(s) required to be so prepaid shall be reduced accordingly to allow for the amount of such reduction to be applied towards payment in full of any and all applicable accrued interest, hedge termination costs (relating to any termination of hedge arrangements in whole or in part in connection with such prepayment) and Break Costs (if any).

11.3	No reborrowing of Initial Term Facility

No Borrower may reborrow any part of the Initial Term Facility which is prepaid.

11.4	No reborrowing of Cash Bridge Facilities

No Borrower may reborrow any part of a Cash Bridge Facility which is prepaid.

11.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase - Cancelled Commitments), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 9 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice to the affected Lender.

11.8	Effect of repayment and prepayment on Commitments

If all or part of a Lender's participation in a Utilisation under any Facility is repaid or prepaid and is not available for redrawing, an amount of the Commitment of that Lender in respect of that Facility (equal to the amount of its participation which is so repaid or prepaid) will be deemed to be cancelled on the date of such repayment or prepayment.

11.9	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 9.1 (Illegality), Clause 10.1 (Change of Control), or 38.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender))) shall be applied pro rata to each Lender's participation in that Utilisation.

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12	Interest

12.1	Calculation of interest

(a)	The rate of interest on the Initial Term Facility Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of:

(i)	the applicable Margin; and

(ii)	LIBOR for such Initial Term Facility Loan and such Interest Period.

(b)	The rate of interest on the Cash Bridge Facility (Tranche A) Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate:

(i)	the applicable Margin; and

(ii)	LIBOR for such Cash Bridge Facility (Tranche A) Loan and such Interest Period.

(c)	The rate of interest on the Cash Bridge Facility (Tranche B) Loan with Base Currency in RMB for each Interest Period relating thereto is 3.85% per annum.

(d)	The rate of interest on the Cash Bridge Facility (Tranche B) Loan with Base Currency in US$ for each Interest Period relating thereto is the percentage rate per annum which is the aggregate:

(i)	the applicable Margin; and

(ii)	LIBOR for such Cash Bridge Facility (Tranche B) Loan and such Interest Period.

(e)	The rate of interest on each Additional Facility Loan under any Additional Facility shall be determined in accordance with the Additional Facility Notice relating to such Additional Facility.

(f)	If any rate of interest calculated in accordance with this Clause 12.1 has more than four decimal places, such rate of interest shall be rounded off to four decimal places.

12.2	Payment of interest

(a)	The Company shall pay accrued interest on each Initial Facility Loan:

(i)	(in respect of the Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan and Cash Bridge Facility (Tranche B) Loan with Base Currency in US$) on the last day of each Interest Period relating thereto (and, if that Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period); and

(ii)	(in respect of the Cash Bridge Facility (Tranche B) Loan) with Base Currency in RMB on each CBF (Tranche B) Interest Payment Date.

(b)	Interest on each Additional Facility Loan under any Additional Facility shall be paid in accordance with the terms of the Additional Facility Notice relating to such Additional Facility.

12.3	Default interest

(a)	Interest shall accrue on an Unpaid Sum (other than any Unpaid Sum attributable to an Additional Facility) owing by the Company from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is equal to 130% of the applicable interest rate under Clause 12.1 (Calculation of interest) which would have been payable if that Unpaid Sum had, during the period of non-payment, constituted an Initial Facility Loan made under this Agreement in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Company on demand by the Agent.

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(b)	If any Unpaid Sum consists of all or part of an Initial Facility Loan and that Initial Facility Loan becomes due on a day which was not the last day of the Interest Period relating to that Initial Facility Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Initial Facility Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be equal to 130% of the applicable interest rate under Clause 12.1 (Calculation of interest) which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum (other than any Unpaid Sum attributable to an Additional Facility) will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)	Default interest on any Unpaid Sum (that is attributable to an Additional Facility) shall be calculated and paid in accordance with the terms of the Additional Facility Notice relating to such Additional Facility.

12.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

12.5	Replacement of Screen Rate

(a)	Subject to paragraphs (b) and (c) below, any amendment or waiver which relates to providing for an additional or alternative benchmark rate, base rate or reference rate to apply in relation to US Dollars in place of the Screen Rate for a Facility (including any amendment, replacement or waiver to the definition of "LIBOR", or "Screen Rate", including an alternative or additional page, service or method for the determination thereof) (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate, base rate or reference rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that other benchmark rate, base rate or reference rate for any Interest Period and making other consequential and/or incidental changes) (a Benchmark Rate Change) may be made with the consent of the Majority Lenders participating in the applicable Facility to which that Benchmark Rate Change shall apply and the Obligors' Agent.

(b)	If the Obligors’ Agent requests the making of a Benchmark Rate Change, it shall notify the Agent thereof and if such Benchmark Rate Change cannot be agreed upon by the date which is five (5) Business Days before the end of the current Interest Period (or in the case of a new Utilisation, the date which is five (5) Business Days before the date upon which the Utilisation Request will be served, as notified by the Obligors' Agent to the Agent), the Screen Rate applicable to any Lender's share of a Loan shall be replaced by the rate certified to the Agent by that Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the Relevant Interbank Market.

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(c)	Notwithstanding the definitions of "LIBOR" or "Screen Rate" in Clause 1.1 (Definitions) or any other term of any Finance Document, the Agent may from time to time (with the prior written consent of the Obligors' Agent) specify a Benchmark Rate Change for any currency for the purposes of the Finance Documents, and each Lender authorises the Agent to make such specification.

13	Interest Periods

13.1	Selection of Interest Periods

(a)	The Company (for itself and/or on behalf of a Borrower) may select an Interest Period for any Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan or Cash Bridge Facility (Tranche B) Loan with Base Currency in US$ in the Utilisation Request or (if a Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for any Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan or Cash Bridge Facility (Tranche B) Loan with Base Currency in US$ is irrevocable and must be delivered to the Agent by the Company (for itself and/or on behalf of a Borrower) not later than the Specified Time.

(c)	If the Company (for itself and/or on behalf of a Borrower) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above in respect of an Interest Period for any Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan or Cash Bridge Facility (Tranche B) Loan with Base Currency in US$, that Interest Period will be six Months.

(d)	Subject to this Clause 13, in relation to any Initial Term Facility Loan, Cash Bridge Facility (Tranche A) Loan or the Cash Bridge Facility (Tranche B) Loan with Base Currency in US$, the Company (for itself and/or on behalf of a Borrower) may select an Interest Period (for a Loan) of:

(i)	three or six Months;

(ii)	a duration so that the last day of that Interest Period is the same day as a Repayment Date or a date on which payment is required to be made under any Hedging Agreement (provided that such selection would not result in an Interest Period longer than six Months); or

(iii)	any other period as selected by the Company and agreed with the Agent (acting on the instructions of all the Lenders in respect of the relevant Facility).

(e)	An Interest Period for an Initial Facility Loan shall not extend beyond the Termination Date in respect of the applicable Initial Facility.

(f)	Subject to paragraph (g) below, the first Interest Period for an Initial Facility and for an Additional Facility which is a term loan facility shall start on the first Utilisation Date of the applicable Facility, and in the case where a Loan has already been made under any of such Facilities, each subsequent Interest Period shall start on the last day of the preceding Interest Period relating to the Initial Facility Loan or that Additional Facility Loan (as the case may be).

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(g)	The first Interest Period for the Cash Bridge Facility (Tranche B) Loan with Base Currency in RMB shall start on the Initial Utilisation Date of the Cash Bridge Facility (Tranche B) Loan and end on the first CBF (Tranche B) Interest Payment Date falling after the Initial Utilisation Date of the Cash Bridge Facility (Tranche B) Loan, and each subsequent Interest Period of the Cash Bridge Facility (Tranche B) Loan shall start on the last day of the preceding Interest Period relating to such Loan and end on the immediately following CBF (Tranche B) Interest Payment Date.

(h)	This Clause 13.1 shall apply to any Additional Facility provided that any Interest Period relating to any Additional Facility Loan under any Additional Facility shall be determined in accordance with the terms of the Additional Facility Notice relating to that Additional Facility.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.3	Division of Loans

(a)	No Initial Facility Loan may be divided.

(b)	Any division or consolidation of any Additional Facility Loan(s) under any Additional Facility shall be governed by the terms of the Additional Facility Notice in respect of such Additional Facility.

14	Changes to the Calculation of Interest

14.1	Calculation of Reference Bank Rate

Subject to Clause 14.2 (Market disruption), if LIBOR for any Loan and any Interest Period is to be determined by reference to the Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day (for the currency of such Loan and such Interest Period), the applicable LIBOR for such Loan and such Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption

(a)	If a Market Disruption Event occurs and is continuing (which term, for the purposes of this Clause 14.2 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) in relation to any Loan for any Interest Period, then the rate of interest on each Affected Lender's share (but, in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, only if such Affected Lender has delivered a notification pursuant to paragraph (B) of the definition of Market Disruption Event) of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Agent by that Affected Lender as soon as practicable and in any event by close of business five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select,

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but the rate of interest applicable to each other Lender's share of that Loan (other than any Affected Lender to which the foregoing applies) for such Interest Period shall be determined in accordance with Clause 12.1 (Calculation of interest).

(b)	In this Agreement:

(i)	Affected Lender means a Lender which is a commercial bank or other financial institution that customarily obtains funds for lending in the Relevant Interbank Market or in Hong Kong, Taiwan, London, or (only in the event where LIBOR for the applicable Loan and the applicable Interest Period relating thereto cannot be determined) any Lender; and

(ii)	Market Disruption Event means, in relation to any Loan and any Interest Period relating thereto:

(A)	at or about noon London time on the Quotation Day for the currency of such Loan and such Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for such Loan and such Interest Period;

(B)	(where there is more than one Lender) before close of business in Hong Kong on the Business Day immediately after the Quotation Day for the currency of such Loan and such Interest Period, the Agent receives notifications from an Affected Lender or Affected Lenders (whose aggregate participation(s) in such Loan exceed 50 per cent. of such Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), save that any such Affected Lender or Affected Lenders may elect at any time thereafter (and, in circumstances where the cost to an Affected Lender of obtaining matching deposits in the Relevant Interbank Market (or Hong Kong or Taiwan, as applicable) would no longer be in excess of LIBOR for such Loan and such Interest Period, such Affected Lender must promptly elect) to cancel such notification and such threshold shall immediately be recalculated following such cancellation; or

(C)	(where there is only one Lender and such Lender is an Affected Lender) the Lender notifies the Company that (1) the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), (2) a similar event arises similarly with respect to its cost of funding of other similar facilities and that it is recovering or intending to recover such cost of funding from similar borrowers under such similar facilities, and (3) its funding cost is in excess of LIBOR (for such Loan and such Interest Period) primarily due to general market conditions affecting banks generally rather than solely as a result of credit related concerns specifically relating to that Lender or any of its Affiliates.

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14.3	Alternative basis of interest or funding

(a)	If the Agent receives notice from any Affected Lender pursuant to paragraph (b)(ii)(B) or (C) of Clause 14.2 (Market disruption), it shall promptly provide a copy of such notice to the Company. The Agent shall promptly notify the Company if a Market Disruption Event arises under paragraph (b)(ii)(A) of Clause 14.2 (Market disruption).

(b)	If a Market Disruption Event occurs and is continuing in relation to any Loan and any Interest Period relating thereto (which, for the purposes of this Clause 14.3 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 20 Business Days) with a view to agreeing a substitute basis for determining the rate of interest for such Loan for such Interest Period.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Affected Lenders and the Company, be binding on all such Parties for such Loan and such Interest Period.

(d)	Subject to paragraph (c), for the avoidance of doubt, where a Market Disruption Event is no longer continuing in relation to any Loan and any Interest Period relating thereto, the rate of interest for such Loan shall revert to the rate calculated in accordance with Clause 12 (Interest).

14.4	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Loan or an Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum (except in the case of any Additional Facility Loan under any Additional Facility or any Unpaid Sum attributable to any Additional Facility, as otherwise specified in the Additional Facility Notice relating to such Additional Facility).

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15	Fees

15.1	Upfront and/or arrangement fee

The Company shall pay to the Arranger an upfront and/or arrangement fee in the amount and at the times agreed in a Fee Letter.

15.2	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

15.3	Fees Payable

No fees, costs or expenses are payable by any Group Member (other than any fees, costs and expenses payable in accordance with paragraph (a) of Clause 20.1 (Transaction expenses)) unless and until the Initial Utilisation Date of the relevant Initial Facility occurs.

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16	Tax Gross-Up and Indemnities

16.1	Tax gross-up

(a)	All payments to be made by the Company to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Company is required to make a Tax Deduction, in which case the sum payable by the Company (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of a Tax imposed by the Cayman Islands, if such Finance Party is not, at the Signing Date, a Finance Party which is entitled to receive payments from the Company under the Finance Documents free and clear of and without any Tax Deduction.

(c)	The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Company.

(d)	If the Company is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Each Finance Party shall provide the Company with documents reasonably requested by the Company r in completing any procedural formalities necessary (at any time) for the Company to obtain and maintain authorisation (at all times) to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction.

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16.2	Tax indemnity

(a)	Without prejudice to Clause 16.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within five Business Days of demand of the Agent, promptly indemnify, to the maximum extent permitted under all applicable laws, the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 16.2 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; and

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.1 (Tax gross-up);

(B)	would have been compensated for by an increased payment with Clause 16.1 (Tax gross-up) but was not or will not be so compensated solely because of one of the exclusions in paragraph (b) of Clause 16.1 (Tax gross-up) applies or will apply;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is compensated for by Clause 16.4 (Stamp taxes) or Clause 16.5 (Indirect Tax).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to that claim within 180 days after the date on which that Finance Party becomes aware of it (after which that Finance Party shall not be entitled to claim any indemnification or payment under this Clause 16.2), whereupon the Agent shall promptly notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from the Company under this Clause 16.2, notify the Agent.

(d)	Any Finance Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

16.3	Tax credit

If the Company makes a Tax Payment and the Finance Party (to which such Tax Payment relates) determines that in its sole discretion exercised in good faith:

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(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

that Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment and net of all out-of-pocket expenses, including Taxes) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company. The Company, upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this Clause 16.3 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Finance Party is required to repay such Tax Credit to such governmental authority. Notwithstanding anything to the contrary in this Clause 16.3, in no context will the Finance Party be required to pay any amount to the Company pursuant to this Clause 16.3 the payment of which would place the Finance Party in a less favourable net after Tax position than the Finance Party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 16.3 shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other person.

16.4	Stamp taxes

The Company shall:

(a)	promptly on demand (or otherwise as required) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within five Business Days of demand, pay to and indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes in respect of any Finance Document.

16.5	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply or payment made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by the Finance Party in respect of such costs or expenses except to the extent that Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax.

16.6	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is: (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party; and

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(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of such other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as it is not a FATCA Exempt Party until the time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of that payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17	Increased Costs

17.1	Increased Costs

(a)	Subject to Clause 17.3 (Exceptions), the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation (including any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax) that is made after the Signing Date.

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(b)	In this Agreement:

Basel II means International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004.

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

Increased Costs means:

(a)	a reduction in the rate of return from the Facilities or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

17.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to that claim within 120 days of the date on which that Finance Party becomes aware of it, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

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17.3	Exceptions

Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Company;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by (i) Clause 16.2 (Tax indemnity) (or would have been compensated for under Clause 16.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 16.2 (Tax indemnity) applied), (ii) Clause 16.4 (Stamp taxes), or (iii) Clause 16.5 (Indirect Tax);

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)	attributable to the implementation or application of or compliance with Basel II or Basel III or any other law or regulation which implements Basel II or Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party;

(f)	attributable to compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party; or

(g)	not notified to the Agent by the Finance Party (that is claiming any indemnification or payment under this Clause 17 in respect of such Increased Cost) within 120 days of the date of such Finance Party becoming aware of the event giving rise to such Increased Costs in accordance with paragraph (a) of Clause 17.2 (Increased Cost claims).

18	Other Indemnities

18.1	Currency indemnity

(a)	If any sum due from the Company under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Company; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within five Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each of the Finance Parties to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	If any amount received by a Finance Party is, when converted into the currency in which that amount is expressed to be due and payable under the relevant Finance Documents, in excess of the Company’s liability under the Finance Documents, that Finance Party must promptly pay to the Company an amount equal to that excess.

18.2	Other indemnities

(a)	The Company shall within five Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Company to pay or non-payment of any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 31 (Sharing Among the Finance Parties) or as a result of a revocation of a notice of prepayment in accordance with Clause 11.1 (Notices of cancellation or prepayment);

(iii)	funding, or making arrangements to fund, its participation in the Utilisation requested by a Borrower (or on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement but other than (A) by reason of default or negligence by that Finance Party alone or (B) any cost, loss or liability attributable to a loss of Margin); or

(iv)	the Utilisation (or part of the Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)	The Company shall promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Merger or the funding of the Merger, unless such cost, loss or liability is caused by the fraud, gross negligence or wilful misconduct of that Finance Party or its Affiliate (or any employee or officer of that Finance Party or Affiliate). Any Affiliate of a Finance Party or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 18.2, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

18.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

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19	Mitigation by the Lenders

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax Gross-Up and Indemnities) or Clause 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor or the Parent under the Finance Documents.

19.2	Limitation of liability

(a)	The Company shall promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20	Costs and Expenses

20.1	Transaction expenses

(a)	The Company shall (or shall procure that a Group Member will) within ten Business Days of demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred and documented by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Arranger and the Company in connection with the negotiation, preparation, execution and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the Signing Date.

(b)	In the event that the Initial Utilisation Date does not occur, the Company shall only be liable for the Finance Parties' legal advisor's fees up to a cap separately agreed between the Arranger and the Sponsor. No such legal fees will be paid or reimbursed by the Company pursuant to this paragraph (b) until the Company and the Arranger determine (acting reasonably) that the Initial Utilisation Date is reasonably unlikely to occur.

20.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 2.3 (Additional Facility) or Clause 32.10 (Change of currency), the Company shall (or shall procure that a Group Member will), within ten Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred and documented by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Agent and the Company in responding to, evaluating, negotiating or complying with that request or requirement.

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20.3	Enforcement and preservation costs

The Company shall (or shall procure that a Group Member will), within ten Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees but excluding the cost of any internal management time of the Agent or the Security Agent) incurred by that Secured Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights.

21	Representations

21.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 21 in relation to itself and, where relevant, its Subsidiaries on the dates set out in Clause 21.26 (Times when representations made) to each Finance Party.

(b)	Subject to paragraph (c) below, the Parent makes each of the representations and warranties set out in this Clause 21 on the dates set out in Clause 21.26 (Times when representations made) to each Finance Party. Where the representations and warranties set out in this Clause 21 refer to the Parent or are stated by the Parent, such representation and warranty is made by the Parent in respect of itself only and, where applicable, its assets and the Finance Documents to which it is a party.

(c)	The Parent does not give the representations and warranties set out in: paragraph (b) of Clause 21.6 (Authorisations), Clause 21.9 (No filing or stamp taxes), Clause 21.11 (Information Package and Base Case Model), Clause 21.12 (Accounts), Clause 21.13 (Disputes), Clause 21.15 (Environmental laws), Clause 21.16 (Taxation), Clause 21.18 (Good title to assets) (except in respect of any shares of the Company held by the Parent), Clause 21.19 (Legal and beneficial ownership) (except in respect of any shares of the Company held by the Parent), Clause 21.21 (Intellectual Property), Clause 21.22 (Group Structure Chart), Clause 21.23 (Pari passu ranking) and Clause 21.24(Merger Documents).

(d)	To the extent the Company or the Parent makes any representation in this Clause 21 in relation to any Group Member, such representation is given by reference to the Knowledge of the Company or the Parent (as applicable) when it is made.

21.2	Status

(a)	It and each of its Subsidiaries which is a Material Company, is a limited liability company or corporation, an exempted company, an ordinary resident company, a partnership limited by shares or limited liability partnership, duly incorporated or established and validly existing and (where applicable) in good standing under the law of its jurisdiction of incorporation or establishment.

(b)	It and each of its Subsidiaries which is a Material Company, has the power to own its assets and carry on its business in all material respects as it is being conducted.

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21.3	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

The execution, delivery and performance by it of, and the transactions contemplated by, the Finance Documents, in each case, to which it is a party do not:

(a)	subject to the Legal Reservations, conflict with any law or regulation applicable to it in any material respect;

(b)	conflict with the constitutional documents of it or any Material Company the equity interests in which are subject to the Transaction Security; or

(c)	breach any agreement or instrument binding upon it or any Material Company or any of its or Material Company's assets to an extent or in a manner which has or would have a Material Adverse Effect.

21.5	Power and authority

It has (or will have by the time of execution of the relevant Finance Document) the power to enter into, perform and deliver, and has taken (or will have taken prior to the time of execution) all necessary corporate actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

21.6	Authorisations

(a)	Subject to the Legal Reservations and the Perfection Requirements, all material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights, comply with and perform its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, other than court filings in the normal course of proceedings,

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(b)	All Authorisations necessary for the conduct of the ordinary business of the Group Members have been obtained or effected and are in full force and effect where failure to obtain or effect those Authorisations has or would have a Material Adverse Effect.

21.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised and enforced in its Relevant Jurisdictions.

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(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.8	Insolvency

None of the circumstances described in Clause 25.6 (Insolvency) or Clause 25.7 (Insolvency proceedings), to its Knowledge, is continuing or applies in relation to it or any Material Company or any of its assets (in each case subject to the exceptions set out therein).

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (and, in relation to the Transaction Security Documents, subject to any stamp, registration, notarial or similar Taxes or fee payable as part of the Perfection Requirements), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (excluding for this purpose any Transfer Certificate or Assignment Agreements and any related transfer or assignment) except (x) any filing, recording or enrolling or any stamp, registration, notarial or similar Tax or fee payable which is referred to in any Legal Opinion and which will be made or paid by it promptly after the date of the relevant Finance Document, and (y) any stamp duty payable on any Finance Document that is executed in, brought into or submitted in evidence in a court of, the Cayman Islands.

21.10	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or (to the Company's Knowledge) any of its Material Companies or to which its (or (to the Company's Knowledge) any of its Material Companies') assets are subject which would have a Material Adverse Effect.

21.11	Information Package and Base Case Model

(a)	Save to the extent disclosed to the Arranger in writing and to the Company’s Knowledge:

(i)	any material factual information (other than information of a general economic nature) relating to the Group (including the Target Group) supplied by the Group and contained in the Information Package (taken as a whole) (the Information) was true and accurate in all material respects as at the date of the applicable Report or, if earlier, the date the Information is expressed to be to be given;

(ii)	no Information was omitted from the Information Package where the omission results in the Information Package, taken as a whole, being misleading in any material respect in the context of the transaction as a whole;

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(iii)	no event or circumstance has occurred since the date of any Report that results in the Information Package, taken as a whole, being untrue or inaccurate or misleading in any material respect in the context of the transaction as a whole; and

(iv)	all other written information provided by any Group Member to a Finance Party pursuant to any express provision of any Finance Document on or after the Signing Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such Information is provided, provided that the Company is not required to review or make any enquiry in relation to matters within the technical or professional expertise of the provisions of the relevant Reports.

(b)	Any financial projections or forecasts contained in the Information Package and Base Case Model were prepared on the basis of recent historical information and assumptions (or grounds for opinions) believed by the Company in good faith to be reasonable at the time of being prepared (it being understood that such financial projections or forecasts are subject to significant uncertainties and contingencies many of which may be beyond the control of the Group and that no assurances can be given that such financial projections or forecasts will be realised).

21.12	Accounts

To the Company’s Knowledge and save as otherwise disclosed to the Arranger or the Agent in writing:

(a)	the Annual Financial Statements most recently delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements) were prepared on a basis consistent in all material respects with the applicable Accounting Principles and present a true and fair view of the consolidated financial position of the Group, as at the date to which they were prepared and for the Financial Year then ended;

(b)	the Semi-Annual Financial Statements and Quarterly Financial Statements most recently delivered pursuant to paragraphs (b) and (c) of Clause 22.1 (Financial statements):

(i)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(ii)	fairly present the consolidated financial position of the Group as at the date to which they were prepared and for the Relevant Period then ended,

in each case (A) save as set out therein or the notes thereto, (B) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (C) subject to customary year-end adjustments; and

(c)	the Original Financial Statements in the form provided to the Arranger are accurate in all material respects (save as referred to in the statements and notes thereto).

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21.13	Disputes

(a)	No litigation, arbitration or other proceedings or (to the Company’s Knowledge) investigations of, or before, any court, arbitral body or agency are outstanding, pending or threatened against it or any of its Material Companies which are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

(b)	To the Company's Knowledge, no labour disputes are outstanding in respect of any Material Company which are reasonably likely to be adversely determined to it, and which if so adversely determined, would have a Material Adverse Effect.

21.14	Compliance with law

It is (and each of its Material Companies is) in compliance with all applicable laws and regulations where failure to do so would have a Material Adverse Effect.

21.15	Environmental laws

(a)	Each of it and each Material Company is in compliance with all applicable Environmental Laws and regulations and has obtained all Environmental Permits necessary to conduct the business of the Group, in each case where failure to do so would have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened against it or any of its Material Companies where that claim is reasonably likely to be determined adversely to a Group Member and which, if so adversely determined, would have a Material Adverse Effect.

21.16	Taxation

No claims are being asserted against it or any of its Material Companies with respect to Taxes which are reasonably likely to be adversely determined to it or to such Material Company and which, if so adversely determined, would have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period and other than amounts for which adequate reserves have been maintained and amounts disputed reasonably in good faith in accordance with applicable procedures) save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

21.17	Security, Financial Indebtedness and guarantees

(a)	No Security or Quasi-Security exists over any of the assets of any Group Member or over the shares of the Company (including, at the Effective Time, the shares of the surviving entity after the Merger) held by the Parent, in each case, other than Permitted Security or as permitted by this Agreement.

(b)	No Group Member has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness or as permitted by this Agreement.

21.18	Good title to assets

Each of it and each Material Company have good, valid and marketable title to, or valid leases or licences of or are otherwise entitled to use, all assets necessary to carry on the Core Business of the Group (including, on and from the Closing Date, the Target Group) as presently conducted, in each case, to the extent that failure to do so would have a Material Adverse Effect.

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21.19	Legal and beneficial ownership

Subject to the Legal Reservations and Perfection Requirements, all the shares of any Obligor or Material Companies over which it purports to grant Transaction Security, are (or will be by the time when such Transaction Security is granted or (in the case of the shares in the Target or the surviving entity after the Merger only) will be at the Effective Time) legally and beneficially owned by the Parent, the Company or any other relevant Obligor free from any Security (other than Permitted Security or as permitted by this Agreement).

21.20	Shares

The shares of any Obligor or Material Company which are subject to any Transaction Security are (if such Obligor or Material Company is incorporated outside of the PRC) fully paid and (if such Obligor or Material Company is incorporated in the PRC) validly issued, (upon enforcement of such Transaction Security in accordance with its terms) freely transferable and not subject to any pre-emption, option to purchase or similar rights, other than as may arise under applicable law.

21.21	Intellectual Property

(a)	The Intellectual Property required in order to conduct the Core Business of the Group is legally and beneficially owned or licenced to a Group Member and all formal or procedural actions required to maintain such Intellectual Property have been taken, in each case, where failure to be or do so would have a Material Adverse Effect.

(b)	To the Company’s Knowledge, in carrying on its Core Business it does not infringe any Intellectual Property of any third party in any respect which would have a Material Adverse Effect.

21.22	Group Structure Chart

To the Company’s Knowledge and save as otherwise disclosed to the Arranger or the Agent in writing, the Group Structure Chart accurately records in all material respects the anticipated structure of the Group as at the Closing Date.

21.23	Pari passu ranking

(a)	Subject to the Legal Reservations and the applicable Perfection Requirements, the Transaction Security has, or will have once entered into, the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally or as otherwise permitted under the Finance Documents.

(b)	Without prejudice to paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness, except for any indebtedness preferred by laws of general application.

21.24	Merger Documents

The Merger Documents contain all the material terms relating to the Merger.

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21.25	Holding Companies

Neither the Parent nor the Company has traded or incurred any material liabilities or commitments (actual or contingent, present or future) other than:

(a)	by entering into and for liabilities or commitments under the Transaction Documents, Controlled Entities Documents, any equity funding and subscription or shareholder debt funding arrangements, any interim investor agreement or shareholders agreements (including any support or rollover agreement), paying agent agreement and/or employment and service agreements or director indemnification agreement;

(b)	any Permitted Holding Company Activity or any activity or liability permitted under this Agreement; and

(c)	for payment of Transaction Costs, and other legal, accounting, audit and other professional fees, taxes and payment of other expenses in respect of activities permitted by this Clause 21.25.

21.26	Times when representations made

(a)	All the representations and warranties in this Clause 21 are made on the Signing Date and the Initial Utilisation Date except that:

(i)	the representations and warranties set out in Clause 21.11 (Information Package and Base Case Model) shall only be made as at the date of the applicable Report or, if earlier, the date the Information is expressed to be given and subject to the right of the Company to make disclosures against those representations and warranties; and

(ii)	the representations and warranties set out in Clause 21.12 (Accounts) will be made once only in respect of each set of financial statements delivered to the Agent and shall be made on the date such financial statements are delivered to the Agent.

(b)	The Repeating Representations are deemed to be made by each Obligor and the Parent (if applicable) on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor.

(d)	The representations and warranties at Clauses 21.18 (Good title to assets), 21.19 (Legal and beneficial ownership) and 21.20 (Shares) are deemed to be made by the relevant Obligor and/or the Parent (as the case may be) on the day on which that Obligor or the Parent (as the case may be) enters into a Transaction Security Document and only in respect of that Transaction Security Document and the assets or shares to which that Transaction Security Document relates.

(e)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.27	Awareness and disclosure

(a)	Any representation or warranty made by any Obligor or the Parent on or prior to the Closing Date in respect of any fact, matter, asset, liability (actual or contingent), obligation or claim of or relating to any member of the Target Group (including any information relating to any member of the Target Group in any Report or the Base Case Model) is qualified by the Knowledge of the Company (which shall not include the knowledge or belief of any member of the Target Group or its management) after having made reasonable enquiries in the circumstances.

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(b)	The Parties acknowledge that projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

(c)	The contents of the Reports are disclosed against and qualify the representations and warranties in this Clause 21.

22	Information Undertakings

The undertakings in this Clause 22 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	commencing with the Financial Year ending on the First Test Date, as soon as they are available, but in any event within,

(i)	(in respect of the Financial Year ending on the First Test Date) 150 days after the First Test Date; and

(ii)	thereafter, 120 days after the end of each full Financial Year,

the audited consolidated financial statements of the Group for that Financial Year,

(b)	commencing with the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date of the Initial Term Facility, as soon as they are available, but in any event within,

(i)	(in respect of the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date of the Initial Term Facility) 120 days after the end of such Financial Half-Year; and

(ii)	thereafter, 60 days after the end of each Financial Half-Year ending on 30 June in any Financial Year,

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the unaudited consolidated financial statements of the Group for that Financial Half-Year,

(c)	commencing with the first full Financial Quarter ended on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation of the Initial Term Facility, as soon as they are available, but in any event,

(i)	(in respect of the first full Financial Quarter ending on 31 March or 30 September following the first full Financial Half-Year ending after the Initial Utilisation of the Initial Term Facility) within 120 days after the end of such Financial Quarter; and

(ii)	thereafter, within 60 days after the end of each Financial Quarter ending on 31 March or 30 September in any Financial Year,

the unaudited consolidated financial statements of the Group for that Financial Quarter,

provided that prior to the Closing Date, any reference to the Group in this Clause 22.1 shall be construed as the Target and each of its Subsidiaries from time to time.

22.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail):

(i)	computations as to compliance with Clause 23 (Financial Covenants) for any applicable Relevant Period but only to the extent such Relevant Period ends on a Test Date as at which such Annual Financial Statements were prepared;

(ii)	confirmation that (so far as the Company is aware) no actual Event of Default is outstanding; and

(iii)	calculation of any margin or fee ratchet (as applicable).

(c)	Each Compliance Certificate shall be signed by an Authorised Signatory.

22.3	Requirements as to financial statements

(a)	Each set of Relevant Financial Statements shall:

(i)	include a balance sheet, profit and loss account and cashflow statement;

(ii)	(in the case of Annual Financial Statements only) be audited by the Auditors;

(iii)	be certified by an Authorised Signatory as giving a true and fair view of (if audited), or fairly representing (in other cases), the Group's consolidated financial condition as at the date at which, and the Group's consolidated results of operation for the period for which, those financial statements were drawn up and, in the case of Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Company by the Auditors and accompanying those Annual Financial Statements; and

(iv)	be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model as varied in accordance with paragraph (e) of Clause 23.3 (Financial testing) unless, in relation to any set of Relevant Financial Statements, the Company notifies the Agent that there has been a change in the Accounting Principles, accounting practices or financial reference periods and, following such notification, the Company complies with the procedures and requirements set out in paragraphs (b) and (c) below.

(b)	If the Company notifies the Agent of a change in accordance with paragraph (a)(iv) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not that change might result in any material alteration in the commercial effect of the provisions of Clause 23 (Financial Covenants) (including the defined terms included therein); and

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(ii)	if so, any amendments to this Agreement which may be necessary to ensure that such change does not result in any material alteration in the commercial effect of those provisions, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(c)	If no agreement on the subject matters referred to in paragraph (b)(i) or (b)(ii) above is reached within 30 days of the notification of that change (or any longer period agreed between the Company and the Agent), the Company shall deliver to the Agent, together with the Relevant Financial Statements in relation to which that change has occurred (and each subsequent set of Relevant Financial Statements delivered under Clause 22.1 (Financial statements) unless the applicable amendments with respect to such change are agreed in accordance with paragraph (b) above, any reconciliation statements (audited, where applicable) necessary to enable calculations based on the Accounting Principles as they were before that change, and that change will be ignored for the purposes of the financial undertakings in Clause 23 (Financial Covenants). Any reference in this Agreement to any Relevant Financial Statements shall be construed as a reference to those Relevant Financial Statements as adjusted to reflect the basis upon which the Base Case Model was prepared.

(d)	Notwithstanding any other provision in this Clause 22, following an IPO, the Company may satisfy its reporting obligations hereunder (as regards time-periods, form and content) by delivering the financial reports of the Group that is delivered to the public shareholders, provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Group will continue to deliver Compliance Certificates, notice of defaults and any “know your customer” information.

22.4	Group companies

The Company shall in each Compliance Certificate delivered in relation to its Annual Financial Statements certify which Group Members are Material Companies and/or WFOEs.

22.5	Year-end

The Company shall procure that the end of each Financial Year of the Company and the Group (on a consolidated basis) falls on 31 December.

22.6	Controlled Entities Documents

The Company shall, as soon as reasonably practicable and in any event within 90 Business Days of the Initial Utilisation Date for the Initial Term Facility, deliver to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) each Controlled Entities Documents.

22.7	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents required by law to be dispatched by the Company or any other Obligor to its shareholders generally (or any class of them in their capacity as shareholders) or required by law to be dispatched by the Company or any other Obligor to its creditors generally (or any class of them in their capacity as creditors) other than, in each case, in the ordinary course of business or where such disclosure is restricted by confidentiality obligations;

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(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (except for any frivolous or vexatious proceedings) which are current, threatened in writing or pending against any Group Member, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any material claim which is current, threatened in writing or pending against any person in respect of any Merger Document;

(d)	the details of any receipt of (and, if applicable, the expiry of the Reinvestment Period of) any Disposal Proceeds in excess of US$50,000,000 (or its equivalent) that are or may be required to be applied in prepayment of the Facilities pursuant to Clause 10.2 (Disposal Proceeds);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors and the Parent with the terms of any Transaction Security Documents entered into with that Security Agent;

(f)	promptly on request, such further financial information regarding the Group, as the Agent (acting on the instructions of the Majority Lenders) may reasonably require (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business); and

(g)	promptly upon becoming aware of it, (i) any material amendment, supplement, variation, novation, modification or replacement of the Controlled Entities Documents; (ii) any material breach of the Controlled Entities Documents and (iii) the termination of the Controlled Entities Documents (whether in whole or in part), in each case, insofar as it would create or lead to any Adverse Controlled Entity Impact, provided that the provision of such information to the Finance Parties is not restricted pursuant to confidentiality obligations, privilege, legal or regulatory restrictions (including stock exchange or listing rules) binding on any Obligor or Group Member.

22.8	Notification of default

(a)	Each Obligor and the Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor or the Parent is aware that a notification has already been provided by another Obligor or the Parent).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director of the Company certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.9	Know your customer checks

(a)	Each Obligor and the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of any proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer (a Proposed Assignment or Transfer), on behalf of any prospective assignee or transferee of that Lender) in order for the Agent, such Security Agent, such Lender or, in the case of any Proposed Assignment or Transfer, any prospective assignee or transferee of a Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of any Proposed Additional Obligor as an Additional Obligor obliges the Agent, the Security Agent or any Lender to comply with "know your customer" or similar identification procedures or other similar procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or on behalf of any prospective assignee or transferee of that Lender) in order for the Agent, such Security Agent or such Lender or any prospective assignee or transferee of a Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Proposed Additional Obligor to this Agreement as an Additional Obligor.

23	Financial Covenants

The undertakings in this Clause 23 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial definitions

In this Agreement:

Acquired Entity means an entity the subject of a Permitted Business Acquisition (and for such purpose, where the subject of a Permitted Business Acquisition is a business, such business shall be deemed to constitute a separate legal entity and become a Group Member upon the date of closing of such Permitted Business Acquisition, and such separate legal entity shall be an Acquired Entity, and the definition of Adjusted EBITDA shall apply accordingly).

Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period as adjusted in accordance with paragraphs (b) to (d) of Clause 23.3 (Financial testing) below.

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Borrowings means, at any time, the outstanding principal or capital amount of any Financial Indebtedness of the Group Members but excluding:

(a)	any liabilities of the type referred to in paragraph (f) of the definition of Financial Indebtedness other than, in relation to Finance Leases (only) taking into account the capital element of any Finance Lease;

(b)	any liabilities of the type referred to in paragraph (g) of the definition of Financial Indebtedness;

(c)	any liabilities of the type referred to in paragraphs (h) or (i) of the definition of Financial Indebtedness to the extent relating to liabilities already included in this definition (unless relating to liabilities which would otherwise constitute Borrowings if they were indebtedness of a Group Member); and

(d)	the outstanding principal amount owing under any Cash Bridge Facility.

Business Disposal means the disposal of a Group Member (such that such Group Member ceases to be a Group Member), the business of a Group Member or an investment in a Joint Venture.

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

Capitalised Lease Obligations means an obligation that is required to be classified and accounted for as a finance lease or a capital lease for financial reporting purposes and excluding any obligation that is treated as an operating lease on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP). The amount of indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP), and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

Cashflow means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease and deducting the amount of any increase in Working Capital for that Relevant Period in each case to the extent not resulting from the one-off non-cash consolidation effect of an acquisition or disposal;

(b)	adding the amount of any rebate, refund, credit or indemnity payment in respect of any Tax actually received in cash by any Group Member and deducting the amount actually paid in cash in respect of Taxes on profits, gains or income during that Relevant Period by any Group Member;

(c)	adding to the extent not already included in calculating EBITDA the amount of disposal, insurance, claims or IPO proceeds received in cash by any Group Member during that Relevant Period and not required to be applied in prepayment during that Relevant Period;

(d)	adding (to the extent not already added in determining EBITDA) the amount of any dividends or other distributions received in cash from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends or other profit distributions paid in cash by a Group Member during that Relevant Period to any entity which is not a Group Member;

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(e)	adding, to the extent not already included in EBITDA any amount which is paid in cash to a Group Member by any Joint Venture or any entity which is not a Group Member but in which a Group Member owns an interest during that Relevant Period, and deducting to the extent not already deducted from EBITDA any amount which is paid in cash to any Joint Venture or any entity which is not a Group Member by a Group Member but in which a Group Member owns an interest, during that Relevant Period;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits, non-cash gains, and decrease in provisions (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(g)	deducting the amount of any Capital Expenditure and Restructuring Costs actually paid in cash during that Relevant Period by any Group Member and the aggregate of any cash consideration paid or investment in, or the cash cost of any Permitted Business Acquisitions (except in the case of any Capital Expenditure and Permitted Business Acquisitions, to the extent such payment is funded from any Pending Amount, but only if such Pending Amount could have been spent on such Capital Expenditure and Permitted Business Acquisitions in the Financial Year (the Relevant Financial Year) in which such Pending Amount is committed to being so spent in the immediately following Financial Year without breaching the financial covenants set out in Clause 23.2 (Financial condition) in respect of the Relevant Financial Year);

(h)	deducting the amount of any advisory or consulting fee or director fees paid in cash to the Parent or the Investors by a Group Member during the Relevant Period;

(i)	adding (to the extent not included in EBITDA) the amount of any payments received from a person which is not a Group Member on lease receivables during the Relevant Period and deducting (to the extent not deducted in EBITDA) the amount of any payments paid to a person which is not a Group Member on lease payables during the Relevant Period;

(j)	deducting the amount by which the cash costs on (net of any income attributable to) post-employment benefit schemes exceed net post-employment benefit scheme costs included in EBITDA and adding back the amount by which net post-employment benefit scheme costs included in EBITDA exceed the cash costs on (net of any income attributable to) post-employment benefit schemes;

(k)	after adding back to the extent deducted in computing EBITDA the amount of any non-cash loss or deducting to the extent including in computing EBITDA the amount of any non-cash gain, under hedging transactions incurred by the Group during that period;

(l)	plus the amount of any cash receipts by a Group Member under Treasury Transactions during that Relevant Period and minus the amount of any cash payments by a Group Member under Treasury Transactions during that Relevant Period; and

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(m)	deducting any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity, and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Transaction and the Transaction Costs and any equity incentive scheme or share options as at the Initial Utilisation Date and provided that (i) an amount that would otherwise be deducted under any of the preceding paragraphs will not be so deducted if it is certified in the relevant Compliance Certificates as having been funded or reimbursed from Acceptable Funding Sources (unless such Acceptable Funding Sources have already been included in the calculation of Cashflow for that Relevant Period), and (ii) to the extent a Permitted Payment is funded by an Acceptable Funding Source during a Relevant Period, such Acceptable Funding Source shall be reduced from Cashflow (to the extent it would have otherwise been included in the calculation of Cashflow) for that period.

Current Assets means the aggregate (on a consolidated basis) gross value of inventory, trade and other receivables of each Group Member including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within 12 months from the date of computation and including lease prepayments but excluding amounts in respect of:

(a)	receivables in relation to rebates for tax on profits;

(b)	insurance claims;

(c)	Exceptional Items and other non-operating items; and

(d)	any accrued Interest owing to any Group Member.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Member falling due within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Financial Indebtedness (including the costs of raising that Financial Indebtedness) and Interest Payable;

(b)	liabilities for tax on profits;

(c)	liabilities for Capital Expenditure; and

(d)	Exceptional Items and other non-operating items.

Disposed Entity means an entity the subject of a Business Disposal (and for such purpose, where the subject of a Business Disposal is a business, such business shall be deemed to constitute a separate legal entity and cease to be a Group Member upon the date of closing of such Business Disposal, and such separate legal entity shall be a Disposed Entity, and the definition of Adjusted EBITDA shall apply accordingly).

EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group:

(a)	before deducting Interest Payable and any other kind of interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable, amortised or capitalised or pay-in-kind by any Group Member and before taking into account any gains or losses including foreign exchange gains or losses (calculated on a consolidated basis) in respect of Financial Indebtedness in that Relevant Period;

(b)	after deducting Interest Receivable and any other accrued interest owing to any Group Member;

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(c)	before taking into account any Exceptional Items;

(d)	to the extent deducted, adding back any Transaction Costs (without double counting) and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity;

(e)	before taking into account any realised or unrealised gains or losses on any derivative instrument;

(f)	before taking into account the amount of any loss and gain against book value arising on a disposal (other than in the ordinary course of trading) or revaluation of any asset during the Relevant Period;

(g)	before taking into account any income or charge (including deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

(h)	after adding back (to the extent deducted) any non-cash provision, charge, cost or expense in each related to any stock option incentive or management equity plan or any share, equity, phantom equity, warrant or option based compensation of officers, directors or employees of the Group Members accrued during that Relevant Period;

(i)	before deducting dividends paid or proposed, or any consulting, advisory or other fee, or director and holding company fees, costs and expenses, and taxes accrued or paid to the extent not expressly restricted pursuant to this Agreement;

(j)	after adding the proceeds of any loss of profit or business or similar interruption insurance;

(k)	(A) adding back (x) the amount of distributions received in cash by a Group Member from entities which are not Group Members and (y) the amount of any distributions received in cash from any entity which is not a Group Member which is attributable to a Group Member as a joint venture partner or shareholder in such entity and (B) deducting the amount of distributions paid in cash by a Group Member (other than the Company) to persons who are not Group Members;

(l)	before deducting any amount of Tax paid, payable or accruing by any Group Member during that Relevant Period (including any withholding tax);

(m)	before deducting any depreciation whatsoever, any impairment or write-down or amortisation whatsoever (including amortisation of goodwill or intangible assets, including amortisation of Transaction Costs) and any costs or provisions relating to management/employee incentive schemes (including any expenses in relation to amounts paid by any Group Member in respect of the purchase of shares (or rights in respect of shares) in the Group Members from directors, officers or employees upon termination of employment);

(n)	excluding profits or losses on discontinued operations (other than operations which are classified as discontinued by reason of being contracted to be sold but are not yet sold) and the amount of any start-up losses for new entities and any Restructuring Costs;

(o)	excluding pre-operating costs and expenses (if expensed rather than capitalised under the Accounting Principles);

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(p)	after adding back any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management;

(q)	after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Group Member in a person who is not a Group Member;

(r)	after deducting the amount of any profit (to the extent not deducted) or adding back the amount of any loss (to the extent deducted) of any Group Member (for such Relevant Period) which is attributable to any non-controlling interests (that is, any interest of any person that is not a Group Member);

(s)	before taking into account any gains or losses arising from disposals or write downs of non-current assets or litigation settlements;

(t)	excluding any gain or loss in connection with the acquisition of any Financial Indebtedness permitted under this Agreement in each case to the extent otherwise included; and

(u)	excluding any exchange rate gains or losses due to retranslation of balance sheet items.

Exceptional Items means any items of a one-off or non-recurring or extra-ordinary or exceptional nature which represent gains or losses including (but not limited to in terms of scope or of type or nature) those arising on:

(a)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to the rationalisation, re-branding, start-up, reduction or elimination of product lines, asset or business, redundancy, relocation (including duplicated rent payment), retraining, severance and termination costs and expenses, compliance costs and expenses, closure, business interruption and make good costs, asset relocation costs, actual and opportunity costs not capitalised, consultants’ and recruitment fees, legal fees, special projects, compensation to departing management and head count reduction, and asset write downs and temporary costs associated with transactional services and costs of new personal or other adjustments for sold businesses and creation or reversal of any related provisions (collectively, Restructuring Costs) and reversals of any provisions for such Restructuring Costs;

(b)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Group Member), revaluations or impairment of non-current assets;

(c)	disposals of assets associated with discontinued operations;

(d)	pre-operating expenses;

(e)	costs associated with headquarters move or any expansion costs;

(f)	integration costs following the consummation of the acquisitions (including, but not limited to, audit costs for the first Financial Year following the Closing Date, costs for establishing the customer relationship management system and information system at the Target Group and recruiting costs for the Target Group); and/or

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(g)	actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful).

Excess Cashflow means, as of the last day of any Financial Year (the Excess Cashflow Financial Year), Cashflow for the Financial Year ending on such date (in each case, without duplication):

(a)	less Total Debt Service for the Excess Cashflow Financial Year;

(b)	less aggregate amount of mandatory prepayments of Financial Indebtedness by Group Members during the Excess Cashflow Financial Year, and, in the case of any mandatory prepayment of any Loan(s), (a) including in the deduction any mandatory prepayment of any of the Loan(s) pursuant to Clause 10.2 (Disposal Proceeds) only to the extent that the Disposal Proceeds giving rise to such mandatory prepayment were included within Cashflow for the Excess Cashflow Financial Year and (b) including in the deduction all repayments made as a result of illegality, market disruption or a Lender requesting a tax gross-up or tax indemnity or indemnity for increased costs and ignoring any exclusions from the definition of Interest;

(c)	less any amount forming part of Cashflow which is or represents an Acceptable Funding Source;

(d)	less, to the extent included in Cashflow for such Financial Year, any amount received by way of New Shareholder Injections (including without limitation any Cure Amount);

(e)	less all amounts in respect of pending acquisitions or pending capital expenditure (including any payments in respect of purchase price adjustments or earn-outs) to the extent such amount is contractually committed to be paid but not paid during such period (the aggregate of such amounts, being the Pending Amount);

(f)	plus any Pending Amount in respect of the Financial Year immediately preceding the current Financial Year to the extent that such Pending Amount has not been utilised in the current Financial Year;

(g)	less Transaction Costs;

(h)	to the extent included in Cashflow, less any loss of profit or business interruption insurance;

(i)	less any dividends or other distributions made in respect of its share capital, payments in respect of subordinated shareholder debt and redemptions of share capital, in each case, not expressly restricted under this Agreement (other than those paid to a Group Member);

(j)	less (x) the amount of any taxes (including penalties and interest) paid in cash or reserved against in such period (to the extent not deducted from Cashflow for such period) and (y) any tax accruing during the current Financial Year, the payment of which has been deferred to the subsequent Financial Year provided that if such amount is not actually so paid in the following Financial Year in respect of such tax, then the amount so deducted pursuant to this paragraph (j) shall be added back to Excess Cashflow in respect of such following Financial Year; and

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(k)	less any payments accruing during such period in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements, the payment of which is committed to be made in the following Financial Year plus the amount of any such payments deducted under this paragraph (k) in the previous Financial Year and not actually made in the current Financial Year.

Financial Half-Year means the period commencing on the day after one Financial Half-Year Date and ending on the next Financial Half-Year Date.

Financial Half-Year Date means each of 30 June and 31 December.

Financial Year means the annual accounting period of 12 Months of the Group ending on 31 December in each year.

Interest means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including:

(a)	the interest element of Finance Leases (but excluding payments in respect of any capital element);

(b)	discount and acceptance fees payable or incurred;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Group Member;

(d)	repayment premiums payable or incurred; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred,

in each case paid or payable in respect of Borrowings and excluding any agency, arrangement, underwriting, up-front, amendment, consent, waiver fee (including original issue discount) costs or any amortisation thereof, any interest accrued on any indebtedness subordinated to the Facilities pursuant to the Intercreditor Agreement or otherwise in a manner reasonably satisfactory to the Agent, any non-cash gains or losses arising in respect of any derivative and any unrealised foreign exchange gains or losses in relation to retranslation of currency debt.

Interest Payable means, in respect of any period, Interest accrued (whether or not paid) in respect of Borrowings of any Group Member during such period but excluding interest which is capitalised, pay-in-kind or rolled-up or otherwise not currently payable in cash, Transaction Costs (and amortisation thereof) and any other fees, costs and expenses incurred in connection with the raising of any Borrowings (and any amortisation thereof) and provided further that the amount of accrued Interest shall be stated so as to take into account the effect of any hedging agreements entered into by the Group and excluding any interest element on post-employment benefit schemes.

Interest Receivable means in respect of any period, the amount of Interest accrued (whether or not received) due to the Group Members during such period (including, without limitation, interest on cash and cash equivalents).

Leverage means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

Net Interest Payable means, in respect of any period, Interest Payable during that period less the amount of Interest Receivable during such period.

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New Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the Termination Date in respect of the Initial Term Facility, which are issued to the Parent for cash whether prior to, on or after the Closing Date, to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

New Parent Liabilities means Parent Liabilities arising after the Closing Date or arising prior to the Closing Date to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

New Shareholder Injections means the aggregate amount of New Equity and/or New Parent Liabilities.

Pending Amount has the meaning given to it in paragraph (e) of the definition of Excess Cashflow.

Relevant Period means a period of 12 consecutive months ending on a Test Date (falling on or before the Termination Date in respect of the Initial Term Facility) starting with the First Test Date.

Restructuring Costs has the meaning given to it in paragraph (a) of the definition of Exceptional Item.

Test Date means the First Test Date and each 31 December in each Financial Year thereafter.

Total Debt Service means, in respect of any period, the aggregate of:

(a)	Net Interest Payable in respect of the Group for that period; and

(b)	all repayments of Borrowings by the Group scheduled for that period (adjusted by any voluntary or mandatory prepayment) including, for the avoidance of doubt, the capital element of any payments under any Finance Leases, and excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, any Additional Revolving Facility and any Ancillary Facility) which were available for simultaneous redrawing according to the terms of that facility or which were refinanced by any Ancillary Facility or any Additional Revolving Facility;

(ii)	any amount due in respect of Borrowings to the extent repaid with the proceeds of other Borrowings permitted to be incurred under the terms of this Agreement; and

(iii)	any Borrowings of any member of the Target Group to the extent repaid or refinanced on Closing Date;

and so that no amount shall be included more than once.

Total Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Borrowings of the Group less all amounts of Cash and Cash Equivalent Investment (other than any CBF Cash) of the Company and its Subsidiaries.

Working Capital means, on any date, Current Assets less Current Liabilities.

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23.2	Financial condition

The Company shall ensure that the Leverage in respect of any Relevant Period ending on a Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date:

Column 1 Test Date	Column 2 Leverage
On the First Test Date	4.50:1
On 31 December 2022	4.00:1
On 31 December 2023	3.50:1
On 31 December of each year thereafter	2.50:1

23.3	Financial testing

(a)	Subject to paragraph (b) below, the financial covenant set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles as used in the preparation of the Base Case Model as varied in accordance with paragraph (e) of this Clause 23.3 (Financial testing), and tested by reference to each set of Annual Financial Statements and/or the accompanying Compliance Certificate delivered with those financial statements.

(b)	The financial covenants contained in Clause 23 (Financial Covenants) and the definition of Adjusted EBITDA and Cashflow tested at any time for all purposes in this Agreement shall be calculated to give pro forma effect to any acquisition of an Acquired Entity, any disposal of a Disposed Entity, joint venture, restructuring, reorganisation or cost saving initiative (any such matter or initiatives being Group Initiatives) for each applicable Relevant Period (including the portion thereof (or for the entire period) to the extent the Group Initiative occurs or has occurred in that Relevant Period) as set out below and by taking into account throughout (without double counting any synergies and cost savings actually achieved) reasonably identifiable and factually supportable synergies and cost savings the Group (acting reasonably and as certified in writing by a senior officer of the Group) believes to obtain in the 18 month period immediately following the completion of any such Group Initiative (to be included for the entire Relevant Period if realisable at any time within that Relevant Period but without double counting any which has been actually realised) (Relevant Synergy) and to give pro forma effect to any related incurrence, assumption or repayments of Financial Indebtedness and for the purposes of any calculation of:

(i)	Adjusted EBITDA and (other than for the purposes of calculating Excess Cashflow) Cashflow, the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business acquired itself has Subsidiaries)) and cashflow (calculated on the same basis as Cashflow but on an unconsolidated basis (except to the extent that the entity or business sold itself has Subsidiaries)) (Cashflow) of any Acquired Entity, business or material fixed assets that is acquired from a person other than a Group Member (in the case of Adjusted EBITDA) during a Relevant Period shall be included for the full Relevant Period and in the case of Cashflow, from the date on which it is contractually committed that the Cashflow of the relevant Acquired Entity, business or material fixed asset is acquired from a person other than a Group Member (as adjusted by any Relevant Synergy as set out above)) and shall exclude any non-recurring costs and other expenses related to such Group Initiative; and

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(ii)	Adjusted EBITDA and (for the purposes of calculating Excess Cashflow) Cashflow, the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business disposed itself has Subsidiaries)) and Cashflow of any Disposed Entity, business or material fixed asset that is sold to a person other than a Group Member (in the case of Adjusted EBITDA) during a Relevant Period shall be excluded, in the case of Adjusted EBITDA, for the full Relevant Period and in the case of Cashflow, from the date on which it is contractually committed that the Cashflow of the relevant Disposed Entity, business or material fixed asset is transferred to or held for the benefit of the buyer (including without limitation under any lock-box arrangements involving an economic transfer occurring prior to a legal transfer of the relevant entity, business or assets but except to the extent any Cashflow is retained by the Group) (in the case of Adjusted EBITDA, as adjusted by any Relevant Synergy as set out above) and shall exclude any non-recurring costs and other expenses related to such Group Initiative.

(c)	To the extent Leverage or any financial definition contained in this Clause 23 (Financial Covenants) is used as the basis (in whole or part) for permitting any transaction or making any determination under this Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(d)	Where any pro forma synergies or cost savings are included in any calculations:

(i)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are equal to or less than 15 per cent. of the consolidated EBITDA of the Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by calculations provided by the CEO or CFO of the Company showing in reasonable detail how those synergies or cost savings were calculated; or

(ii)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are greater than 15 per cent. of the consolidated EBITDA of the Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by commentary by one of the "Big 4" accountancy firms or other independent reputable accountancy firm or industry specialist with expertise in the relevant industry (or such other firm approved by the Majority Lenders).

(e)	For each Relevant Period ending before the first anniversary of the Closing Date:

(i)	Net Interest Payable for that Relevant Period will be equal to Net Interest Payable for the period from the Closing Date to the end of that Relevant Period multiplied by the fraction borne by 360 (as the numerator) to the number of days in the period from the Closing Date to the end of that Relevant Period (as the denominator);

(ii)	it will be assumed that any Borrowings incurred on or after the Closing Date were outstanding on the first day of that Relevant Period;

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(iii)	Net Interest Payable for any period prior to the Closing Date and any Borrowings outstanding prior to the Closing Date but repaid or refinanced on or after the Closing Date shall be ignored; and

(iv)	for the purposes of calculation of EBITDA for that Relevant Period, the actual results of the Target Group for any part of that Relevant Period which elapsed before the Closing Date shall be included (even though Target Group Members were not Group Members during that period) and EBITDA shall be calculated as if the Closing Date had occurred at the commencement of that Relevant Period.

(f)	If, on any Test Date or in relation to any Relevant Period ending on a Test Date, the Company fails to comply with a requirement of Clause 23.2 (Financial condition), but on a subsequent Test Date or in relation to a Relevant Period ending on a subsequent Test Date, the Company does comply with that requirement, any non-compliance with such requirement on such first-mentioned Test Date or in relation to such first-mentioned Relevant Period (and any resulting actual or potential Event of Default) shall be deemed to be waived and remedied for all purposes under the Finance Documents (and shall no longer constitute a Default) unless an Acceleration Event has occurred prior to such subsequent Test Date.

(g)	The headroom levels in respect of the financial undertakings in Clause 23.2 (Financial condition) have been calculated using assumptions in relation to the capital structure and debt at the Closing Date and reasonable assumptions in relation to the interest rate environment. The headroom levels shall be preserved if adjustments to the agreed Base Case Model are agreed prior to the Closing Date and each Finance Party will agree to any amendment to a Finance Document necessary to reflect that preservation.

(h)	For the purpose of this Clause 23, no item shall be included or excluded or otherwise taken into account more than once in any calculation.

23.4	Exchange rates

(a)	For the purpose of this Clause 23 (other than for the purposes of Total Net Debt), an amount outstanding or repayable on a particular day in a currency other than US$ shall on that day be taken into account in US$ equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Accounting Principles.

(b)	For the purposes of Total Net Debt as at the end of any Relevant Period, the exchange rates used in the calculation of Total Net Debt shall be:

(i)	with respect to any Borrowings (comprised within Total Net Debt) for which any Group Member has entered into any Treasury Transaction (relating to currency), the rate at which such Treasury Transaction has been entered into; and

(ii)	with respect to any other Borrowings (comprised within Total Net Debt), the exchange rates used for determination of EBITDA for that Relevant Period.

(c)	In respect of any Relevant Period, the exchanges rates used in the determination of EBITDA shall be the weighted average exchange rates for that Relevant Period as determined by the Company in accordance with the Accounting Principles.

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23.5	Cure rights

(a)	If the requirements of the financial undertaking in Clause 23.2 (Financial condition) are not met (or would but for this Clause 23.5 not be met) in respect of any Relevant Period (Breach Period), but cash proceeds are received by the Company from any New Shareholder Injection received by it (the Cure Amount) after the end of that Breach Period but within 20 Business Days following the latest date by which the relevant Compliance Certificate in respect of such Breach Period is required to be delivered (or, if earlier, actually delivered) pursuant to Clause 22.2 (Provision and contents of Compliance Certificate), then the financial undertaking in Clause 23.2 (Financial condition) will be tested or, as applicable, retested giving effect to the following adjustments for the purpose of calculating Leverage: the Cure Amount shall be added to the EBITDA of the Group for such Breach Period (such adjustment being the EBITDA Cure), or at the Company's election but without double counting, pro forma reduction of Total Net Debt as if such reduction had taken place on the first day of such Breach Period, solely for the purposes of ascertaining compliance with the financial undertaking in Clause 23.2 (Financial condition) and not for any other purpose. If, after giving effect to the adjustments referred to above, the requirements of the financial undertaking in Clause 23.2 (Financial condition) in respect of that Breach Period are met, then such requirements shall be deemed to have been satisfied as at the original date of determination (and as at the Test Date on which such Breach Period ends) as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

(b)	Any Cure Amount received by the Company in accordance with this Clause 23.5 may exceed the amount required to rectify any breach or non-compliance with the financial undertaking in Clause 23.2 (Financial condition) in respect of any Relevant Period. The Cure Amount may be retained by the Group and may be applied as the Company shall determine in its sole discretion, (including working capital or operating expenditure of the Group) or as an Acceptable Funding Source (except for the purpose of “Cashflow” to the extent in any Relevant Period such amount is already counted in Cashflow as a result of a cure), or any other purpose not prohibited by the Finance Documents (other than making any Permitted Payment). There is no requirement to apply any Cure Amount in prepayment and no Cure Amount shall be counted towards Excess Cashflow.

(c)	A Cure Amount may be applied for the purpose of effecting a cure of the financial undertakings in Clause 23.2 (Financial condition) any number of times over the life of the Facilities and may be so applied in respect of any consecutive Relevant Periods.

(d)	Any recalculation made under this Clause 23.5 will be solely for the purpose of curing a breach of the financial undertaking in Clause 23.2 (Financial condition) and not for any other purpose and shall not count towards any other permission or usage under the Finance Documents.

24	General Undertakings

The undertakings in this Clause 24 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor and the Parent shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any material Authorisation required under any law or regulation of a Relevant Jurisdiction to:

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(a)	enable it to perform its obligations under the Finance Documents;

(b)	subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	to own property and carry on its business,

in each case where failure to do so has or would have a Material Adverse Effect.

24.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each Group Member will) comply in all respects with all laws to which it may be subject, where failure to do so would have a Material Adverse Effect.

24.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each Group Member will):

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits necessary to conduct its business,

in each case where failure to do so has a Material Adverse Effect.

24.4	Taxation

Each Obligor shall (and the Company shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and to the extent that:

(a)	such payment is being contested in good faith and the costs required to contest them have been disclosed in the financial statements of the Group and adequate reserves are being maintained in relation to such costs in accordance with the Accounting Principles; or

(b)	failure to pay those Taxes would not have a Material Adverse Effect.

24.5	Merger

None of the Obligors and the Parent shall (and the Company shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than pursuant to the Merger, a Permitted Disposal, a Permitted Acquisition or a Permitted Transaction.

24.6	Change of business

The Company shall procure that no material change is made to the general nature of the Core Business of the Group taken as a whole from that carried on by the Target Group at the Signing Date other than as a result of a Permitted Disposal or a Permitted Transaction.

24.7	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other Group Member will):

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(i)	acquire a company or any business or undertaking; or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company or a business or the incorporation of a company which is a Permitted Joint Venture Investment or a Permitted Acquisition.

24.8	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will):

(i)	enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.

(b)	Paragraph (a) above does not apply to any acquisition of any interest or investment in a Joint Venture or transfer of assets to a Joint Venture or loan made to or guarantee or indemnity or Security given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Guarantee, Permitted Security, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture Investment.

24.9	Holding Companies

Neither the Company nor the Parent shall trade, carry on any business, own any material assets or incur any material liabilities except for a Permitted Holding Company Activity or pursuant to or otherwise disclosed in this Agreement.

24.10	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Material Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its Core Business, in each case, where failure to do so would have a Material Adverse Effect other than as a result of a Permitted Disposal or a Permitted Transaction.

24.11	Pari passu ranking

Subject to the Legal Reservations, each Obligor and the Parent shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

24.12	Merger Documents

(a)	The Company shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any Merger Documents to which it is a party in a manner that would be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents other than with the consent of the Arranger.

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(b)	The Company shall (and shall procure that each relevant Group Member will), to the extent that it considers it to be in its commercial interests to do so, take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Merger Documents to which it is a party (if any are available).

(c)	The Company shall promptly pay all amounts payable under the Merger Documents to which it is a party as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment).

(d)	The Company shall ensure that no Group Member whose shares are subject to Transaction Security shall amend its constitutional documents in a manner that would be materially prejudicial to the interests of the Finance Parties (taken as a whole) under the Finance Documents other than with the consent of the Agent or otherwise permitted in any Finance Documents or Merger Documents.

24.13	Negative pledge

(a)	In this Agreement, Quasi-Security means an arrangement or transaction described in paragraph (b)(ii) below.

(b)	Except as permitted under paragraph (iii) below:

(i)	Neither the Parent nor any Obligor may (and the Company shall ensure that no other Group Member will) create or permit to subsist any Security over (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member) any of its assets.

(ii)	Neither the Parent nor any Obligor may (and the Company shall ensure that no other Group Member will):

(A)	sell, transfer or otherwise dispose of (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member) any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(B)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(C)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(iii)	Paragraph (i) and paragraph (ii) above do not apply to any Security or (as the case may be) Quasi-Security which is:

(A)	Permitted Security; or

(B)	a Permitted Transaction.

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24.14	Disposals

(a)	Except as permitted under paragraph (b) below, neither the Parent nor any Obligor shall (and the Company shall ensure that no Group Member will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member) any asset.

(b)	Subject to paragraph (c) below, paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal;

(ii)	a Permitted Transaction; or

(iii)	a disposal giving effect to a Liabilities Acquisition which is permitted by, and as defined in, the Intercreditor Agreement.

(c)	Notwithstanding anything to the contrary in paragraph (b) above, the Company shall ensure that no Group Member will dispose of any Core Assets (in whole or in part) unless the Majority Lenders have given their prior consent to such Disposal and, if the Majority Lenders so require, the Disposal Proceeds from such Disposal are applied in prepayment of the Initial Term Facility, any Additional Facility, Permitted Additional Debt, Permitted PRC Indebtedness and/or Refinancing Indebtedness in the manner and at the times provided for in Clause 10.2 (Disposal Proceeds) and 10.3 (Application of mandatory prepayments) and provided further that any Disposal in contravention of this paragraph shall not constitute a Permitted Disposal.

24.15	Arm's length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no Group Member will) enter into any material transaction with any Investors or any Holding Company of the Company except on arm's length terms or better (from the perspective of the Group Member).

(b)	The following transactions shall not be a breach of this Clause 24.15:

(i)	any Permitted Payment or Permitted Share Issue;

(ii)	transactions under or in connection with the Transaction Documents;

(iii)	loans and extensions of credit between the Group Members that are otherwise Permitted Loans;

(iv)	guarantees between the Group Members that are otherwise Permitted Guarantees;

(v)	any Permitted Transaction;

(vi)	loans to or guarantees of directors, management or employees of the Group Members or any corporate or other entity holding the interests of certain members of the management of the Group;

(vii)	the provision of management, treasury and administrative services, research and development, training and marketing and the secondment of employees, in each case to any other the Group Members;

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(viii)	any transaction which is contractually committed at the Closing Date to the extent disclosed to the Arranger on or prior to the Closing Date;

(ix)	any payment of Transaction Costs; and

(x)	any transaction in connection with any employee or management equity plan, incentive scheme or similar arrangement.

24.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Treasury Transaction;

(iii)	a Permitted Transaction; or

(iv)	a Permitted Payment.

24.17	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will) incur or allow to remain outstanding any guarantee in respect of Financial Indebtedness of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

24.18	Dividends, share redemption and other restricted payments

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company will ensure that no other Group Member will) make a Restricted Payment.

(b)	Paragraph (a) above does not apply to a Permitted Payment or a Permitted Transaction (but subject to the funding source requirement in paragraph (m) of the definition of Permitted Payment).

24.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

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24.20	Share capital

No Obligor shall (and the Company shall ensure no Group Member will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

24.21	Insurance

The Company shall ensure that the Group will maintain insurance cover (whether Group-wide or individual policies) with reputable independent insurers (i) which provides cover against all material risks which are normally insured against by other companies in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses to the Core Business and (ii) is at levels appropriate to a business of its size and nature for so long as such insurance is reasonably available in the insurance market, in each case where failure to do so would have a Material Adverse Effect.

24.22	Pensions

Each Obligor will, and will procure that each of its Subsidiaries will, ensure that all pension schemes operated by it are funded to the extent required by law where failure to do so would have a Material Adverse Effect.

24.23	Access

If a Major Event of Default is continuing (or where the Agent has reasonable grounds to believe a Major Event of Default is continuing), each Obligor shall permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent access during normal business hours and on reasonable prior notice to inspect and take copies from the books, accounts and records of each Obligor, to view the premises of each Obligor and to meet and discuss matters with senior management and the Auditors, in each case to the extent the Agent (acting reasonably) considers necessary to investigate and plan any action in connection with the Major Event of Default referred to above, subject to any restrictions on disclosing, viewing or copying any information which is of a commercially sensitive, legally privileged or confidential nature and provided that any information and copies obtained as a result of such access shall remain subject to the confidentiality obligations set out in this Agreement. If a Major Event of Default referred to was continuing at the time such accountants or other professional advisers or contractors were appointed the costs of such persons shall be for the account of the Company, otherwise they shall be for the account of the Lenders.

24.24	Intellectual Property

Each Obligor shall (and the Company shall procure that each Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the Core Business of the relevant Group Member (Material IP);

(b)	use commercially reasonable endeavours to prevent any infringement in any material respect of the Material IP;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Material IP in full force and effect and record its interest in that Material IP;

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(d)	not use or permit the Material IP to be used in a way or take any step or omit to take any step in respect of that Material IP which may materially and adversely affect the existence or value of the Material IP or imperil the right of any Group Member to use such property; and

(e)	not discontinue the use of the Material IP,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, step, omission or discontinuation, would have a Material Adverse Effect.

24.25	Treasury Transactions

No Obligor shall (and the Company will procure that no Group Member will) enter into or permit to subsist any Treasury Transaction, other than any Permitted Treasury Transaction.

24.26	Controlled Entities Documents

(a)	The Company shall not (and shall procure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of any Controlled Entities Document in each case to which it is a party in a manner that would:

(i)	affect the ability to consolidate the financial results of the Controlled Entities into the consolidated financial statements of the Group in accordance with the Accounting Principles;

(ii)	have a substantial adverse impact on the Company’s powers to exercise de facto control (and direct the affairs) of the Controlled Entities;

(iii)	substantially reduce the scope of the Controlled Entities who are under direct de facto control by the Group Members whose shares are subject to Transaction Security; or

(iv)	otherwise be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents

(items (i) to (iv) above individually or together being the Adverse Controlled Entity Impact).

(b)	The Company shall (and shall procure that each Group Member will) perform and comply with its material obligations under each Controlled Entities Document in each case to which it is a party in a manner consistent with its obligations under the Finance Documents, where failure to do so would have a Material Adverse Effect.

(c)	The Company shall (and shall procure that each Group Member will) (so far as this is within its control and to the extent legally and practically permissible) take all commercially reasonable steps to enforce its rights and pursue any material claims and remedies it has under or in connection with each Controlled Entities Document in each case to which it is a party, where failure to do so would have a Material Adverse Effect.

(d)	No Controlled Entities Structure may be terminated (without replacement) without the prior consent of all the Lenders.

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24.27	Further assurance

(a)	Subject to the Security Principles, each Obligor and the Parent shall (and the Company shall procure that each Group Member will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require (but on no more onerous terms than any security over the same type of assets provided by any other Obligor) in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and

(ii)	following the occurrence of an Acceleration Event to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Security Principles, each Obligor and the Parent shall (and the Company shall procure that each Group Member shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires any Obligor, the Parent or any Group Member to deliver a Transaction Security Document for the purposes of granting any Security for the benefit of the Finance Parties, the Security Agent agrees to execute, as soon as reasonably practicable, any such Transaction Security Document which is presented to it for execution.

24.28	Anti-corruption, anti-money laundering and sanctions

(a)	None of the Obligors and the Parent shall (and each Obligor shall procure that each of its Subsidiaries will not):

(i)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Corruption Laws in any respect;

(ii)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Money Laundering Laws in any respect; or

(iii)	engage in any transaction that violates any of the applicable prohibitions set forth under any Sanctions in any respect.

(b)	None of the Obligors and the Parent shall (and each Obligor shall procure that each of its Subsidiaries will not):

(i)	use the proceeds of any Utilisation under the Facilities for the purpose of financing any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or

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(ii)	use, lend, contribute or otherwise make any proceeds of any Utilisation available to any Subsidiary, joint venture partner or other person (i) to fund or facilitate any activities or business with any such person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by such person (including any person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(c)	Each Obligor and the Parent shall ensure that no Sanction Restricted Party will have any property interest in any funds repaid or remitted by any Obligor or the Parent in connection with a Facility.

(d)	None of the Obligors and the Parent shall (and the Parent shall ensure that no Group Member will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(e)	To the extent the Parent or an Obligor engages in any business involving Sanction Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Lender or a Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

24.29	Conditions subsequent

(a)	Subject to the Security Principles (including taking into account any required compliance with applicable financial assistance rules), the Company shall procure that, in respect of each Initial Offshore Material Company, first priority Transaction Security is granted over:

(i)	the shares in each Initial Offshore Material Company held by any Group Member;

(ii)	all intercompany loans made to each Initial Offshore Material Company by any Group Member; and

(iii)	any Dividends Collection Account held by such Initial Offshore Material Company,

in each case, by the date falling 120 days after the Initial Utilisation Date of the Initial Term Facility, provided that in the case of paragraph (iii) only, to the extent that any such Dividends Collection Account is not opened by the date falling 120 days after the Initial Utilisation Date of the Initial Term Facility, first priority Transaction Security in respect of such account shall be granted as soon as reasonably practicable after such account is opened and in any case by the date falling 180 days after the Closing Date.

(b)	Subject to the Security Principles (including taking into account any required compliance with applicable financial assistance rules), the Company shall procure that, in respect of each Initial WFOE and each Initial Onshore Material Company, first priority Transaction Security is granted over the shares or equity interests in each Initial WFOE and each Initial Onshore Material Company held by any Group Member by the date falling 120 days after the Initial Utilisation Date of the Initial Term Facility.

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(c)	If, after the Closing Date, any Offshore Group Member is or becomes a Material Company pursuant to paragraph (b) of the definition thereof (each such Material Company, being a New Offshore Material Company), subject to the Security Principles (including taking into account any required compliance with applicable financial assistance rules), the Company shall procure that first priority Transaction Security is granted over:

(i)	the shares in such New Offshore Material Company held by any Group Member;

(ii)	all intercompany loans made to such New Offshore Material Company by any Group Member; and

(iii)	any Dividends Collection Account held by such New Offshore Material Company,

in each case, by the date falling 120 days of the date of the relevant Compliance Certificate certifying that such Offshore Group Member is or becomes a Material Company.

(d)	Subject to paragraph (e) below, if, after the Closing Date, any Onshore Group Member is or becomes a WFOE or a Material Company pursuant to paragraph (b) of the definition thereof (each such Material Company, being a New Onshore Material Company), subject to the Security Principles (including taking into account any required compliance with applicable financial assistance rules), the Company shall procure that first priority Transaction Security is granted over the shares or equity interests of such WFOE or New Onshore Material Company by the date falling 120 days after the date of the relevant Compliance Certificate certifying such Onshore Group Member is or becomes a WFOE or a New Onshore Material Company provided that Transaction Security will not be required to be granted over the shares in any new WFOE or New Onshore Material Company if such WFOE or New Onshore Material Company was established or acquired by a Group Member pursuant to a Permitted Acquisition completed after the Initial Utilisation Date for the Initial Term Facility, and Security over the shares of such new WFOE or New Onshore Material Company has been granted in favour of a third party lender in respect of any Permitted Financial Indebtedness (other than any Permitted Additional Debt) incurred by the relevant Group Member to fund such Permitted Acquisition and provided further that Transaction Security will not be required to be granted over the shares in any Controlled Entity if the shares in such Controlled Entity have been or will be pledged as part of the Controlled Entities Structure.

(e)	In respect of the obligations of the Company under paragraphs (b) and (d) above to register and/or perfect the relevant Transaction Security:

(i)	those obligations are subject to the Agent, the Security Agent and each Lender using its best endeavours to assist the Company with the application and registration process, including promptly providing any information requested by the Company or any applicable Governmental Agency (including but not limited to SAFE and SAMR) in connection therewith;

(ii)	the relevant Group Member shall only be required to use commercially reasonable endeavours for a period of (1) (in respect of the obligations to grant first priority Transaction Security over the shares and/or equity interests held by a Group Member in any Initial WFOE or Initial Onshore Material Company referred to paragraph (b) above) 6 Months from the date of the relevant Transaction Security Document, and (2) (in respect of the obligations to grant first priority Transaction Security over the shares and/or equity interests in any new WFOE or any New Onshore Material Company under paragraph (d) above) 6 Months from the date of the relevant Transaction Security Document, to obtain or effect any Authorisation required in respect of such Transaction Security (including any approval, registration or filing with the necessary Governmental Agencies, including but not limited to SAFE and SAMR), provided that subject to paragraph (iii) below, if the relevant Group Member has used its commercially reasonable endeavours and has submitted or failing which, tried to submit all requisite application documents for the purposes of such approval, registration or filing to the relevant Governmental Agencies but has not been able to obtain or effect such Authorisation due to the relevant Governmental Agency’s express refusal to accept the application or registration, its obligations to obtain or effect such Authorisation shall cease on the expiry of that 6-Month period, however, any Transaction Security granted pursuant to paragraph (b) or paragraph (d) above shall not be contractually released unless the Company expects (acting reasonably) that the granting of such security will result in any sanctions or penalties against the relevant Group Member under applicable laws or regulations in the PRC and upon such determination and request by the Company, the Agent shall promptly release such Transaction Security granted pursuant to paragraph (b) or (d) above without further consent of the Lenders;

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(iii)	(in the case of any refused application or registration by the relevant PRC Governmental Agency) if at any time after the lapse of the 6-Month period mentioned in paragraph (ii) above, due to a Change in Law or a change in practices of the relevant PRC Governmental Agency (including but not limited to SAFE and SAMR) that is publicly announced, any such refused application or registration is accepted by the relevant PRC Governmental Agency, the relevant Group Member shall use its commercially reasonable endeavours to complete such registration with the relevant PRC Governmental Agency as soon as reasonably practicable; and

(iv)	(notwithstanding any other provision of any Finance Document) if any such Authorisation is not obtained or effected despite the use of commercially reasonable endeavours to obtain or effect the same under paragraph (ii) or (iii) above, none of any Group Member shall have any responsibility or liability in respect of the same, and no breach of obligation, undertaking or representation and no Default or Event of Default shall arise in connection with or as a result of such failure to obtain or effect such Authorisation (or any adverse effect on the legality, binding nature, validity or enforceability of such security or Transaction Security or any obligation thereunder).

(f)	For the avoidance of doubt and without prejudice to paragraph (e) above, the obligations to “grant” Transaction Security under paragraphs (a) to (d) above shall include completing all Perfection Requirements in respect of such Transaction Security.

(g)	Subject to the Security Principles, the Company shall procure that:

(i)	within 15 Business Days of the Initial Utilisation Date of the Cash Bridge Facility (Tranche A), first priority Transaction Security is granted over the offshore bank accounts of Offshore Group Members opened with each Original Cash Bridge Facility (Tranche A) Lender (the CBF Tranche A Accounts) with an aggregate credit balance of Cash in US$ in the CBF Tranche A Accounts of an amount which is equal to or greater than the aggregate amount of Cash Bridge Facility (Tranche A) Loan outstanding as at the Initial Utilisation Date of the Cash Bridge Facility (Tranche A) multiplied by 1.10 (CBF Tranche A Cash), provided that in each case the CBF Tranche A Cash shall be deposited and maintained in the CBF Tranche A Account opened with each Original Cash Bridge Facility (Tranche A) Lender in an amount pro rata to its Cash Bridge Facility (Tranche A) Commitment;

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(ii)	within 15 Business Days of the Initial Utilisation Date of the Cash Bridge Facility (Tranche B), first priority Transaction Security is granted over Cash held in the onshore bank accounts of Onshore Group Members opened with each Original Cash Bridge Facility (Tranche B) Lender (the CBF Tranche B Accounts) with an aggregate credit balance of Cash in RMB in the CBF Tranche B Accounts of an amount which is equal to or greater than the aggregate amount of Cash Bridge Facility (Tranche B) Loan outstanding as at the Initial Utilisation Date of the Cash Bridge Facility (Tranche B) multiplied by (A) 1.10 (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is RMB or, if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$, FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB and such Cash in RMB is converted to the CBF Currency using the exchange rate agreed in such FX hedging) or (B) 1.15 (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$ and no FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB, in which case, for the purpose of this calculation, such currency will be converted to the CBF Currency at the CBF Exchange Rate as at the date falling one PRC Business Day before the CBF Security Signing Date in relation to the Cash Bridge Facility (Tranche B)) (CBF Tranche B Cash, together with CBF Tranche A Cash, CBF Cash), provided that in each case the CBF Tranche B Cash shall be deposited and maintained in the CBF Tranche B Account opened with each Original Cash Bridge Facility (Tranche B) Lender in an amount pro rata to its Cash Bridge Facility (Tranche B) Commitment (all the requirements on the amount of the CBF Tranche B Cash in this paragraph (ii) collectively being the CBF Tranche B Cash Requirements); and

(iii)	on each CBF Test Date applicable to the Cash Bridge Facility (Tranche B), the CBF Tranche B Cash Requirements will be tested and complied with by reference to the amount of the CBF Tranche B Cash, the aggregate outstanding amount of Cash Bridge Facility (Tranche B) Loan and the CBF Exchange Rate, in each case as at that CBF Test Date, provided that if the CBF Tranche B Cash Requirements are not complied with on a CBF Test Date solely as a result of the fluctuation of the CBF Exchange Rate, upon notice of the shortfall amount from the Agent, the Company shall procure sufficient amount of Cash to be deposited as CBF Tranche B Cash in the CBF Tranche B Account opened with each Original Cash Bridge Facility (Tranche B) Lender in an amount pro rata to its Cash Bridge Facility (Tranche B) Commitment so that the CBF Tranche B Cash Requirements will be retested giving effect to such deposit and complied with, within 10 Business Days from the date of such notice.

(h)	Each of the Company, the Security Agent and each Cash Bridge Facility (Tranche A) Lender or Cash Bridge Facility (Tranche B) Lender (as applicable) shall use its commercially reasonable endeavour to negotiate in good faith and enter into the CBF Security Coordination Agreement on or about the CBF Security Signing Date.

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(i)	The Security Agent and each Cash Bridge Facility (Tranche A) Lender or Cash Bridge Facility (Tranche B) Lender (as applicable) shall promptly release the corresponding CBF Security and CBF Cash upon any of the following:

(i)	(in respect of the CBF Tranche B Cash only and to the extent that any tax discount in relation to the PRC withholding tax applicable to the WFOEs is approved by the relevant PRC authority as evidenced by: (A) the applicable laws and regulations in respect of the PRC withholding tax; (B) the applicable Tax Agreement; or (C) any other documents related to such tax discount) in an amount equal to such amount saved as a result of such tax discount (including, for the avoidance of doubt, if the CBF Cash will be repatriated via any means other than profit distribution which means is in compliance with PRC laws and regulations, such amount of tax saved as a result of adopting such means) by deducting the percentage of tax discount (expressed as a numerical number) (Tax Discount) from 1.10 or 1.15 (as applicable) in determining the CBF Tranche B Cash, such that after the proposed release of such CBF Security, the remaining CBF Tranche B Cash which is subject to CBF Security shall be no less than the aggregate amount of Cash Bridge Facility (Tranche B) Loan outstanding multiplied by (A) 1.10 minus Tax Discount (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is RMB or, if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$, FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB and such Cash in RMB is converted to the CBF Currency using the exchange rate agreed in such FX hedging) or (B) 1.15 minus Tax Discount (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$ and no FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB, in which case, for the purpose of this calculation, such currency will be converted to the CBF Currency at the CBF Exchange Rate as at the date of the release of such CBF Security, provided that in any case after the proposed release of such CBF Security, the remaining CBF Tranche B Cash which is subject to CBF Security shall be no less than the aggregate amount of Cash Bridge Facility (Tranche B) Loan outstanding as at the date of such release divided by (A) 95% (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is RMB or, if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$, FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB and such Cash in RMB is converted to the CBF Currency using the exchange rate agreed in such FX hedging) or (B) 90% (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$ and no FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB, in which case, for the purpose of this calculation, such currency will be converted to the CBF Currency at the CBF Exchange Rate as at the date of the release of such CBF Security;

(ii)	a prepayment notice of a Cash Bridge Facility Loan is delivered by the Company, provided that:

(A)	the CBF Cash released will be applied towards the prepayment of such Cash Bridge Facility Loan;

(B)	the Agent has received, no later than the date falling 10 Business Days prior to the proposed date of the release, evidence reasonably satisfactory to it that such CBF Cash can be repatriated to an Offshore Group Member (list of such evidence will be provided to the Company by the Agent promptly upon the request of the Company and shall include, in the case of profit distribution, (i) board authorisation of the relevant Onshore Group Member which has granted the CBF Security over the CBF Cash that is to be released (the Relevant CBF Cash Company) in connection with distribution of profits to its shareholders; (ii) Tax payment receipt in connection with such cash repatriation; (iii) the latest audited annual accounts of the Relevant CBF Cash Company showing that the aggregate amount of its undistributed profits is not less than the CBF Cash to be repatriated; (iv) the most recent capital valuation report of the Relevant CBF Cash Company; (v) a certificate from the Relevant CBF Cash Company confirming the source of the CBF Cash with the reasonable details of profit distribution plan; and (vi) any other documents or evidence as reasonably requested by the Agent or any relevant Lender in relation to outbound repatriation of such CBF Cash (including documents or evidence required for other means of outbound repatriation apart from profit distribution if such means is to be used for the outbound repatriation), in each case (other than for item (ii)) duly affixed with the company chop of the Relevant CBF Cash Company; and

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(C)	the CBF Cash shall be repatriated to a Dividends Collection Account held by an Offshore Material Company with the Agent or its Affiliates.

(iii)	if the amount standing to the credit of the CBF Tranche A Accounts exceeds the CBF Tranche A Cash required pursuant to paragraph (g)(i) above, or CBF Tranche B Accounts exceeds the CBF Tranche B Cash required pursuant to paragraph (g)(ii) above as a result of any partial prepayment of the Cash Bridge Facility (Tranche A) Loan or Cash Bridge Facility (Tranche B) Loan (as applicable), in an amount equal to such excess, and in each case upon notice from the Security Agent, each Cash Bridge Facility (Tranche A) Lender or Cash Bridge Facility (Tranche B) Lender (as applicable) shall promptly, and in any event within five Business Days, release the CBF Cash held by it as determined by Security Agent in pro rata share to its Cash Bridge Facility (Tranche A) Commitment or Cash Bridge Facility (Tranche B) Commitment as applicable.

(j)	Except as contemplated in paragraph (i) above, no CBF Tranche A Cash may be withdrawn from the CBF Tranche A Accounts and no CBF Tranche B Cash may be withdrawn from the CBF Tranche B Accounts.

24.30	Loan Disbursement Account

(a)	Prior to the Initial Utilisation Date in respect of the Initial Term Facility, the Company shall open, and thereafter it shall ensure that it maintains a loan disbursement account (the Loan Disbursement Account) with the Agent or its Affiliates.

(b)	Unless otherwise agreed with the Agent, all the proceeds of each of the Initial Term Facility Loan, the Cash Bridge Facility (Tranche A) Loan and the Cash Bridge Facility (Tranche B) Loan shall be paid into the Loan Disbursement Account.

(c)	The Company may not withdraw, or make any payments using, any amount standing to the credit of the Loan Disbursement Account without the prior consent of the Agent except as permitted under paragraph (d) below.

(d)	The Company may at any time after all the proceeds of each of the Initial Term Facility Loan, the Cash Bridge Facility (Tranche A) Loan and the Cash Bridge Facility (Tranche B) Loan are paid into the Loan Disbursement Account, give payment instructions to the Agent or its Affiliates to wire the loan proceeds to the corresponding counterparties to pay the purchase price payable for the Merger or the Merger Costs, in each case in accordance with paragraph (a) of Clause 3.1 (Purpose) on the Closing Date specified in such payment instructions.

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(e)	The Parent may at any time after the cash proceeds of the Equity Investment and Target Cash are paid into account in the name of the Parent maintained with the Agent or its Affiliates, give payment instructions to the Agent or its Affiliates to wire the cash proceeds to the corresponding counterparties to pay the purchase price payable for the Merger or the Merger Costs on the Closing Date specified in such payment instructions.

(f)	Upon receipt of all the proceeds referred to in paragraph (d) and (e) above in full and receipt of payment instructions from the Company and/or the Payment in accordance with paragraphs (d) and (e) above by, in each case, no later than 5:00 p.m. on the PRC Business Day immediately preceding the proposed Closing Day, the Agent irrevocably undertakes to wire the funds in accordance with such payment instructions before 11:00 a.m. on the Closing Day and promptly provide evidence of the wire transfer to the Company and the Parent. For the avoidance of doubt, the Agent shall have no obligations to ensure that the funds will arrive at the relevant counterparty’s beneficiary’s account on the Closing Date as long as the Agent has performed its obligations under the foregoing sentence and shall in no event be liable for any act of any intermediary bank or beneficiary bank.

24.31	Dividends Collection Accounts

(a)	Subject to paragraph (b) below, prior to the Closing Date the Company shall open, and thereafter maintain a Dividends Collection Account with the Agent or its Affiliates to receive all Dividend Proceeds paid to it.

(b)	Unless and until a separate Dividends Collection Account of the Company is opened pursuant to this Clause 24.31, the Debt Service Reserve Account shall be designated as the Dividends Collection Account of the Company.

(c)	Each Initial Offshore Material Company, each Initial WFOE and each Initial Onshore Material Company shall, within 180 days after the Closing Date, open and maintain a Dividends Collection Account with the Agent or its Affiliates to receive all Dividend Proceeds paid to it.

(d)	Each New Offshore Material Company, new WFOE and New Onshore Material Company shall, within 120 days after the date of the relevant Compliance Certificate certifying that such entity is a Material Company or new WFOE, open and maintain a Dividends Collection Account with the Agent or its Affiliates to receive all Dividend Proceeds paid to it.

(e)	Subject to Security Principles, Transaction Security shall be granted in respect of each of these Dividends Collection Accounts held by an Offshore Material Company.

(f)	None of the Company, any Material Company or WFOE may withdraw any amount standing to the credit of the relevant Dividends Collection Accounts maintained in its name, other than in accordance with or for the purposes permitted under this Agreement (which, for the avoidance of doubt, can only be withdrawn to make a Permitted Payment if the conditions for such Permitted Payment are met) or any other purposes agreed by the Majority Lenders. For the avoidance of doubt, to the extent that the Debt Service Reserve Account is designated as the Dividends Collection Account of the Company, any proposed withdrawal of any amount from the Debt Service Reserve Account (as the Dividends Collection Account of the Company) under this paragraph (f) shall be subject to the requirements under Clause 24.32 (Debt Service Reserve Account).

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24.32	Debt Service Reserve Account

(a)	The Company shall ensure that:

(i)	in respect of any Debt Service Reserve Period, the amount standing to the credit of the Debt Service Reserve Account (other than the amounts required to be deposited into the Debt Service Reserve Account in accordance with paragraphs (a)(ii) and (iii) below) at any time during that Debt Service Reserve Period is not less than the Debt Service Reserve Amount required for that Debt Service Reserve Period, provided that if such shortfall arises solely as a result of a fluctuation in LIBOR due to the start of a new Debt Service Reserve Period, such shortfall will not constitute a breach of this paragraph (a)(i) so long as an amount equal to such shortfall is deposited in the Debt Service Reserve Account within 20 Business Days of the occurrence of such shortfall;

(ii)	on or before the date falling three (3) days prior to a Repayment Date specified in Clause 8.1 (Repayment of Term Facility Loan), an amount not less than the corresponding Repayment Instalment shall be deposited into the Debt Service Reserve Account;

(iii)	on or before the date falling three (3) days prior to the Termination Date in respect of the Cash Bridge Facility (Tranche B), an amount not less than the outstanding principal amount of the Cash Bridge Facility (Tranche B) Loan shall be deposited into the Debt Service Reserve Account; and

(iv)	no withdrawal or transfer from the Debt Service Reserve Account may be made other than pursuant to paragraph (c), (d), (e), (f) or (g) below.

(b)	Not later than two Business Days prior to each DSRA Calculation Date, the Agent shall notify the Company of the Debt Service Reserve Amount.

(c)	The Company may withdraw any amount (other than the amounts required to be deposited into the Debt Service Reserve Account in accordance with paragraphs (a)(ii) and (iii) above) standing to the credit of the Debt Service Reserve Account to pay amounts due and payable under Clause 12.2 (Payment of interest) in relation to the Initial Term Facility

(d)	If, on any DSRA Calculation Date, the amount standing to the credit of the Debt Service Reserve Account (other than the amounts required to be deposited into the Debt Service Reserve Account in accordance with paragraphs (a)(ii) and (iii) above) at that time with respect to the Initial Term Facility Loan exceeds the Debt Service Reserve Amount required to be maintained for the Debt Service Reserve Period in relation to such DSRA Calculation Date (such excess being an DSRA Excess Amount), the Company may at any time prior to the next DSRA Calculation Date request the Agent to arrange for a withdrawal and transfer from the Debt Service Reserve Account to an account designated by the Company for an amount not exceeding the DSRA Excess Amount and the Agent shall promptly comply with that request provided that no Event of Default is continuing or would result from that withdrawal.

(e)	The Company may withdraw any amount deposited into the Debt Service Reserve Account in accordance with paragraph (a)(ii) above to pay the corresponding Repayment Instalment due and payable under Clause 8.1 (Repayment of Term Facility Loan) in relation to the Initial Term Facility.

(f)	The Company may withdraw any amount deposited into the Debt Service Reserve Account in accordance with paragraph (a)(iii) above to pay the outstanding principal amount of the Cash Bridge Facility (Tranche B) Loan.

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(g)	If an Event of Default has occurred and is continuing, the Company irrevocably authorises the Security Agent to:

(i)	apply the moneys credited into the Debt Service Reserve Account for the purpose of paragraph (a)(i) above towards payment of any accrued interest on any Loan that is payable but unpaid under the Initial Term Facility;

(ii)	apply the moneys credited into the Debt Service Reserve Account for the purpose of paragraph (a)(ii) abovetowards payment of any amount payable but unpaid under the Initial Term Facility in accordance with the terms of this Agreement;

(iii)	apply the moneys credited into the Debt Service Reserve Account for the purpose of paragraph (a)(iii) above towards payment of any amount payable but unpaid under the Cash Bridge Facility (Tranche B) in accordance with the terms of this Agreement.

24.33	Revenue Collection Accounts

The Company shall (and shall use its commercially reasonable endeavours to procure that each Material Company and each WFOE will):

(a)	open and maintain a revenue collection account (collectively the Revenue Collection Accounts) with an Account Bank (as selected by the Company, such Material Company or WFOE (as applicable)); and

(b)	establish cash pooling arrangements with an Account Bank (as selected by the Company) in relation to the Revenue Collection Accounts,

provided that, the obligations of the Company and each Group Member under this Clause 24.33 are subject to:

(i)	the relevant Account Bank (or its Affiliate) co-operating with each of the Company and each of the Group Members in opening such Revenue Collection Account and establishing the cash pooling arrangements;

(ii)	the terms relating to the fees, costs, commissions and expenses charged by the relevant Account Bank (or its Affiliate), and the level of services provided by the Account Bank (or its Affiliate) in relation to the opening and maintenance of such Revenue Collection Accounts and cash pooling arrangements being market standard (or better) terms; and

(iii)	the Revenue Collection Account and cash pooling arrangements would not interfere with the business operation of the Company or any Group Member in any respect.

24.34	Prepayment Account

(a)	The Company shall open and maintain a prepayment account (the Company Prepayment Account) with the Agent or its Affiliates by the earlier of (a) the date falling 12 months after the Closing Date; and (b) the date falling 5 Business Days before the date on which any Disposal Proceeds are required to be credited to the Company Prepayment Account in accordance with paragraph (d) of Clause 10.3 (Application of mandatory prepayments) or paragraph (f) of Clause 10.5 (Trapped Amounts).

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(b)	The Company shall procure that the relevant Group Member will open and maintain a prepayment account (the Local Prepayment Account) with the Agent or its Affiliates by the date falling 5 Business Days before the date on which any Disposal Proceeds are required to be credited to the Local Prepayment Account in accordance with paragraph (f) of Clause 10.5 (Trapped Amounts).

(c)	The Company may not withdraw or transfer any amount standing to the credit of the Company Prepayment Account except:

(i)	(in respect of any Disposal Proceeds falling within paragraph (b) of the definition of Disposal Proceeds) to make any prepayment in accordance with Clause 10.3 (Application of mandatory prepayments);

(ii)	(in respect of any Disposal Proceeds which are required to be paid into the Company Prepayment Account from any Local Prepayment Account under Clause 10.5 (Trapped Amounts)) to make any prepayment of the Loans in accordance with paragraph (d) of Clause 10.5 (Trapped Amounts); or

(iii)	as otherwise agreed by the Majority Lenders

(d)	The Company shall ensure that no withdrawal or transfer of any amount standing to the credit of any Local Prepayment Account will be made except to make any prepayment of the Loans in accordance with paragraph (d) of Clause 10.5 (Trapped Amounts) or otherwise agreed by the Majority Lenders.

(e)	Subject to Security Principles and to the extent the Disposal Proceeds paid into the Company Prepayment Account or the Local Prepayment Account are in respect of an asset subject to Transaction Security immediately prior to its Disposal, Transaction Security shall be granted over such Company Prepayment Account or the Local Prepayment Account (as the case may be). In all other cases, the Company Prepayment Account or the Local Prepayment Account (as the case may be) to which the Disposal Proceeds are paid shall be subject to an account control arrangement on terms reasonably satisfactory to the Agent.

24.35	Dividend Maximisation

The Company shall use its commercially reasonable endeavours to ensure that each Group Member will upstream sufficient dividends to enable the Company to:

(a)	pay any amount due and payable under the Facilities; and

(b)	directly deposit such dividends received by the Company into the Debt Service Reserve Account to reserve for the any amount required to be deposited into the Debt Service Reserve Account in accordance with Clause 24.32 (Debt Service Reserve Account), in each case within the timelines required under this Agreement.

24.36	Portfolio Company Deposit

The Company shall ensure that: (a) on or prior to the Initial Utilisation Date in respect of the Initial Term Facility, an amount (the Portfolio Company Deposit) not less than the Portfolio Company Consideration solely funded from Equity Investment falling within paragraph (a) or (b) of that definition will be credited to a bank account opened in the name of the Company with the Agent or its Affiliates; and (b) the Portfolio Company Deposit will not be withdrawn from or transferred out of such bank account unless for the sole purpose of (i) acquiring any Cash Equivalent Investment or any other principal repayment guaranteed investment agreed between the Company and the Agent (in each case pending realisation into cash for the sole purpose of making the payment of the Portfolio Company Consideration in accordance with item (ii) below) and/or (ii) paying the Portfolio Company Consideration that has become due to the Dissenting Shareholders.

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25	Events of Default

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.17 (Acceleration) and Clause 25.18 (Clean-up period)).

25.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	the payment is of principal or interest and payment is made within three Business Days of its due date if such failure to pay is caused by administrative or technical error; or

(b)	the payment is of any other amount and payment is made within seven Business Days of its due date.

25.2	Financial covenants

Subject to Clause 23.5 (Cure rights), any requirement of Clause 25.2 (Financial covenants) is not satisfied.

25.3	Other obligations

(a)	An Obligor or the Parent does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)	Subject to the applicable qualifications, an Obligor does not comply with any of its obligations under Clause 24.29 (Conditions subsequent).

(c)	No Event of Default under paragraph (a) above will occur in respect of any failure to comply if that failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company becoming aware of such failure to comply.

25.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if that misrepresentation is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company becoming aware of such misrepresentation.

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25.5	Cross default

(a)	Any Financial Indebtedness of the Parent, any Obligor or any Material Company is not paid when due nor within any originally applicable grace period, or is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any creditor of the Parent, any Obligor or any Material Company becomes entitled to declare any Financial Indebtedness of the Parent, any Obligor or any Material Company due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 25.5 in respect of any Financial Indebtedness:

(i)	if that Financial Indebtedness is owing to any Group Member or constitutes Parent Liabilities;

(ii)	if that Financial Indebtedness is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to any counterparty or a credit support provider for or specified entity of any counterparty rather than with respect to a Group Member;

(iii)	if the aggregate amount of such Financial Indebtedness falling within paragraphs (a) and (b) (excluding any falling within paragraphs (c)(i) and (c)(ii)) is not in excess of US$50,000,000 (or its equivalent); or

(iv)	if the Financial Indebtedness is backed by a bank guarantee or letter of credit issued under an Ancillary Facility.

25.6	Insolvency

(a)	The Parent, an Obligor or a Material Company is unable or admits inability to pay its debts as they fall due (excluding, for this purpose, insolvency solely as a result of the value of its balance sheet liabilities exceed the value of its balance sheet assets), suspends or threatens in writing to suspend making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party) with a view to a general rescheduling of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Parent, any Obligor or any Material Company.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent, any Obligor or any Material Company;

(ii)	a composition, compromise, assignment or arrangement by the Parent, any Obligor or any Material Company with its creditors; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent, any Obligor or any Material Company or any of their respective material assets,

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or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any corporate action, legal proceedings or other procedure which is frivolous or vexatious, or is being contested in good faith, and (in each case) is discharged, stayed or dismissed within 30 Business Days of commencement; or

(ii)	any action, proceedings, step or procedure which relates to or constitutes a Permitted Transaction.

25.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent, any Obligor or any Material Company having an aggregate value of US$30,000,000 (or its equivalent) or more, unless such expropriation, attachment, sequestration, distress, execution or process is being contested in good faith or is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within 30 Business Days.

25.9	Unlawfulness and invalidity

(a)	Subject to the Legal Reservation and Perfection Requirements, it is or becomes unlawful for an Obligor, the Parent or any other Group Member that is a party to the Intercreditor Agreement to perform any of its material obligations under the Finance Documents or any material obligation or material obligations of an Obligor, the Parent or any other Group Member that is a party to the Intercreditor Agreement under any Finance Documents are not or cease to be legal, valid, binding or enforceable which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole.

(b)	No Event of Default will occur under paragraph (a) above if such unlawfulness or invalidity is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company in relation to such unlawfulness or invalidity and (ii) the Company becoming aware of such unlawfulness or invalidity.

25.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor or the Parent) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure.

(b)	No Event of Default will occur under paragraph (a) above in relation to any failure to comply if such failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the relevant party to the Intercreditor Agreement (and the Company) in relation to such failure and (ii) the Company becoming aware of such failure.

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25.11	Cessation of business

An Obligor or a Material Company suspends or ceases to carry on the Core Business of the Group (taken as a whole) except as a result of a Permitted Disposal or a Permitted Transaction and such suspension or cessation has a Material Adverse Effect.

25.12	Audit qualification

The Auditors of the Group qualify the Annual Financial Statements on the grounds that (a) the information supplied to the Auditors was unreliable or inadequate or (b) they are unable to prepare the financial statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this Clause 25.12 if: (i) the Auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 Business Days of the date of notification of the qualification by the auditors to any Group Member.

25.13	Expropriation

The authority or ability of any Obligor or any Material Company to conduct its Core Business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other public authority in relation to any Obligor or any Material Company on all or a substantial part of its assets and such curtailment has or would reasonably be expected to have a Material Adverse Effect.

25.14	Repudiation and rescission of agreements

(a)	Subject to the Legal Reservations and Perfection Requirements, an Obligor or the Parent (or any other party to the Finance Document that is not a Finance Party) rescinds or repudiates or purports (in writing) to rescind or repudiate or evidences an intention (in writing) to rescind or repudiate a Finance Document which is materially adverse to the interests of the Lenders under the Finance Documents (taken as a whole).

(b)	No Event of Default will occur under paragraph (a) above if such rescission or repudiation is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Agent giving notice to the Company in relation to such rescission or repudiation and (ii) the Company becoming aware of such rescission or repudiation.

25.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Group Member or its assets by any third party which are reasonably likely to be adversely determined against such Group Member and, if so adversely determined, would be reasonably expected to have a Material Adverse Effect (other than any Portfolio Company Liability).

25.16	Material adverse change

Any other event or circumstance (other than, at any time prior to the time limit for exercising any cure pursuant to Clause 23.5 (Cure rights), any circumstances where it is reasonably likely that any of the financial covenants set out in Clause 23 (Financial Covenants) may not be complied with as at any Test Date or in respect of any Relevant Period) occurs which has a Material Adverse Effect.

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25.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (but subject to paragraph (b) of Clause 4.3 (Certain Funds Utilisation) and Clause 25.18 (Clean-up period)), the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.18	Clean-up period

(a)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(ii)	any Default or Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or undertaking, a Default or an Event of Default (as the case may be) if:

(A)	it would have been (if it were not for this Clause 25.18) a breach of representation or warranty, a breach of a covenant or an undertaking, a Default or an Event of Default only by reason of circumstances relating exclusively to:

(1)	any Target Group Member (or any obligation to procure or ensure in relation to a Target Group Member); or

(2)	any Future Acquisition Target in respect of any Permitted Business Acquisition (or any acquisition falling within paragraph (b) of the definition of Permitted Acquisition) or any Subsidiary of or entity directly or indirectly owned by any such Future Acquisition Target (collectively Future Clean-up Entities, and such Permitted Acquisition or acquisition being a Future Clean-up Acquisition), or any obligation to procure or ensure in relation to any of the Future Clean-up Entities;

(B)	it is capable of remedy and reasonable steps are being taken to remedy it;

(C)	the circumstances giving rise to it have not been procured by or approved by the Company or the Parent (with Knowledge of the relevant breach of representation, breach of covenant or undertaking, event or circumstance only, not being interpreted in any way as approval in circumstances where the Company or the Parent did not reasonably have the ability to control or prevent such breach, event or circumstance from occurring); and

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(D)	it does not have a Material Adverse Effect.

If the relevant circumstances constituting such breach of representation or warranty, breach of covenant or undertaking, Default or Event of Default are continuing on or after the Clean-Up Date (in respect of (x) (in the case where such breach, Default or Event of Default relating to any Target Group Member) the Merger or (y) (in the case where such breach, Default or Event of Default relates to any of the Future Clean-up Entities) the Future Clean-up Acquisition relating to such Future Clean-up Entity), there shall be a breach of representation or warranty, breach of covenant or undertaking, Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(b)	If, on or before the applicable Clean-Up Date relating to the Merger or any Future Clean-up Acquisition, any event or circumstance has occurred with respect to any Target Group Member or, as the case may be, any of the Future Clean-up Entities relating to such Future Clean-up Acquisition, which event or circumstance would constitute a Clean-Up Default or a breach of a Clean-Up Representation or a Clean-Up Undertaking, the Company shall, promptly upon becoming aware of its occurrence or existence, notify the Agent of that Clean-Up Default or the breach of that Clean-Up Representation or Clean-Up Undertaking and the related event or circumstance (and the steps, if any, being taken to remedy it).

26	Changes to the Lenders

26.1	Transfers by the Lenders

Subject to this Clause 26 and to Clause 27 (Debt Purchase Transactions), a Lender (the Existing Lender) may only enter into a Transfer after the Initial Utilisation Date under the Initial Term Facility with another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

26.2	Conditions of Transfers

(a)	Following the Initial Utilisation Date under the Initial Term Facility, the prior written consent of the Company (acting in its absolute discretion) is required for a Transfer unless that Transfer:

(i)	is:

(A)	with 10 Business Days’ prior notice to the Company, to another Lender in the same Facility, an Existing Lender's Related Fund or Affiliate which is, in each case, a Permitted Transferee and which, in respect of a Transfer (other than any Transfer described under paragraph (b) or (c) of the definition of Debt Purchase Transaction) under any Additional Revolving Facility to an Existing Lender's Affiliate, such Affiliate is of at least equivalent credit worthiness as the Existing Lender; or

(B)	made at a time when a Major Event of Default is continuing,

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and provided that the person to which such Transfer is made (either prior to or after the occurrence of a Major Event of Default) is not a Conflicted Lender, a Defaulting Lender, a Distressed Investor or a Non-Commercial Lender, and, for the avoidance of doubt, this paragraph (a) shall not apply to any Participation that is not a Voting Participation.

(b)	In respect of any Transfer under a Cash Bridge Facility, the Existing Lender will transfer any CBF Cash maintained with it or any of its Affiliates (and release any corresponding CBF Security) to bank account(s) opened and maintained with the New Lender or any Affiliate of the New Lender on the proposed date of the Transfer.

(c)	An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office if such assignment or transfer would give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 9.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office.

(d)	An assignment or transfer of part of (instead of all of) an Existing Lender's participation in respect of a Facility to a New Lender must be in an amount such that, immediately after such assignment or transfer:

(i)	the amount of that Existing Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of that Facility is a minimum amount of US$100,000,000 (or in respect of the Cash Bridge Facility (Tranche B) with Base Currency in RMB), a minimum amount of RMB500,000,000); and

(ii)	the amount of that New Lender's participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of that Facility is a minimum amount of US$100,000,000 (or in respect of the Cash Bridge Facility (Tranche B) with Base Currency in RMB), a minimum amount of RMB500,000,000), or such lesser amount with the prior written consent of the Company.

(e)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(f)	Other than in the case of an assignment permitted by paragraph (b) of Clause 27.1 (Debt Purchase Transactions by Group Members), an assignment by an Existing Lender to a New Lender will only be effective on:

(i)	receipt by the Agent (whether in the applicable Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Agent) that such New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	such New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement as a Senior Lender; and

(iii)	the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Agent shall promptly notify to such Existing Lender and such New Lender.

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(g)	A transfer by an Existing Lender to a New Lender will only be effective if such New Lender enters into the documentation required for it to accede as party to the Intercreditor Agreement as a Senior Lender and if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with in respect of such transfer.

(h)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, an Obligor would be obliged to make a payment to such New Lender or such Lender acting through its new Facility Office under Clause 16 (Tax Gross-Up and Indemnities) or Clause 17 (Increased Costs),

then such New Lender or such Lender acting through its new Facility Office is not entitled to receive any payment under that Clause in excess of the payment that Obligor would have been required to pay to such Existing Lender or such Lender acting through its previous Facility Office under that Clause if that assignment, transfer or change had not occurred.

(i)	Without prejudice to paragraph (b) of Clause 20.1 (Transaction expenses), if an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender, (A) such Existing Lender shall (unless agreed with such New Lender) bear its own fees, costs and expenses in connection with, or resulting from, such assignment or transfer (including any legal fees, taxes, notarial and security registration or perfection fees) and (B) no Obligor or any Group Member will be required to pay to or for the account of such New Lender, or reimburse or indemnify such New Lender for, any fees, costs, Taxes, expenses, indemnity payments, Tax Payments, Increased Costs or other payments under a Finance Document in excess of what that Obligor would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected, provided that, notwithstanding the foregoing:

(i)	the Company shall pay such New Lender in full any amount expressed to be payable by it to such New Lender under Clause 20.3 (Enforcement and preservation costs); and

(ii)	in respect of costs, fees and expenses only, the amount thereof payable or reimbursable shall be calculated by reference to the amount of such costs, fees and expenses which such Obligor is able to demonstrate it would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected.

(j)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that each of the Agent and the Security Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the applicable transfer or assignment to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the applicable Existing Lender would have been had it remained a Lender.

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(k)	If any assignment or transfer by a Lender of its rights and/or obligations under any Finance Document is executed and purported to have effect in breach of the provisions in any Finance Document, that assignment or transfer shall be void and deemed not to have occurred and the right to vote in respect of any of the Commitment and/or participation in any Loan the subject thereof shall be suspended and such Commitment and participation shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class or group of them, until such time as the provisions of the Finance Documents shall have been complied with.

(l)	Notwithstanding any other provision in this Clause 26, if prior to the Initial Utilisation Date an Existing Lender transfers in accordance with this Clause 26, such Existing Lender shall remain on risk and liable to fund any amount which any New Lender (or subsequent New Lender), following such Transfer is obliged to fund on any Utilisation Date, but has failed to fund on that date, as if such Transfer never occurred.

26.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund of a Lender, a New Lender shall, on the date upon which an assignment or transfer by an Existing Lender to such New Lender takes effect, pay to the Agent (for its own account) a fee of US$5,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor or the Parent;

(iii)	the performance and observance by any Obligor, the Parent or any other Group Member of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to each Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses, directly or indirectly, incurred by such New Lender by reason of the non-performance by any Obligor, the Parent of its obligations under the Transaction Documents or otherwise.

26.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of Transfers), a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by such Existing Lender and such New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender (the subject of such Transfer Certificate) and, if any New Lender is not a FATCA Exempt Party, the Agent has provided its approval of such transfer.

(c)	On the Transfer Date relating to a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender:

(i)	to the extent that in the Transfer Certificate (in respect of that transfer) that Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Parent, the Obligors and that Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Parent, the Obligors and that New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Parent, that Obligor and that New Lender have assumed and/or acquired the same in place of the Parent, that Obligor and that Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, any relevant Ancillary Lenders and the Hedge Counterparties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of that transfer and to that extent the Agent, the Arranger, the Security Agent, any relevant Ancillary Lenders and that Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	that New Lender shall become a Party as a Lender.

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26.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of Transfers), an assignment by an Existing Lender of its rights under any Finance Document to a New Lender may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by that Existing Lender and that New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender (the subject of such Assignment Agreement) and, if any New Lender is not a FATCA Exempt Party, the Agent has provided its approval of such assignment.

(c)	On the Transfer Date relating to any assignment by an Existing Lender of its rights under any Finance Document to a New Lender:

(i)	that Existing Lender will assign absolutely to that New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement relating to such assignment;

(ii)	that Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	that New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 26.6 to assign its rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by such Lender nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of Transfers).

26.7	The Register

(a)	The Agent, acting for this purpose as the agent of the Company, the Parent and the other Obligors, shall maintain at its address referred to in Clause 34.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 26.5 (Procedure for transfer), each Assignment Agreement referred to in Clause 26.6 (Procedure for assignment), each Increase Confirmation - Cancelled Commitments and each Additional Facility Notice delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

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The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Parent, the Company, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Company with a copy of the Register within five Business Days of request.

(b)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 26.7 without any further consent of, or consultation with, such Party.

(c)	The Agent shall, upon request by an Existing Lender (as defined in Clause 26.1 (Transfers by the Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

26.8	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation - Cancelled Commitments, Additional Facility Notice or Additional Facility Lender Accession Notice to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, or an Increase Confirmation - Cancelled Commitments, send to the Company a copy of that Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, or Increase Confirmation - Cancelled Commitments.

26.9	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty (as defined in the Intercreditor Agreement) shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with the Intercreditor Agreement.

26.10	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement) and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

26.11	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

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except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for that Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to that Lender under the Finance Documents.

27	Debt Purchase Transactions

27.1	Debt Purchase Transactions by Group Members

(a)	The Company shall not, and shall procure that each other Group Member shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 27.1 or (ii) itself be (or beneficially own all or any majority of the share capital of a company that is) a Lender or a party to a Participation.

(b)	The Company or any Group Member may purchase by way of assignment or transfer, pursuant to Clause 26 (Changes to the Lenders), a participation in any Loan and any related Commitment where:

(i)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; or

(ii)	the consideration for such purchase is funded from paragraphs (a), (b), (c) and (d) of the definition of Acceptable Funding Sources.

(c)	(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a Solicitation Process) which is carried out as follows.

(ii)	Prior to 11.00 am on a given Business Day (the Solicitation Day) the Company or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the relevant Facility to enable them to offer to sell to the relevant Borrower an amount of their participation in one or more Facilities. Any Lender wishing to make such an offer shall, by 11.00 am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant Borrower on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 5.00 pm on the fourth Business Day following such Solicitation Day, the Company shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Facilities to which they relate and the average price paid for the purchase of participations in each relevant Facility. The Agent shall promptly disclose such information to the Lenders.

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(iii)	Any purchase of participations in the Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)	(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an Open Order Process) which is carried out as follows.

(ii)	The Company (on behalf of the relevant Borrower) may by itself or through another Purchase Agent place an open order (an Open Order) to purchase participations in one or more of the Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Company on behalf of the relevant Borrower(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Borrower on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Company shall only accept such offers on a pro rata basis.

(v)	The Company shall, by 5.00 pm on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facilities to which they relate. The Agent shall promptly disclose such information to the Lenders.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	Subject to paragraph (g) below, in relation to any Debt Purchase Transaction entered into pursuant to this Clause 27.1, notwithstanding any other term of this Agreement or the other Finance Documents:

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(i)	on completion of the relevant assignment or transfer (constituting such Debt Purchase Transaction) pursuant to Clause 26 (Changes to the Lenders), the portions of the Loan(s) to which it relates shall be extinguished and (in the case of the Initial Term Facility Loan) the remaining Repayment Instalments will be reduced pro rata accordingly and (in the case of any Additional Facility Loan under any Additional Facility which is a term loan facility) the remaining instalments in respect of such Additional Facility will be reduced pro rata accordingly;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of any of the Facilities;

(iii)	the Company which is the assignee or transferee (in respect of such assignment or transfer) shall be deemed to be an entity which fulfils the requirements of Clause 26.1 (Transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no Group Member shall be deemed to be in breach of any provision of Clause 24 (General Undertakings) or any other provision of any Finance Document by reason of such Debt Purchase Transaction;

(v)	Clause 31 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of any Loan shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document.

(g)	The portions of the Loan(s) relevant assignment or transfer (constituting such Debt Purchase Transaction) pursuant to Clause 26 (Changes to the Lenders) shall not be extinguished on completion of the relevant assignment or transfer if the relevant purchaser is not the Company or such extinguishment will give rise to adverse consequences, provided that where Loan(s) remain outstanding no Group Member shall be permitted to:

(i)	exercise any voting rights attached to such loans (except in relation to matters which are materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Group Member solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in any portion of the Group or its business)

(ii)	attend any Lender meeting or receive any Lender information in its capacity as a holder of such loans; or

(iii)	transfer any such loans to any person who is not a Group Member.

27.2	Debt Purchase Transactions by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate (A) beneficially owns a Commitment or (B) has entered into Participation relating to a Commitment and such Participation has not been terminated:

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(i)	in ascertaining the Majority Lenders, Majority Facility Lenders, Super Majority Lenders or Super Majority Facility Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero, provided that such consent, waiver, amendment or other vote is not materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Sponsor Affiliate solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Sponsor Affiliate upon becoming a Party expressly agrees and acknowledges that the operation of this Clause 27.2 shall not of itself be so detrimental to it in comparison to the other Lenders or otherwise; and

(ii)	for the purposes of Clause 38.3 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such Participation shall be deemed not to be a Lender (unless, in the case of a person not being an Investor, it is a Lender by virtue otherwise than by beneficially owning such Commitment to which (A) or (B) relates).

(b)	Each Lender shall, promptly notify the Agent in writing if it knowingly enters into a Participation with a Sponsor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I (Form of Notice of entering into Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II (Form of Notice of Termination of Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)	to the extent that its Commitment, sub-participation or other agreement following a Debt Purchase Transaction would result in the subordination of claims of any other Lenders (not being a Group Member or an Investor) under the Facilities pursuant to any law regarding subordination of shareholder loans or otherwise materially prejudice the Transaction Security or any guarantee and indemnity provided pursuant to Clause 1 (Definitions and Interpretation) in any way, it shall not be a secured Finance Party under any Transaction Security Documents and no amount owing to it under any Senior Finance Document will be secured by the Transaction Security Documents,

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in each case, unless the Agent otherwise agrees or where such Sponsor Affiliate's Commitment is not deemed to be zero pursuant to paragraph (a)(i) above.

28	Changes to the Obligors

28.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Facility Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 (Know your customer checks), the Company may request that any of its Subsidiaries becomes a party hereto as a Borrower under an Additional Facility.

(b)	A Proposed Additional Facility Borrower shall become a Borrower under an Additional Facility if:

(i)	it is incorporated in the British Virgin Islands, the Cayman Islands, Hong Kong or otherwise in a jurisdiction approved by all the Lenders under the Additional Facility;

(ii)	the Company and such Proposed Additional Facility Borrower deliver to the Agent (with a copy to the Security Agent) a duly completed and executed Accession Deed;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Facility Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Proposed Additional Facility Borrower, each in form and substance reasonably satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to any Proposed Additional Facility Borrower.

28.3	Additional Security Providers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 (Know your customer checks), the Company may request that any of its Subsidiaries becomes a party hereto as an Additional Security Provider.

(b)	A Proposed Additional Security Provider shall become an Additional Security Provider if:

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(i)	the Company and such Proposed Additional Security Provider deliver to the Agent (with a copy to the Security Agent) a duly completed and executed Accession Deed (provided that, in respect of any Proposed Additional Security Provider incorporated in PRC, such Accession Deed shall be governed by PRC law and the PRC courts shall have non-exclusive jurisdiction under such Accession Deed); and

(ii)	the Agent has received all of the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Proposed Additional Security Provider, each in form and substance reasonably satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to any Proposed Additional Security Provider.

28.4	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter if:

(i)	that Borrower is being (or shares or equity interests in that Borrower are being) disposed of by way of a Permitted Disposal or Permitted Reorganisation such that such Borrower ceases to be a Group Member, and the Company has confirmed this is the case; or

(ii)	the Super Majority Lenders have consented to the resignation of that Borrower.

(b)	Subject to paragraph (a) of clause 16.14 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Event of Default is continuing and that Borrower is not the Company; and

(ii)	no amounts utilised by it as a Borrower remain outstanding and it is under no actual or contingent obligations as a Borrower under this Agreement.

(c)	Once the resignation of that Borrower is effective, that Borrower shall have no further rights or obligations under the Finance Documents as a Borrower.

28.5	Resignation of a Security Provider

(a)	The Company may request that a Security Provider (other than the Parent or the Company) ceases to be a Security Provider by delivering to the Agent a Resignation Letter if:

(i)	that Security Provider is being (or shares or equity interests in that Security Provider are being) disposed of by way of a Permitted Disposal or Permitted Reorganisation such that such Security Provider ceases to be a Group Member, and the Company has confirmed this is the case; or

(ii)	the Super Majority Lenders have consented to the resignation of that Security Provider.

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(b)	Subject to paragraph (a) of clause 16.14 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no Event of Default is continuing and that Security Provider is not the Parent or the Company.

(c)	Once the resignation of that Security Provider is effective, that Security Provider shall have no further rights or obligations under the Finance Documents as a Security Provider.

28.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the applicable Group Member party hereto (other than the Company) that the representations and warranties referred to in paragraphs (c) and (d) of Clause 21.26 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29	Role of the Agent, the Arranger and Others

29.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Agent shall:

(i)	unless or a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of all of the Lenders pursuant to the terms of the relevant Finance Documents;

(B)	the Super Majority Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of the Super Majority Lenders pursuant to the terms of the relevant Finance Documents;

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates that the instructions from any other Lender or group of Lenders are required, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

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(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions from the Majority Lenders (or, if appropriate, the applicable group of Lenders or the Super Majority Lenders), the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation - Cancelled Commitments, Additional Facility Notice or Additional Facility Lender Accession Notice to Company), paragraph (b) above shall not apply to any Fee Letter, Hedging Agreement, Transfer Certificate, Assignment Agreement, or Increase Confirmation - Cancelled Commitments.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

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(g)	The Agent shall provide to the Company as soon as practicable following a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, or the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Agent, the Security Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

29.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document (including any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

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(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's or that officer's, employee's or agent's fraud, gross negligence or wilful misconduct.

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(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(i)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

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29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent nor any Ancillary Lender will not be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its fraud, gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or an Ancillary Lender) (as applicable) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender (as the case may be) or in respect of any claim it might have against the Agent or any Ancillary Lender (as the case may be) or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause 29, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or any check in relation to any person; or

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(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.11	Lenders' indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's fraud, gross negligence or wilful misconduct) in acting as agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document in respect of such cost, loss or liability).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

29.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively, the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

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(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use commercially reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 16.6 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 16.6 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

29.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

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(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

29.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable that Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

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(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to:

(a)	the financial condition, status and nature of each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Package, the Structure Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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29.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports, the Structure Memorandum or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, the Structure Memorandum, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31	Sharing Among the Finance Parties

31.1	Payments to Finance Parties

Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

(d)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

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31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.6	Ancillary Lenders

(a)	This Clause 31 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.17 (Acceleration).

(b)	Following service of notice under Clause 25.17 (Acceleration), this Clause 31 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

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32	Payment Mechanics

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (excluding a payment under the terms of an Ancillary Document), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the currency of such place and in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of the currency of that payment.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor referred to below or in accordance with Clause 33 (Set-Off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, a Party which is required to make a payment under the Finance Documents to the Agent for the account of any person in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to such person or pay that amount to an interest-bearing account held with an Approved Bank within the meaning of paragraph (a) of the definition of Approved Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Party making that payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

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(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant obligation to make that payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Paying Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom that trust account is held to transfer the amount of such payment (together with any accrued interest thereon) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party that has made a payment to a trust account (on account of any amount payable by such Paying Party to a Receiving Party) shall, promptly upon request by that Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above (with respect to such trust account); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom that trust account is held to transfer such amount so paid into and held in such account (together with any accrued interest thereon) to that Recipient Party.

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) to (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US$ is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated pursuant to this Agreement when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

32.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33	Set-Off

(a)	Following an Acceleration Event, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of that set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34	Notices

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents by one Party to another Party shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and the Parent, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as that Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the relevant Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	Subject to Clause 34.5 (Communication when Agent is Impaired Agent), all notices from or to an Obligor and the Parent under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors and the Parent.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

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34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (b) (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

34.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any such electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.8	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act of 2001 (the US Patriot Act) hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

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35	Calculations and Certificates

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38	Amendments and Waivers

38.1	Intercreditor Agreement

This Clause 38 is subject to the terms of the Intercreditor Agreement.

38.2	Required consents

(a)	Subject to Clause 38.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

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(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any Request under the Finance Documents.

(d)	Each Obligor and Parent agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of any or all of the Obligors and the Parent.

38.3	Exceptions

(a)	Subject to Clause 38.4 (Structural Adjustment), an amendment, waiver of or (in the case of a Transaction Security Document) a consent of, or in relation to any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of Change of Control, Majority Lenders, Majority Facility Lenders, Super Majority Lenders, Super Majority Facility Lenders or Structural Adjustment in Clause 1.1 (Definitions);

(ii)	a change to the Borrowers or Obligors (in each case without prejudice to the provisions in this Agreement regarding release of guarantees and Transaction Security) other than in accordance with Clause 28 (Changes to the Obligors);

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	Clause 2.4 (Finance Parties' rights and obligations), Clause 26 (Changes to the Lenders), Clause 31 (Sharing Among the Finance Parties), this Clause 38, Clause 41 (Governing Law) or Clause 42.1 (Jurisdiction of Hong Kong courts);

(v)	any requirement that a cancellation of Commitments (in respect of any Facility) reduces the Commitments of the Lenders (in respect of such Facility) rateably;

(vi)	(other than as expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(vii)	any amendment to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all the Lenders.

(b)	Subject to paragraph (d) below, an amendment or waiver which relates to or has the effect of (A) (other than as expressly permitted by the provisions of any Finance Document) changing the provisions relating to the nature or scope of the Charged Property or any Transaction Security (other than any CBF Security), or (B) unless otherwise expressly permitted under the Finance Documents, the release of any Transaction Security (other than any CBF Security), shall not be made without the prior consent of the Super Majority Lenders.

(c)	An amendment or waiver that relates in any material respect to the rights or obligations of the Agent, the Arranger, any Ancillary Lender or the Security Agent may not be effected without the consent of the Agent, the Arranger, any Ancillary Lender or the Security Agent. An amendment or waiver which affects the order of priority and ranking in relation to a Hedge Counterparty may not be effected without the consent of that Hedge Counterparty.

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(d)	Any amendment or waiver (other than an amendment or waiver to which Clause 38.4 (Structural Adjustment) applies or would, but for this paragraph (d), apply) which:

(i)	relates only to the rights or obligations applicable to a particular class of Lender(s); and

(ii)	would not reasonably be expected to materially and adversely affect the rights or interests of Lenders in respect of another class of Lender(s),

may be made in accordance with this Clause 38 but as if references in this Clause 38 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (d), be required for that amendment or waiver were to that proportion of the Lenders participating in forming part of that particular class.

(e)	No consent from any Lenders shall be required in connection with the permitted implementation of (and any related amendment as part of the implementation of) an Additional Facility pursuant to Clause 2.3 (Additional Facility).

(f)	No consent from any Lenders (other than the relevant Additional Facility Lenders) shall be required in connection with any amendment or waiver of a term of any Additional Facility other than:

(i)	any amendment or waiver of Clause 2.3 (Additional Facility); or

(ii)	any amendment or waiver of a term of any Additional Facility which relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under Clause 2.3 (Additional Facility)).

(g)	Any Lender may (with the prior consent of the Company) elect to:

(i)	waive all or part of its share of any prepayment to be made in accordance with Clauses 9.3 (Voluntary prepayment), 10.2 (Disposal Proceeds) in which case, the waived prepayment amount will be applied in prepayment pro rata between the other Lenders participating in the Loan(s) (as the case may be) to be prepaid and/or retained by the Group and may be applied as the Company shall determine (in its sole discretion); or

(ii)	extend the date for payment of any amount payable to it (including any date for repayment of its share of any Repayment Instalment (or any repayment instalment applicable to any Additional Facility) or any Loan, including upon maturity thereof), in each case without the consent of any other Lender; or

(iii)	agree that a cancellation of Commitments (in respect of any Facility) will not reduce its Commitment (in respect of such Facility) rateably with other Lenders.

(h)	Mandatory prepayments which may become payable pursuant to Clause 10 (Mandatory Prepayment) but which have not yet accrued or which have not yet become due can be waived with the approval of the Majority Lenders, provided that, in the case of prepayment pursuant to Clause 10.1 (Change of Control), the right of a Lender to that prepayment may only be waived with the consent of that Lender.

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(i)	The Agent may agree with the Company at any time any amendment to or modification of a Finance Document which is minor or technical in nature or which is necessary to correct a manifest error.

(j)	Any determination by the Agent or the Security Agent in relation to whether the documents and other evidence listed in or referred to in Schedule 2 (Conditions Precedent and Conditions Subsequent) and/or Clause 24.29 (Conditions subsequent) has been delivered to it in a satisfactory form and substance or in connection with the granting of Transaction Security shall be made on the instructions of the Majority Lenders (in each case acting reasonably) and the Agent's or the relevant Security Agent's confirmation as to the satisfactory nature of such conditions, and the Majority Lenders' instruction of such satisfaction, will not be unreasonably withheld or delayed, and shall at all times be made subject to the terms of any confirmation given by the Arranger or referred to in any conditions precedent satisfaction letter issued by the Agent, which shall bind each Finance Party.

38.4	Structural Adjustment

If any amendment, waiver or consent is a Structural Adjustment, that amendment, waiver or consent may be made with the consent of the Company and:

(a)	each Lender that assumes a commitment or an increased commitment in the relevant additional tranche or facility or whose commitment is being increased, extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated pursuant to such Structural Adjustment (as the case may be) (the Participating Lender); and

(b)	the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account, together with the Commitments of the other Lenders).

38.5	Replaceable Lender

If at any time any Lender is or becomes a Replaceable Lender, then the Company may at any time (at the cost of the Company) whilst that Lender continues to be a Replaceable Lender:

(a)	on three Business Days' prior written notice to the Agent and such Replaceable Lender, replace such Replaceable Lender by requiring such Replaceable Lender to (and, to the extent permitted by law, such Replaceable Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders):

(i)	in the case of any Replaceable Lender other than a Non-Consenting Lender, all (and not part only) of its rights and obligations under this Agreement; or

(ii)	in the case of any Non-Consenting Lender, such portion of its rights and obligations under this Agreement that corresponds to the portion of its Commitment(s) (in respect of which it has not exercised the votes attributable thereto to consent to the applicable decision, waiver, amendment or consent referred to in the definition of Non-Consenting Lender, including where it has exercised such votes to reject such decision, waiver, amendment or consent),

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to a Lender or another person selected by the Company (a Replacement Lender) and which confirms its willingness to assume and does assume all the obligations of such transferring Replaceable Lender (or, in the case of paragraph (a)(ii) all of the obligations of such transferring Replaceable Lender that corresponds to the Commitment(s) specified in paragraph (a)(ii) in accordance with Clause 26 (Changes to the Lenders) (including the assumption of such transferring Replaceable Lender's participation in the applicable Facilities on the same basis as such transferring Replaceable Lender) for a purchase price in cash payable at the time of such transfer in an amount equal to (A) the outstanding principal amount of such Replaceable Lender's participation in the outstanding Utilisation(s) (to be so transferred) and all accrued interest and/or Break Costs and other amounts payable in relation thereto in favour of such transferring Replaceable Lender under the Finance Documents (without any other premium or penalty) or (B) such lesser amount agreed between the Company, such Replaceable Lender and such Replacement Lender; or

(b)	(in the case of any Replaceable Lender other than an Illegal Lender) give the Agent notice of the cancellation of the Commitment(s) of that Replaceable Lender and its intention to procure the repayment of that Replaceable Lender's participation in the Utilisation(s) (a Cancellation Notice).

38.6	Conditions of replacement of a Replaceable Lender

(a)	The replacement of a Replaceable Lender pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender) shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor such Replaceable Lender nor any other Finance Party shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall such Lender replaced under this Clause 38.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	such Replaceable Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(b)	A Replaceable Lender shall perform the checks described in paragraph (a)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) of 38.5 (Replaceable Lender) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38.7	Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)

In the case where the Company gives a Cancellation Notice in respect of a Replacement Lender pursuant to paragraph (b) of Clause 38.5 (Replaceable Lender):

(a)	upon such Cancellation Notice becoming effective (as specified in such Cancellation Notice), the Commitment of that Replaceable Lender in respect of each Facility shall immediately be reduced to zero, provided that the Total Commitments may (at the Company's option) be simultaneously with or subsequent to that cancellation be increased in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

(b)	to the extent that such Replaceable Lender's participation in a Utilisation has not been transferred pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender), the Company shall, on the last day of the first Interest Period (relating to such Utilisation) which ends after the Company delivered such Cancellation Notice (or, if earlier, the date specified by the Company in that Cancellation Notice) repay that Replaceable Lender's participation in such Utilisation together with all interest thereon and other amounts accrued under the Finance Documents in relation thereto (together with Break Costs and other amounts payable).

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38.8	Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders

(a)	In ascertaining the Majority Lenders, Majority Facility Lenders or Super Majority Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments (in respect of any or all of the Facilities) has been obtained to approve any Request, the Commitment (in respect of each Facility) of any Conflicted Lender, any Defaulting Lender or any Non-Responding Lender will be deemed to be zero and its status as a Lender ignored.

(b)	For the purposes of this Clause 38.8, the Agent may assume that the following Lenders are Conflicted Lenders or Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Conflicted Lender or a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender or paragraphs (a), (b) or (c) of the definition of Conflicted Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that such Lender has ceased to be a Conflicted Lender or a Defaulting Lender.

39	Confidentiality

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient of such Confidential Information is subject to professional obligations to maintain the confidentiality of such Confidential Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

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(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Participation and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.11 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Company prior to the provision of any Confidential Information, except that there shall be no requirement for a Confidentiality Undertaking if the recipient of such Confidential Information is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

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(B)	in relation to paragraph (b)(iv) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Company prior to the provision of any Confidential Information, or is otherwise bound by requirements of confidentiality in relation to such Confidential Information it receives and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

provided that unless a Confidentiality Undertaking has been entered into between such Finance Party and the relevant potential New Lender to which such Finance Party is proposing to assign or transfer any or all of its rights and/or obligations under any Finance Document, that assignment or transfer to that potential New Lender shall not be effective;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and that Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if such rating agency to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	the Signing Date;

(v)	Clause 41 (Governing Law);

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(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities;

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	types of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date (or final repayment date) for the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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39.6	Continuing obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of that Finance Document.

41	Governing Law

This Agreement is governed by Hong Kong law.

42	Enforcement

42.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Parent (other than an Obligor incorporated under Hong Kong law):

(i)	irrevocably appoints The Law Debenture Corporation (H.K.) Limited as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with any Finance Document (and a Group Member's accession as a Borrower shall be deemed to be its acceptance of such appointment); and

(ii)	agrees that failure by an agent for service of process to notify that Obligor or the Parent of the relevant process will not invalidate the proceedings concerned.

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(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors and the Parent) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	The Parent and each Obligor expressly agrees and consents to the provisions of this Clause 42 and Clause 41 (Governing Law).

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THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
The Original Lenders

Part A – Original Initial Term Facility Lenders

Name of Original Initial Term Facility Lender	Initial Term Facility Commitment (US$)
SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability	800,000,001 (subject to the Allocation Adjustment below)
CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability	472,727,272
INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行), incorporated in the PRC with limited liability	363,636,363 (subject to the Allocation Adjustment below)
PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行), incorporated in the PRC with limited liability	363,636,364
Total	US$2,000,000,000

Allocation Adjustment means, if the proposed Initial Term Facility Loan in its Utilisation Request exceeds US$1,650,000,000, Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch’s participation in the Initial Term Facility Loan based on the table above will be automatically increased by the Adjustment Amount (and its Initial Term Facility Commitment will be adjusted accordingly) and Industrial Bank Co., Ltd. Shanghai Branch’s participation in the Initial Term Facility Loan based on the table above will be automatically reduced by the Adjustment Amount (and its Initial Term Facility Commitment will be adjusted accordingly).

Adjustment Amount means, if the proposed Initial Term Facility Loan in its Utilisation Request exceeds US$1,650,000,000, the difference between:

(a)	the product of: (i) the proposed amount of the Initial Term Facility Loan; and (ii) the fraction borne by 3 to 16.5; and

(b)	US$300,000,000.

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Part B – Original Cash Bridge Facility (Tranche A) Lenders

Name of Original Cash Bridge Facility (Tranche A) Lender	Initial Cash Bridge Facility (Tranche A) Commitments (US$)
SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability	212,500,000
CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability	175,000,000
INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行), incorporated in the PRC with limited liability	50,000,000
PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行) incorporated in the PRC with limited liability	62,500,000
Total	US$500,000,000

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Part C – Original Cash Bridge Facility (Tranche B) Lenders

Name of Original Cash Bridge Facility (Tranche B) Lender	Initial Cash Bridge Facility (Tranche B) Commitments (US$)
SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行), incorporated in the PRC with limited liability	400,000,000
CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability	350,000,000
INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行), incorporated in the PRC with limited liability	250,000,000
Total	US$1,000,000,000

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Schedule 2
Conditions Precedent and Conditions Subsequent

Part I
Conditions Precedent to Initial Utilisation

Part A - Term Facility

1.	This Agreement, the Intercreditor Agreement, the Fee Letters referred to in Clause 15.1 (Upfront and/or arrangement fee) and each Original Security Document (together with all deliverables required to be delivered on or prior to the Initial Utilisation Date of the Initial Term Facility under the terms of such Original Security Documents), each executed by the Parent and/or the Company to which it is a party.

2.	A certificate or certificates of the Company and the Parent (signed by a director or an officer):

(a)	confirming that borrowing or securing, as applicable, the aggregate Commitments would not cause any borrowing, securing or similar limit binding on it to be exceeded;

(b)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date;

(c)	attaching a copy of its certificate of incorporation, any certificate of change of name (if any), memorandum of association, articles of association and statutory registers;

(d)	attaching a copy of a recent certificate of good standing in respect of it, issued by the Registrar of Corporate Affairs in the Cayman Islands;

(e)	attaching a copy of a recent certificate of incumbency issued by its registered office provider in the Cayman Islands;

(f)	attaching a copy of the written resolutions of its board of directors (or an equivalent body) approving the terms of, and the transactions contemplated by the Finance Documents (to which it is a party) and resolving that it execute such Finance Documents and authorising specified person(s) to execute such Finance Documents on its behalf and to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with such Finance Documents;

(g)	attaching or containing a specimen of the signature of each person authorised by the resolutions referred to in paragraph (f) above (where such person actually executes any such document);

(h)	(in the case of the Company only and if applicable) attaching a copy of the written resolutions of all the holders of its issued shares either adopting an amended and restated memorandum of association and articles of association or otherwise passing special resolutions to remove any restrictions or condition on transfer or registration of transfer of issued shares in it pursuant to enforcement of any Transaction Security;

(i)	(in the case of the Company only) confirming that:

(i)	each of the conditions to the Merger Documents (including the special committee’s approval, the board resolutions, and minutes of the extraordinary general meeting of the Target) have been satisfied or waived and all the pre-closing steps described in the Structure Memorandum have been completed (other than payment of the purchase price under the Merger Documents or any other matter or condition which cannot be satisfied until the Effective Time or following the Merger becoming effective or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed), and Merger will occur promptly following the Initial Utilisation Date of the Initial Term Facility and no other term of the Merger Documents (or any Merger Document itself) has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by this Agreement; and

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(ii)	as at the Closing Date, the Equity Investment is not less than 60 per cent of the aggregate amount of (x) the Equity Investment, (y) the full amount of the proposed Utilisations of the Initial Term Facility and the Cash Bridge Facilities and (z) Target Cash and the aggregate amount of items (x), (y) and (z) above will be sufficient to pay for the purchase price payable for the Merger pursuant to the Merger Documents, attaching evidence that the cash component of the Equity Investment (i.e. items falling within paragraphs (a) and (b) of the definition of Equity Investment) and Target Cash payable for the Merger on the Closing Date pursuant to the Merger Documents has been or will be deposited into the account of the paying agent appointed for the Merger concurrently with the funding of the Initial Term Facility and/or Cash Bridge Facilities.

3.	A copy of each of the executed Merger Documents provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Agent if each of the Merger Documents is provided in the form received and approved by the Arranger prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interest of the Finance Parties (taken as a whole) under the Finance Documents or any other changes or amendments approved by the Arranger (acting reasonably).

4.	A copy of the Funds Flow Statement provided that this condition precedent shall not be disclosed to any person other than the Arranger and the Agent (not any other Finance Party), and it will be satisfactory to the Agent if it shows the payments as contemplated in the Merger Document, the distributions or payments to the Investors using the proceeds of the Loans and the payment of fees and expenses as contemplated in the Fee Letters and contains an up to date sources and uses table.

5.	A copy of each of the final Reports provided that the Reports are delivered on a non-reliance basis (subject to each Finance Party entering into release letters if required by the provider of each Report).

6.	A copy of each Original Financial Statements, provided that the Original Financial Statements shall not be required to be in form and substance satisfactory to the Arranger.

7.	A copy of each Closing Legal Opinion.

8.	If applicable, evidence that any process agent referred to in Clause 42.2 (Service of process) and any other Finance Documents under paragraph 1 above (to the extent applicable) has accepted its appointment as agent for service of process.

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9.	A copy of (A) minutes of the extraordinary general meeting of the Target approving the Merger and resolutions of the special committee of the Target approving the Merger; (B) written confirmation (including by electronic mail) from the U.S. Securities and Exchange Commission (or the U.S. legal advisor to the special committee of the Target) confirming that the U.S. Securities and Exchange Commission has no comments on the Schedule 13E-3 and proxy statement in respect of the Merger filed by the Target and the Investors; and (C) near-final plan of merger and other related ancillary documents in respect of the Merger required for merger filing in the Cayman Islands.

10.	Evidence that Tencent will become a direct or indirect shareholder of the Target (or the surviving company after the Merger) on or about the Closing Date (including a near-final draft of the register of members of the holding company which shows that Tencent would hold, directly or indirectly, at least 22.4% of the issued shares or voting power in the Target (or the surviving entity after the Merger) immediately following the completion of the Merger)

11.	A copy of the Tencent Rollover Agreement.

12.	Copies of any information and evidence related to each of the Parent and the Company, as reasonably requested by any Lender no later than five Business Days prior to the Signing Date required in order to comply with “know your client” / anti-money laundering requirements under applicable laws and any internal policy requirements.

13.	Evidence that the Debt Service Reserve Account is opened and the balances standing to the credit of such account is or will not be less than the Debt Service Reserve Amount applicable to the Debt Service Reserve Period starting on the Initial Utilisation Date in respect of the Initial Term Facility.

14.	A copy of the Group Structure Chart assuming the Closing Date has occurred (provided that the Group Structure Chart shall not be required to be in a form and substance satisfactory to the Agent and/or the Arranger).

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Part B - Cash Bridge Facilities

1.	Copies of the annual accounts of each WFOE of the Target Group for the Financial Year ending on 31 December 2019 showing aggregate amount of undistributed profits of not less than the amount of proposed Cash Bridge Facility (Tranche B) Loan to be drawn multiplied by (A) 1.10 (if such profit is denominated in the CBF Currency) or (B) 1.15 (if such profit is denominated in other currencies).

2.	(In respect of Cash Bridge Facility (Tranche A) only) evidence that the aggregate Cash of the Target Group Members incorporated outside of the PRC in offshore bank accounts of such Target Group Members (which shall constitute CBF Tranche A Accounts after first priority Transaction Security over such bank accounts is granted pursuant to the requirements under paragraph (g)(i) of Clause 24.29 (Conditions subsequent)) which are opened with, and subject to an Account Control Agreement entered into with, each Original Cash Bridge Facility (Tranche A) Lender in an amount in US$ pro rata to its Cash Bridge Facility (Tranche A) Commitment is no less than the amount of proposed Cash Bridge Facility (Tranche A) Loan to be drawn multiplied by 1.10.

3.	(In respect of Cash Bridge Facility (Tranche B) only) evidence that the aggregate Cash of the Target Group Members incorporated in the PRC in onshore bank accounts of such Target Group Members (which shall constitute CBF Tranche B Accounts after first priority Transaction Security over such bank accounts is granted pursuant to the requirements under paragraph (g)(ii) of Clause 24.29 (Conditions subsequent)) which are opened with, and subject to an Account Control Agreement entered into with, each Original Cash Bridge Facility (Tranche B) Lender in an amount in RMB pro rata to its Cash Bridge Facility (Tranche B) Commitment is no less than the amount of proposed Cash Bridge Facility (Tranche B) Loan to be drawn multiplied by (A) 1.10 (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is RMB or, if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$, FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB and such Cash in RMB is converted to the CBF Currency using the exchange rate agreed in such FX hedging) or (B) 1.15 (if the Base Currency of the Cash Bridge Facility (Tranche B) Loan is US$ and no FX hedging in the CBF Currency has been entered into in connection with such Cash denominated in RMB, in which case, for the purpose of this calculation, such currency will be converted to the CBF Currency at the CBF Exchange Rate as at the date falling one PRC Business Day before the date on which the Account Control Agreements in relation to such Cash are duly executed by the parties thereto.).

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Part II
Additional Obligor Conditions Precedent

1.	An Accession Deed executed by the Proposed Additional Obligor and the Company.

2.	A certificate of the Proposed Additional Obligor (signed by a director (or equivalent) or a manager):

(a)	confirming that borrowing or securing, as appropriate, the Total Commitments would not cause any borrowing, security or similar limit binding on it to be exceeded;

(b)	certifying that each copy document relating to it and specified in this Part II is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Accession Deed;

(c)	attaching a copy of its constitutional documents and statutory registers (as applicable);

(d)	(in respect of a Proposed Additional Obligor incorporated in the Cayman Islands) attaching a copy of a recent certificate of good standing issued by the Registrar of Companies of the Cayman Islands and attaching a copy of a recent certificate of incumbency issued by its registered office provider or registered agent (as applicable);

(e)	attaching a copy of the resolutions of its board of directors (or an equivalent body) approving the terms of, and the transactions contemplated by, such Accession Deed and the Finance Documents (to which it is a party) and resolving that it execute, deliver and perform such Accession Deed and any other Finance Document to which it is party, authorising specified person(s) to execute such Accession Deed and other Finance Documents on its behalf, and authorising the Company to act as its agent in connection with the Finance Documents;

(f)	attaching or containing a specimen of the signature of each person authorised by the resolution referred to in paragraph (e) above (where such person actually executes any such document);

(g)	(to the extent required pursuant to applicable law) attaching a copy of the resolutions signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

(h)	(to the extent applicable) attaching a copy of the resolutions signed by all the holders of its issued shares adopting such changes to the constitutional documents of the Proposed Additional Obligor as the Agent requires to remove any restriction or condition on any transfer or registration of transfer of shares pursuant to any enforcement of Transaction Security; and

(i)	(if available) attaching a copy of its latest audited financial statements.

3.	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of the transactions contemplated by such Accession Deed or for the validity and enforceability of such Accession Deed.

4.	A copy of each of the following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

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(a)	a legal opinion of legal advisers in Hong Kong, as to the laws of Hong Kong; and

(b)	if the Proposed Additional Obligor is incorporated in a jurisdiction other than Hong Kong or is executing a Finance Document which is governed by any law other than the laws of Hong Kong, a legal opinion of the laws in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction.

5.	Any Transaction Security Documents which are required by Clause 24.29 (Conditions subsequent) to be executed by the Proposed Additional Obligor.

6.	If the Proposed Additional Obligor is incorporated in a jurisdiction other than Hong Kong, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the Proposed Additional Obligor.

7.	Evidence that any applicable law relating to financial assistance or analogous process has been complied with.

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Part III
Original Security Documents

(a)	Parent

(i)	A Cayman Islands law governed first ranking share mortgage entered or to be entered into by the Parent and the Security Agent in relation to the creation of security over all of the shares held by the Parent in the Company.

(ii)	To the extent not covered by sub-paragraph (i) above, a Cayman Island law governed first ranking share mortgage entered or to be entered into by the Parent and the Security Agent in relation to the creation of security over all of the shares held by the Parent in the Target (with the security to take effect on the completion of the Merger (the Effective Time)); and

(iii)	An Hong Kong law governed assignment agreement entered or to be entered into by the Parent and the Security Agent in relation to assignment of any intercompany loan granted to the Company by the Parent.

(b)	Company

A Hong Kong law governed account charge entered or to be entered into by the Company and the Security Agent in relation to the creation of security over the Dividends Collection Account (if applicable) and Debt Service Reserve Account of the Company.

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Part IV

Initial WFOEs

	Initial WFOE	Company Registration Number	Jurisdiction of Incorporation
1.	瑞庭网络技术（上海）有限公司	913101156694050857	PRC
2.	北京城市网邻信息技术有限公司	91110000551350971K	PRC
3.	五八同城信息技术有限公司	911201165864489368	PRC

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Part V

Initial OFFSHORE MATERIAL COMPANIES

	Initial Offshore Material Companies	Company Registration Number	Jurisdiction of Incorporation
1.	China Classified Information Corporation Limited	1412692	Hong Kong
2.	China Classified Network Corporation	1563782	British Virgin Islands
3.	Anjuke Hongkong Limited	1172486	Hong Kong
4.	Anjuke Inc.	195234	Cayman Islands

Part VI

Initial ONSHORE MATERIAL COMPANIES

	Initial Onshore Material Companies	Company Registration Number	Jurisdiction of Incorporation
1.	瑞庭网络技术（上海）有限公司	913101156694050857	PRC
2.	北京城市网邻信息技术有限公司	91110000551350971K	PRC
3.	五八同城信息技术有限公司	911201165864489368	PRC

221

Schedule 3
Requests and Notices

Part I
Utilisation Request - Loans

From:        [Company]

To:            [Agent] as Agent

Dated:      [           ]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: [ ]

(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(c)	Currency of Loan: [●]

(d)	Facility to be utilised: [Initial Term Facility / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / Additional Facility]

(e)	Amount: [ ] [or, if less, the Available Facility in respect of the Facility] [the RMB equivalent of US$[ ] (being the Cash Bridge Facility (Tranche B) Commitments in US$ that are proposed to be utilised) using the Agreed FX Rate][1]

(f)	Interest Period: [ ]

3.	We confirm that each condition specified in, to the extent applicable, [clause 4.3 (Certain Funds Utilisation)]2 / [clause 4.2 (Further conditions precedent) ][3] of the Facilities Agreement (in relation to the proposed Loan) is satisfied on the date of this Utilisation Request.

1       Applicable to Utilisation in relation to the Cash Bridge Facility (Tranche B) (if RMB is selected as the Base Currency).

2       Applicable to Utilisation in relation to a Facility which is provided on a certain funds basis.

3       Applicable to Utilisation in relation to an Additional Facility which is not provided on a certain funds basis.

222

4.	[The proceeds of this Loan should be credited to [account]].

5.	[We authorise you to deduct from the proceeds of the Utilisation of the [Initial Term Facility / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / Additional Facility] any fees payable pursuant to clause 15.1 (Upfront and/or arrangement fee) on the proposed Utilisation Date.]

Yours faithfully

Authorised Signatory
[●]

223

Part II

Selection Notice

Applicable to an Term Facility Loan

To:	[Agent] as Agent

Dated:	[ ]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] with an Interest Period ending on [ ].

3.	[We request that the above [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] be divided into [ ] Loans with the following amounts and Interest Periods:]

or

[We request that the next Interest Period for the above [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] is

[            ]

or

[We request that the above [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] not be consolidated at the end of such Interest Period, and that the next Interest Period for the above [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] be as follows: [ ] (in respect of [Initial Term Facility] / Cash Bridge Facility (Tranche A) / Cash Bridge Facility (Tranche B) / [Additional Facility Loan] in the amount of [ ])]. This Selection Notice is irrevocable.

Yours faithfully

Authorised Signatory
[●]

224

Schedule 4

Form of Transfer Certificate

To:      [      ] as Agent and [      ] as Security Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:	[ ]

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the Agreement) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/ Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purpose of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 26.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment(s), participation in Utilisations, and rights and obligations referred to in the Schedule in accordance with clause 26.5 (Procedure for transfer) of the Facilities Agreement.

(b)	The Existing Lender hereby absolutely assigns to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facilities Agreement) and in respect of the Transaction Security which (in each case) correspond with the rights and obligations under the Facilities Agreement transferred pursuant hereto, and the Existing Lender will be released (with effect from the Transfer Date) from any corresponding obligations by which it is bound in respect of the Transaction Security.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 34.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 26.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms that it is not a Sponsor Affiliate.

5.	We refer to clause [16.2] (Change of Senior Lenders) of the Intercreditor Agreement.

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6.	In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

8.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law and has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

226

THE SCHEDULE

Commitment(s)/participation in Loan(s)/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender] By:

By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [ ].

[Agent]

By:

[Security Agent]

By:

227

Schedule 5

Form of Assignment Agreement

To:	[ ] as Agent and [ ], [ ] as Security Agent, [ ] as Company, for and on behalf of the Parent and each Obligor

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:	[ ]

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the Agreement) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 26.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment(s) and participation in the Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participation in the Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[4]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	party to the Facilities Agreement as a Lender and becomes a Lender for the purposes of the other Finance Documents; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 34.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

[4]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

228

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 26.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms that it is not a Sponsor Affiliate.

8.	We refer to clause [16.3] (Change of Senior Lender) of the Intercreditor Agreement:

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 26.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation - Cancelled Commitments, Additional Facility Notice or Additional Facility Lender Accession Notice to Company) of the Facilities Agreement, to the Company (on behalf of the Parent and each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

229

THE SCHEDULE

Commitment(s)/participation in Loan(s)/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [ ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

230

Schedule 6

Form of Accession Deed

To:	[ ] as Agent and [ ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] (the Proposed Additional [Facility Borrower]/[Security Provider]) and [Company]

Dated:	[ ]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed or as otherwise provided in paragraph 6.

2.	The Proposed Additional [Facility Borrower]/[Security Provider] agrees to become party to the Facilities Agreement as a [Borrower] /[Security Provider] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Facility Borrower] /[Security Provider] pursuant to [Clause 28.2 (Additional Facility Borrowers)]/[Clause 28.3 (Additional Security Providers)] of the Facilities Agreement.

3.	The Proposed Additional [Facility Borrower]/[Security Provider] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a company with limited liability and registered number [ ].

4.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional [Facility Borrower] /[Security Provider]].[5]

5.	The Proposed Additional [Facility Borrower] /[Security Provider] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[ ]

Fax No.:	[ ]

Attention:	[ ]

6.	The Proposed Additional [Facility Borrower] /[Security Provider] (for the purposes of this paragraph 6, the Acceding Debtor) intends to [incur Liabilities under the following documents] / [give a guarantee, indemnity or other assurance against loss in respect of Liabilities (as defined in the Intercreditor Agreement) under the following documents]:

[Insert details (date, parties and description) of relevant documents]

5       Include in the case of an Additional Facility Borrower or an Additional Security Provider.

231

the Relevant Documents.

IT IS AGREED as follows:

(a)	Terms defined in or construed for the purposes of the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 6.

(b)	The Acceding Debtor and the Security Agent agree that each Security Agent shall hold:

(i)	any Security in respect of Liabilities and/or Secured Liabilities created or expressed to be created pursuant to any or all of the Relevant Documents (and/or any other Debt Documents to which the Acceding Debtor is or may become party);

(ii)	all proceeds of that Security; and

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of any or all of the Liabilities and/or Secured Liabilities to the Security Agent as trustee or the Security Agent (in accordance with the Intercreditor Agreement) for the Secured Parties (in the Relevant Documents or otherwise) and/or secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee or the Security Agent for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement as a Debtor.

(d)	[In consideration of the Acceding Debtor being accepted as an Intercompany Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intercompany Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intercompany Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an Intercompany Lender].[6]

7.	This Accession Deed may be executed in any number of counterparts, which together constitute the same instrument.

8.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

9.	The Security Agent and each Creditor may rely on this agreement subject to the provisions of the Third Parties Ordinance.

[6]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intercompany Lender to the Intercreditor Agreement.

232

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 5 above only), signed on behalf of the Company and executed as a deed by the Proposed Additional [Facility Borrower] /[Security Provider] and is hereby delivered.

The Proposed Additional [Facility Borrower] /[Security Provider]

[execution block (as deed) to be inserted]

The Company

[•]

By:

The Security Agent

[full name of Security Agent]

By:

Date:

233

Schedule 7

Form of Compliance Certificate

To:	[ ] as Agent

From:	[ ]

Dated:	[ ]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that for the Relevant Period ending on [ ] (the Specified Relevant Period) the Leverage is [ ]]^

3.	We confirm that the Leverage is [ ], therefore the fee as agreed under the Fee Letter should be [ ] per cent.

4.	[We confirm that no Event of Default is continuing.]*

[We confirm that the following companies constitute Material Companies and WFOEs for the purposes of the Facilities Agreement: [       ].]

Signed
Authorised Signatory

Notes:

^	Only required if delivered with the Annual Financial Statements as at a date which is a Test Date.

*	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

234

Schedule 8

Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Borrower/Security Provider] (the Resigning [Borrower] /[Security Provider]) and [●]

Dated:	[ ]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

1.	Pursuant to clause [28.4] (Resignation of a Borrower)/ [28.5] (Resignation of a Security Provider) of the Facilities Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Security Provider] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

2.	We confirm that:

(a)	[such release is conditional upon repayment or prepayment in full of the Facilities and the payment of all other amounts then due and payable under the Finance Documents;]

(b)	[the Resigning [Borrower] /[Security Provider] is being (or shares or equity interests in the Resigning [Borrower] /[Security Provider] are being) disposed of by way of a Permitted Disposal or Permitted Reorganisation such that the Resigning [Borrower] /[Security Provider] will cease to be a Group Member;]

(c)	[the Super Majority Lenders have consented to the resignation of the Resigning [Borrower] /[Security Provider]]; [or]

(d)	[the Resigning [Borrower] /[Security Provider] is not, or will not be at the time of its cessation as a [Borrower] /[Security Provider], a Material Company under paragraph (b) of that definition.]

3.	We confirm that no Event of Defaulting is continuing.

[•]	[Resigning Obligor]

By:	By:

235

Schedule 10

Timetables7

Loans in Base Currency
The Company or a Borrower requests the Agent to approve a currency as an Optional Currency	-
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	-
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11:00 a.m.
Delivery of a duly completed Selection Notice (Clause 13.1 (Selection of Interest Periods))	U-2 11:00 a.m.

Agent determines in relation to a Utilisation (other than a Utilisation under the Cash Bridge Facility (Tranche B) with Base Currency in RMB) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of applicable Loan in accordance with Clause 5.4 (Lenders’ participation)

U-2 5:00 p.m.

Agent determines in relation to a Utilisation under the Cash Bridge Facility (Tranche B) with Base Currency in RMB the Requested Base Currency Amount of the Cash Bridge Facility (Tranche B) Loan and notifies each Cash Bridge Facility (Tranche B) Lender of the Requested Base Currency Amount of the Cash Bridge Facility (Tranche B) Loan and the amount of its participation in that Requested Base Currency Amount in accordance with Clause 5.4 (Lenders’ participation)

U-3 4:30 p.m.

7 Note: Agent to confirm.

236

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	-	Quotation Day as of 10:00 a.m.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	-	Quotation Day as of 5:50 p.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.1 (Calculation of Reference Bank Rate) (other than a Utilisation under the Cash Bridge Facility (Tranche B) with Base Currency in RMB)

	By 6:00 pm on the Business Day following the Quotation Day	By 6:00 pm on the Business Day following the Quotation Day
LIBOR is fixed (other than a Utilisation under the Cash Bridge Facility (Tranche B) with Base Currency in RMB)	Quotation Day as of 11:00 a.m. (London time)	-

"U"      =      date of Utilisation or, if applicable, in the case where the applicable Loan that has already been made, the first day of the relevant Interest Period.

"U - X"   =      X Business Days prior to U.

237

Schedule 11

Security Principles

1.	Security Principles

General

The Transaction Security to be provided pursuant to the Finance Documents will be given in accordance with these Security Principles and embody recognition by all parties that there may be certain legal and practical difficulties in obtaining Transaction Security from the Parent or Group Members in every jurisdiction in which the Parent and the Group Members are incorporated or resident. Each Transaction Security Document shall state that in the event of a conflict between the terms of that Transaction Security Document and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail and, in the case of conflict between the terms of that Transaction Security Document and this Agreement, the terms of this Agreement shall prevail. Subject to these Security Principles, unless otherwise provided in this Agreement, the obligations to be secured by the Transaction Security are the Secured Liabilities.

Considerations when granting Transaction Security

In relation to any Transaction Security to be provided pursuant to the Finance Documents, such Transaction Security:

(a)	shall not be required to be given to the extent that to do so:

(i)	would breach (or would be reasonably likely to result in a breach of) any legal or regulatory requirement beyond the control of the Parent or any Group Member and which impediment cannot be avoided or removed by taking commercially reasonable steps by the Parent or the Group Members;

(ii)	(A) requires the consent of a certain percentage (the Minimum Consent Requirement) of the holders of shares or equity interests in a Group Member (that is not wholly-owned directly or indirectly by the Company) or, as the case may be, partners in any Joint Venture, in circumstances where: (1) the relevant Group Member’s holding of shares or equity interests or, as the case may be, partnership interest in such non wholly-owned Group Member or Joint Venture, when aggregated with the holding of shares or equity interests or, as the case may be, partnership interest in that non wholly-owned Group Member or Joint Venture (as applicable) held by any other Group Member, is less than the Minimum Consent Requirement; (2) that Group Member has used commercially reasonable endeavours to obtain the consent of the other holder(s) of shares or equity interests in such non wholly-owned Group Member or, as the case may be, partners in such Joint Venture to satisfy the Minimum Consent Requirement; and (3) notwithstanding those endeavours, the Minimum Consent Requirement has not been obtained; or (B) would breach any restriction or provision contained in any joint venture agreement or shareholders’ agreement (other than agreements solely between Group Members and/or Affiliates of Group Members), provided that such restriction or provision was not included primarily so that such Transaction Security would be exempted pursuant to this exception;

(iii)	result (in the reasonable opinion of the relevant Group Member) in the breach or termination of any Joint Venture or other contractual arrangement; or

238

(iv)	would expose any of the directors or officers of the Parent or any Group Member to any risk of personal liability or would conflict with the fiduciary duties of the directors or officers of the Parent or any Group Member (provided that, in each case, the Parent or such Group Member shall use commercially reasonable endeavours to overcome such obstacle if permitted pursuant to applicable law);

(b)	shall only be given (if at all) after taking into account:

(i)	(in the case of Transaction Security) the extent to which such Transaction Security may be unduly burdensome on the Parent or Group Member or interfere with the operation of its business;

(ii)	the practicality of providing and registering such Transaction Security (including, but not limited to, any requirements to enter into parallel loan agreements, facility letters or similar instruments to facilitate registration and any unduly onerous or unusual information requirements in respect of any registration of such Transaction Security) so as to ensure that it is proportionate to the benefit accruing to the Secured Parties (and to the extent that such practicalities are disproportionate to the benefit accruing to the Secured Parties, such Transaction Security or the extent of perfection shall not be given or made);

(iii)	any adverse taxation implications for the Group as a whole;

(iv)	the value of the proposed Transaction Security to the Secured Parties in the light of the whole of the Transaction Security already provided to them at that time;

(v)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles that may limit the ability of the Parent or Group Member to provide any Transaction Security or may require that any Transaction Security be limited by amount and/or scope, provided that the Company will use commercially reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each applicable the Parent or Group Member and to remedy or mitigate any of the other specified limitations including undertaking any whitewash or equivalent procedure (to the extent permitted by law);

(vi)	whether or not perfection of any such Transaction Security (to the extent required) is permissible or possible under applicable law or regulation;

(vii)	the costs to the Parent or the Group of providing such Transaction Security (including (but not limited to) any notarial, registration, translation or other costs) so as to ensure that it is proportionate to the benefit accruing to the Secured Parties (and to the extent that such costs are disproportionate to the benefit accruing to the Secured Parties, such Transaction Security or the extent of perfection shall not be given or made);

239

(viii)	any assets subject to any arrangements with third parties (which arrangements are permitted under the Finance Documents) which prevent those assets from being secured will be excluded from any Transaction Security and any Transaction Security Document, provided that commercially reasonable endeavours for a period of 30 Business Days to obtain consent to the creation of Transaction Security over any such asset shall be used by the Parent or Group Member if such asset is material (and provided that if the Parent or Group Member has used its commercially reasonable endeavours but has not been able to obtain such consent, its obligation to obtain such consent shall cease on the expiry of that 30 Business Days period), and provided further that such arrangements with third parties were not entered into primarily so that such Transaction Security would be exempted pursuant to this exception; and

(ix)	whether any Transaction Security or the entry into any Transaction Security Document would contravene any legal or regulatory prohibition or result in a bona fide risk of personal or criminal liability on the part of any director or officer, and Parent or Group Member will not be required to give any Transaction Security or enter into any Transaction Security Document if this would be the case; and

(c)	Transaction Security shall be given on the basis that:

(i)	(where possible) such Transaction Security will be first ranking and comprise fixed and floating Transaction Security (or the nearest equivalent under applicable law) over all present and future assets of the Parent or Group Members (as the case may be); and

(ii)	(where possible) such Transaction Security will be automatically created over future assets of the same type as those already subject to Transaction Security granted by the Parent or Group Members (as the case may be).

In these Security Principles, cost includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Transaction Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant provider of Transaction Security or any of its direct or indirect shareholders, subsidiaries or Affiliates.

Without limiting paragraphs (a) to (c) above, it is agreed and acknowledged that:

(A)	notwithstanding any of the other provisions of these Security Principles, the Parent shall not be required to grant any Transaction Security other than Transaction Security over its shares in the Company and over the claims owned by it against the Company;

(B)	The Parties acknowledge that the material assets to be subject to any Transaction Security shall (other than under any general floating charge or equivalent or unless otherwise agreed by the Agent and the Company) be limited to: (a) shares and/or equity interests, (b) bank accounts, (c) intercompany receivables (the Asset Principles).

Upon request or to the extent the Security Agent otherwise becomes aware, that Security Agent, the Finance Parties or the Secured Parties, as the case may be, shall promptly discharge and/or release any Transaction Security under any Finance Document to the extent it is or becomes subject to any legal or regulatory prohibition or restriction.

Secured Liabilities

The Secured Liabilities will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

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(b)	to avoid any risk to any of the directors or officers of the Parent or the relevant Group Member that is granting Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability, provided that, in the case of paragraph (a) above, the Parent and/or the relevant Group Member (as the case may be) shall use commercially reasonable endeavours to overcome such obstacle if permitted pursuant to applicable law.

Enforcement

All Transaction Security given by the Parent or Group Members under the Finance Documents shall only be enforceable from and after the occurrence of an Acceleration Event. The Security Agent will only be entitled to exercise a power of attorney under any Finance Document (or related document) following the occurrence of an Acceleration Event or if the relevant the Parent or Group Member has failed to comply with a further assurance or perfection obligation within five Business Days of being so requested by that Security Agent in writing.

Terms of Transaction Security Documents

Where appropriate to do so under local law, terms defined in this Agreement and/or the Intercreditor Agreement shall be incorporated by reference into each Transaction Security Document. The parties to this Agreement agree to negotiate the form of each Transaction Security Document and, where applicable, each Accession Deed in good faith. Unless otherwise required under applicable law, representations in each Transaction Security Document will only relate to the assets to which that Transaction Security relates or the Transaction Security created or purported to be created thereunder and only to the extent they relate to matters of fact with respect to title to the assets which are the subject matter of the security or the validity, registration, priority, perfection or maintenance of the relevant type of security in the relevant jurisdiction and shall not duplicate representations made at the date of execution of that Transaction Security Document by the Parent or Group Member in other Finance Documents or otherwise restrict the use of the assets subject to that Transaction Security to a greater extent than provided for in this Agreement. Unless otherwise required under applicable law, undertakings in each Transaction Security Document additional to those contained in this Agreement will only be included to the extent necessary under local law to create or perfect the Transaction Security and will not impose additional commercial obligations or otherwise restrict the use of the assets subject to that Transaction Security to a greater extent than provided for in this Agreement.

Unless otherwise required under applicable law for the creation or perfection of Transaction Security in accordance with these Security Principles, the Transaction Security Documents will not contain any repetition of provisions of the other Finance Documents, such as notices, costs and expenses, indemnities, Tax gross up and distribution of proceeds (but may, in circumstances where that Transaction Security Document is to be registered, replicate certain covenants contained in this Agreement where to do so would be in the interests of the Secured Parties). Unless granted under a global security document governed by the laws of the jurisdiction of incorporation of the Parent or any Group Member or under the laws of Hong Kong, all Transaction Security shall be governed by the laws of the jurisdiction in which the relevant asset to be made subject to such Transaction Security is located and, where such asset comprises a contract, shall be governed by the governing law of that contract and, save where it is inappropriate under applicable laws, where shares or equity interests are to be made subject to Transaction Security, shall be governed by the laws of the jurisdiction of incorporation or organisation of the entity whose shares or equity interests are being made subject to such Transaction Security. Information, such as lists of assets (or classes or assets, if customary under local law), will be provided if, and only to the extent, required by local law to be provided in order to perfect or register the applicable Transaction Security and, when requested by the Security Agent (acting reasonably), shall be provided annually (unless required more frequently under local law) or, whilst an Event of Default is continuing, on the Security Agent’s reasonable request.

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Onshore Group Members

(a)	To the extent that any Transaction Security over any equity interest in any Onshore Group Member or any Transaction Security to be provided by or in relation to any Onshore Group Member (or the perfection thereof) requires any Group Member to obtain or effect any Authorisation from any Governmental Agency (including registration, filing with or approval by SAFE and SAMR), the relevant Group Member shall only be required to use commercially reasonable endeavours to obtain or effect such Authorisation within 6 Months from the date of the relevant Transaction Security Documents provided that if the relevant Group Member has used its commercially reasonable endeavours and has submitted or failing which, tried to submit all requisite application documents for the purposes of such approval, registration or filing to the relevant Governmental Agencies but has not been able to obtain or effect such Authorisation due to the relevant Governmental Agency’s express refusal to accept the application or registration, its obligations to obtain or effect such Authorisation shall cease on the expiry of that 6-Month period and provided further that (in the case of any refused application or registration by the relevant PRC Governmental Agency) if at any time after the lapse of the 6-Month period mentioned above, due to a Change in Law or a change in practices of the relevant PRC Governmental Agency (including but not limited to SAFE and SAMR) that is publicly announced, any such refused application or registration is accepted by the relevant PRC Governmental Agency, the relevant Group Member shall use its commercially reasonable endeavours to complete such registration with the relevant PRC Governmental Agency as soon as reasonably practicable. Notwithstanding any other provision of any Finance Document, if any such Authorisation is not obtained or effected despite the use of commercially reasonable endeavours to obtain or effect the same under this paragraph, none of any Group Member shall have any responsibility or liability in respect of the same, and no breach of obligation, undertaking or representation and no Default or Event of Default shall arise in connection with or as a result of such failure to obtain or effect such Authorisation (or any adverse effect on the legality, binding nature, validity or enforceability of such security or Transaction Security or any obligation thereunder).

(b)	Without prejudice to paragraph (a) above, the requirement to obtain or effect such Authorisation will be subject to these security principles and the Parent or Group Member will only be required to use commercially reasonable endeavours to obtain or effect such Authorisation, provided that if such Authorisation is not obtained or effected despite the use of commercially reasonable endeavours to obtain or effect the same, none of the Parent or any Group Member shall have any responsibility or liability in respect of the same, and no breach of obligation, undertaking or representation and no Default or Event of Default shall arise in connection with or as a result of such failure to obtain or effect such Authorisation (or any adverse effect on the legality, binding nature, validity or enforceability of such security or Transaction Security or any obligation thereunder). However, the Company and the Security Agent (acting on the instructions of the Majority Lenders) may enter into good faith discussions for a period of not less than 10 Business Days to determine whether there is any alternative means of registering such Transaction Security (including, if each party agrees it is practical and reasonable in the circumstances, extending the timeframe for registration or obtaining the relevant Authorisation) in accordance with applicable law and these Security Principles and, if any alternative means is agreed, the Company shall use its commercially reasonable endeavours to cooperate with the Security Agent to implement it.

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2.	Perfection of Transaction Security

Subject in each case to the paragraph entitled “Onshore Group Members” in Section 1 above, perfection of Transaction Security, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection and priority.

3.	Transaction Security

To the extent legally effective, unless otherwise provided in this Agreement, all Transaction Security shall be granted in favour of the Security Agent on behalf of the Secured Parties and not to the Secured Parties individually. Parallel debt provisions will be used where necessary, and will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents unless required under applicable law. To the extent possible, there should be no action required to be taken in relation to any such guarantee or Transaction Security when any Lender assigns or transfers any of its participation in the Facilities (or any part thereof) to any person.

4.	Bank accounts

Subject to these Security Principles, each Security Provider shall grant Transaction Security (to the extent required under this Agreement) over its bank accounts but shall be free to deal with those bank accounts in the course of its business until an Acceleration Event has occurred (to the extent not expressly prohibited by the terms of this Agreement or the Intercreditor Agreement). If required by local law in order to perfect the Transaction Security, notice of such Transaction Security will be served on the applicable account bank within five Business Days of such Transaction Security being granted. If there is such a requirement, the company granting such Transaction Security shall use its commercially reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of the date of the service of notice. If the relevant Security Provider has used its commercially reasonable endeavours but has not been able to obtain such acknowledgement its obligation to obtain such acknowledgement shall cease on the expiry of that 30 Business Days period. Irrespective of whether notice of such Transaction Security is required for perfection, if the service of such notice would prevent the relevant Security Provider from using a bank account in the course of its business no notice of Transaction Security shall be served unless an Acceleration Event has occurred and the Security Agent (acting on the instructions of the Majority Lenders) expressly requests for such notice to be served. Any Transaction Security over bank accounts shall be subject to any prior Transaction Security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of Transaction Security may request these are waived by the account bank but the relevant Security Provider shall not be required to change its banking arrangements if such Security interests are not waived or only partially waived or waived subject to conditions. If required under local law, Transaction Security over bank accounts will be registered subject to the general principles set out in these Security Principles.

5.	Notwithstanding the above, all parties agree and confirm that (i) there is no concept of account charge or account pledge under the PRC law; and (ii) any account charge or account pledge created over an account opened with an onshore bank (other than OSA accounts or FTN accounts) may not be recognized by the PRC courts. Fixed assets & Inventory

No Transaction Security will be granted over any material fixed assets and its material inventory of the Group.

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6.	Insurance policies

No Transaction Security will be granted over any insurance policy or any proceeds of any insurance policy of the Group.

7.	Intercompany receivables

Subject to these Security Principles, each Security Provider shall grant Transaction Security (to the extent required under this Agreement) over its intercompany receivables from the Parent or other Group Members but shall be free to deal with those receivables in the course of its business until an Acceleration Event has occurred but subject always to the terms of the Finance Documents. Subject to the rest of this paragraph, if required by local law to perfect the Transaction Security, notice of the Transaction Security will be served on the relevant debtor from which such intercompany receivables are owing within five Business Days of the Transaction Security being granted over such intercompany receivables and the Parent or the relevant Group Member shall use its commercially reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of the date of the service of notice. Irrespective of whether notice of the Transaction Security is required for perfection, if the service of such notice would prevent the Parent or Group Member from dealing with an intercompany receivable in the course of its business, no notice of Transaction Security shall be served unless an Acceleration Event has occurred and the Security Agent (acting on the instructions of the Majority Lenders) expressly requests for such notice to be served. If required under local law, Transaction Security over such intercompany receivables will be registered subject to the general principles set out in these Security Principles.

8.	Trade receivables and other material contracts

No Transaction Security will be granted over any material trade receivables and material contracts of the Group.

9.	Shares

To the extent required under this Agreement and subject to these Security Principles , the shares and/or equity interests in each Group Member whose shares and/or equity interests are held by the Parent or another Group Member shall be made subject to Transaction Security. Subject to the rest of this paragraph, until an Acceleration Event has occurred, the Parent or the relevant Group Member will be permitted to retain and to exercise voting rights pertaining to any shares or equity interests over which it has created Transaction Security for a purpose which:

(a)	is not inconsistent with, or would breach the terms of, any Transaction Security Document;

(b)	does not affect the validity or enforceability of the Transaction Security; or

(c)	does not cause an Event of Default to occur,

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and the entity whose shares or equity interests have been made subject to Transaction Security will be permitted to declare and pay dividends or distributions on such shares or equity interests (to the extent not contrary to this Agreement or the Intercreditor Agreement) and the proceeds of such dividends or distributions may be retained or applied by the Parent or the relevant Group Member (to the extent not contrary to this Agreement or the Intercreditor Agreement). Where customary, on, or as soon as reasonably practicable and in any event no later than 30 Business Days after the Transaction Security over such shares or equity interest has been granted (or in the case of shares in the Target, no later than 20 Business Days after the Effective Time), the share certificate(s) representing such shares (if such shares are certificated) and a (stamped, to the extent relevant under applicable law) stock transfer form executed in blank (or local law equivalent) will be provided to the Security Agent and where required by law or when customary the applicable share certificate or shareholders’ register of the entity (whose shares are made subject to Transaction Security) will be endorsed or written up to reflect such Transaction Security, and the endorsed share certificate or a copy of the written up register provided to the Security Agent provided that, in respect of the Transaction Security over the shares in the Company, the share certificate and stock transfer form executed in blank in respect of such shares and the Company’s shareholders’ register endorsed to reflect that Transaction Security shall be provided on or prior to the Initial Utilisation Date. Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been made subject to Transaction Security will be amended to disapply any restriction on the transfer or the registration of the transfer of such shares upon the taking or enforcement of such Transaction Security over such shares. Subject to paragraphs 1(a)(ii) and 1(a)(iii) of this Schedule above, shares or interests in Joint Ventures or non-wholly owned Group Members will not be subject to Transaction Security where such Transaction Security is prohibited or restricted by the terms of any applicable joint venture, partnership or shareholders’ agreement.

10.	Merger Documents

No Transaction Security will be granted over any rights, title and interest in the Merger Documents.

11.	Intellectual Property

No Transaction Security will be granted over any Intellectual Property of the Group.

12.	Release of Transaction Security

Unless required by local law the circumstances in which the Transaction Security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Agreement and/or the Intercreditor Agreement.

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Schedule 12

Form of Increase Confirmation - Cancelled Commitments

To:	[ ] as Agent, [ ] as Security Agent and [●] as Company, for and on behalf of the Parent and each Obligor

From:	[the Increase Lender] (the Increase Lender)

Dated:

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the Agreement) shall take effect as an Increase Confirmation – Cancelled Commitments for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase - Cancelled Commitments) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which such assumption in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the Facilities Agreement as a Lender, and becomes a Lender for the purposes of the each other Finance Document; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 34.2 (Addresses) of the Facility Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of clause 2.2 (Increase - Cancelled Commitments) of the Facilities Agreement.

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

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9.	We refer to clause [●] (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

11.	This Agreement is governed by the laws of Hong Kong and has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation – Cancelled Commitments may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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SCHEDULE

Relevant Commitment/rights and obligations to be assumed
by the Increase Lender

[Insert relevant details (including the Facility to which the Relevant Commitment relates)] [Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation – Cancelled Commitments for the purposes of the Facilities Agreement by the Agent and as a Creditor/Creditor Representative Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Increase Date is confirmed as [ ].

Agent

By:

Security Agent

By:

248

Schedule 13
Forms of Notifiable Debt Purchase Transaction Notice

Part I
Form of Notice of entering into Notifiable Debt Purchase Transaction

To:      [      ] as Agent

From:     [The Lender]

Dated:

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to paragraph (b) of clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates) of the Facilities Agreement. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US$)
Commitment in respect of [identify Facility]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

249

Part II
Form of Notice of Termination of Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[The Lender]

Dated:

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to paragraph (c) of clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates) of the Facilities Agreement. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US$)
Commitment in respect of [identify Facility]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

250

Schedule 14
Additional Facility

Part I
Form of Additional Facility Lender Accession Notice

To:      [●] as Agent and [●] as Security agent

From:      [Proposed Additional Facility Lender]

Dated:     [●]

Dear Sirs,

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Additional Facility Lender Accession Notice for the purpose of the Facilities Agreement and a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Notice unless given a different meaning in this Accession Notice.

2.	[Name of Additional Facility Lender] (the New Additional Facility Lender) of [address/registered office] agrees to become an Additional Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Additional Facility].

3.	On the date the Additional Facility referred to above becomes effective in accordance with Clause 2.3 (Additional Facility) of the Facilities Agreement (the Effective Date), the New Additional Facility Lender shall become:

(a)	party to the Facilities Agreement as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined therein).

In consideration of the New Additional Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Additional Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

4.	The New Additional Facility Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Additional Facility Lender Accession Notice (the "Schedule") in accordance with the terms of the Facilities Agreement.

5.	[New Additional Facility Lender] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:      [●]

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Fax No:            [●]

Attention:       [●]

6.	[insert any other relevant details (if any)]

7.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

8.	This Additional Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Additional Facility Lender Accession Notice and is governed by Hong Kong law.

[Proposed Additional Facility Lender]

By:

This Additional Facility Lender Accession Notice is accepted by the Agent and the Security Agent.

[Agent]

By:

[Security Agent]

By:

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THE SCHEDULE

COMMITMENT TO BE ASSUMED

Administrative details of the New Additional Facility Lender

[insert details of Facility Office, address for notices and payment details etc.]

EXECUTED as a DEED
by [●]

_________________________________

Director/Secretary/Authorised Signatory

_________________________________

Director/Secretary/Authorised Signatory

EXECUTED AS A DEED by [New Additional Facility Lender]8

acting by [Name]

and

[Name]

acting under the authority of that company,

in the presence of:

Witness's signature:

Name:	[●]

Address:	[●]

The accession Effective Date is confirmed by the Agent as [●].

[AGENT]

By:

As Agent

and for and on behalf of each of the parties to the Agreement (other than the Parent, the Company or the Obligors and the New Additional Facility Lender)

[8]	Execution approach to be reviewed at the time of signing to ensure it is appropriate for the relevant Acceding Lender.

253

Part II
Form of Additional Facility Notice for Additional Facility

From:     [Company], [Borrower], [Additional Facility Lenders]

To:      [●] as Agent

Dated:

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an Additional Facility. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

2.	We wish to establish an Additional Facility on the following terms:

Borrower(s):	[●]

Additional Facility Lenders (and allocated commitments):	[●]

Aggregate amount of the commitments of the Additional Facility / Additional Facility Commitment:	[●]

Base Currency:	[●]

Other available/Optional Currencies (if any, as applicable):	[●]

Purpose of Additional Facility:	[●]

Interest rate and basis (if applicable) including Margin or margin ratchet:	[●]

Terms relating to the payment of interest in respect of the Additional Facility:	[●]

Default interest in respect of Unpaid Sums attributable to such Additional Facility:	[●]

Commitment fee (if any) applicable to the Additional Facility:	[●]

Additional Facility Commencement Date:	[●]

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Availability Period:	[●]

Termination Date:	[●]

Term loan facility:	[●]

Amortisation schedule (if any):	[●]

Mandatory prepayment provisions (if any):	[●]

Voluntary cancellation provisions:	[●]

Voluntary prepayment provisions:	[●]

Consolidation and division of loans:	[●]

Applicability of Break Costs:	[●]

Summary of security:	[●]

Conditions to drawdown:	[●]

Other:	[●]][9]

3.	This Additional Facility Notice may be executed in any number of counterparts and this has the same effect as if signatures on such counterparts were on a single copy of this Additional Facility Notice.

4.	This Additional Facility Notice is governed by Hong Kong law.

Yours faithfully

[_____________________________]

[the Company]

By:

Name:

Title:

[9]	Include any other applicable information requests or directions applicable to the Additional Facility or are required by Clause 2.3.

255

[_____________________________]

[Borrower].

By:

Name:

Title:

We confirm that we have agreed to provide the above-mentioned Additional Facility on the terms set out in this Additional Facility Notice and the Facilities Agreement:

Yours faithfully

[_____________________________]

[Additional Facility Lenders]

By:

Name:

Title:

This Additional Facility Notice is accepted as an Additional Facility Notice for the purposes of the Facilities Agreement by the Agent and the Additional Facility Commencement Date in respect of the Additional Facility referred to in this Additional Facility Notice is confirmed as [●]:

Yours faithfully

[_____________________________]

[Agent]

By:

Name:

Title:

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Schedule 15
Form of Confidentiality Undertaking

[Letterhead of seller]

To:       [name of potential purchaser]

Date:      [•]

Dear Sirs

Quantum Bloom Company Ltd - [●] senior facilities agreement dated ______ 2020 (as amended and/or supplemented from time to time, the Facilities Agreement)

We understand that you are considering acquiring an interest in the Facilities Agreement which, subject to the Facilities Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; and

(b)	until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

2.1	We agree that you may disclose to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Facilities Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Facilities Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

257

(b)	with (or through) whom you enter into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Facilities Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation, judicial, supervisory or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Facilities Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information (each such person, a Recipient) destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above. However, you and such Recipients shall not be under any obligation to return, destroy or permanently erase any Confidential Information contained in any:

(a)	work produced by you or any of your Affiliates, your professional advisers or other persons providing services to you, to the extent that any of them are required by any applicable law, rule or regulation or by any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body or stock exchange to retain such work; or

(b)	computer record or file which has been created by or pursuant to any automatic electronic archiving system or IT bank-up procedure.

258

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until:

(a)	if you become a party to the Facilities Agreement as a lender of record, the date on which you become such a party to the Facilities Agreement; or

(b)	in any other case the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No representation; consequences of breach, etc.

You acknowledge and agree that:

(a)	neither we, nor any Group Member nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we or Group Members may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened in writing or actual breach of the provisions of this letter by you.

7.	Entire Agreement: no waiver, amendments, etc.

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price- sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other Group Member.

259

10.	Third Party Rights

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the Third Parties Ordinance) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Ordinance.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing law and jurisdiction

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by Hong Kong law.

11.2	The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non- contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Facilities Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facilities and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facilities by us or any of our Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our Affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Group means the Company and its subsidiaries for the time being (as such term is defined in the Companies Ordinance (Cap. 622)).

Permitted Purpose means considering and evaluating whether to enter into the Acquisition.

260

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

________________

For and on behalf of

[Seller]

To:      [Seller]

The Company and each other Group Member

We acknowledge and agree to the above:

________________

For and on behalf of

[Potential Purchaser]

261

Schedule 16

Group Structure Chart

262

Schedule 17

Approved Banks

1.	Agricultural Bank of China
2.	Australia and New Zealand Bank
3.	Bank of America
4.	Bank of China
5.	Bank of Communication
6.	Bank of Shanghai
7.	China Construction Bank
8.	China Merchants Bank
9.	China Minsheng Bank
10.	CTBC Bank Co., Ltd.
11.	Citibank
12.	CITIC
13.	Dalian Bank
14.	Guangzhou Rural Commercial Bank
15.	HSBC
16.	Industrial and Commercial Bank of China
17.	Industrial Bank
18.	Jiangsu Bank
19.	JP Morgan Chase Bank
20.	Luzhou Commercial Bank
21.	Pinan Bank
22.	Postal Saving Bank
23.	Shanghai Pudong Development Bank
24.	Shenzhen Rural Commercial Bank
25.	Société Générale
26.	Standard Chartered Bank
27.	Cathay United Bank, Co., Ltd.
28.	Taipei Fubon Commercial Bank Co., Ltd.
29.	Barclays Bank
30.	ING
31.	Silicon Valley Bank

263

Signatures

The Parent

QUANTUM BLOOM GROUP LTD

By	/s/ Cheung Lun Julian CHENG

Address:	Building 105, 10 Jiuxianqiao North Road Jia Chaoyang District, Beijing 100015 People’s Republic of China
Attention:	Mr. Jinbo Yao

With a copy to:

Kirkland & Ellis LLP

Address:	26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong
Email:	daniel.dusek@kirkland.com; jacqueline.zheng@kirkland.com
Tel:	+852 3761 3300

[Project Haven - Signature Page to the Facilities Agreement]

The Company

QUANTUM BLOOM COMPANY LTD

By	/s/ Cheung Lun Julian CHENG

Address:	Building 105, 10 Jiuxianqiao North Road Jia Chaoyang District, Beijing 100015 People’s Republic of China

Attention:	Mr. Jinbo Yao

With a copy to:

Kirkland & Ellis LLP

Address:	26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong

Email:	daniel.dusek@kirkland.com; jacqueline.zheng@kirkland.com

Tel:	+852 3761 3300

[Project Haven - Signature Page to the Facilities Agreement]

The Sole Original Mandated Lead Arranger

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Joint Mandated Lead Arranger

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行 )

By	/s/ Shunhua Shi

Address:	Floor 14, No.1088 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-20777807
Attention:	Wang Tianjie (王天捷)
Tel:	+86 18621788200
Email:	tianjie@cmbchina.com

[Project Haven - Signature Page to the Facilities Agreement]

The Arranger

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行)

By	/s/ Weichun Xia

Address:	No. 1 Jilong Road, Pudong New Area, Shanghai, China
Fax:	N/A
Attention:	Li Yong (李勇), Shi Yuan (时媛)
Tel:	+86 13951636167, +86 18221908319
Email:	materli@cib.com.cn, shiyuan@cib.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Arranger

PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行)

By	/s/ Zhaohui Zhang

Address:	No.1333 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-38852093
Attention:	Chen Yingqiu (陈莹秋)
Tel:	+86 13816262900
Email:	chenyingqiu452@pingan.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Initial Term Facility Lender

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Initial Term Facility Lender

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行 )

By	/s/ Shunhua Shi

Address:	Floor 14, No.1088 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-20777807
Attention:	Wang Tianjie (王天捷)
Tel:	+86 18621788200
Email:	tianjie@cmbchina.com

[Project Haven - Signature Page to the Facilities Agreement]

The Original Initial Term Facility Lender

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行)

By	/s/ Weichun Xia

Address:	No. 1 Jilong Road, Pudong New Area, Shanghai, China
Fax:	N/A
Attention:	Li Yong (李勇), Shi Yuan (时媛)
Tel:	+86 13951636167, +86 18221908319
Email:	materli@cib.com.cn, shiyuan@cib.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Initial Term Facility Lender

PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行)

By	/s/ Zhaohui Zhang

Address:	No.1333 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-38852093
Attention:	Chen Yingqiu (陈莹秋)
Tel:	+86 13816262900
Email:	chenyingqiu452@pingan.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche A) Lender

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche A) Lender

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行 )

By	/s/ Shunhua Shi

Address:	Floor 14, No.1088 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-20777807
Attention:	Wang Tianjie (王天捷)
Tel:	+86 18621788200
Email:	tianjie@cmbchina.com

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche A) Lender

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行)

By	/s/ Weichun Xia

Address:	No. 1 Jilong Road, Pudong New Area, Shanghai, China
Fax:	N/A
Attention:	Li Yong (李勇), Shi Yuan (时媛)
Tel:	+86 13951636167, +86 18221908319
Email:	materli@cib.com.cn, shiyuan@cib.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche A) Lender

PING AN BANK CO., LTD., SHANGHAI BRANCH (平安银行股份有限公司上海分行)

By	/s/ Zhaohui Zhang

Address:	No.1333 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-38852093
Attention:	Chen Yingqiu (陈莹秋)
Tel:	+86 13816262900
Email:	chenyingqiu452@pingan.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche B) Lender

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche B) Lender

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行 )

By	/s/ Shunhua Shi

Address:	Floor 14, No.1088 Lujiazui Ring Road, Pudong New Area, Shanghai, China
Fax:	+86 021-20777807
Attention:	Wang Tianjie (王天捷)
Tel:	+86 18621788200
Email:	tianjie@cmbchina.com

[Project Haven - Signature Page to the Facilities Agreement]

The Original Cash Bridge Facility (Tranche B) Lender

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行)

By	/s/ Weichun Xia

Address:	No. 1 Jilong Road, Pudong New Area, Shanghai, China
Fax:	N/A
Attention:	Li Yong (李勇), Shi Yuan (时媛)
Tel:	+86 13951636167, +86 18221908319
Email:	materli@cib.com.cn, shiyuan@cib.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Agent

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]

The Security Agent

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. SHANGHAI BRANCH (上海浦东发展银行股份有限公司上海分行)

By	/s/ Sunan Wang

Address:	No.855 Changning Road, Changning District, Shanghai, China
Fax:	N/A
Attention:	Huizi HU (胡慧子) and Shuli WANG (王姝力)
Tel:	+86 15021732388, +86 15201928505
Email:	huhz1@spdb.com.cn, WangSL02@spdb.com.cn

[Project Haven - Signature Page to the Facilities Agreement]